UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2010

PERNIX THERAPEUTICS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-14494	33-0724736
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33219 Forest West Street Magnolia, TX	77354
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 934-1825

Golf Trust of America, Inc.
 10 N. Adger’s Wharf
 Charleston, SC  29401
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

i

Cautionary Statement Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. The Registrant desires to take advantage of these “safe harbor” provisions with regard to the forward-looking statements in this Form 8-K and in the documents that are incorporated herein by reference. These forward-looking statements reflect our current views with respect to future events and financial performance. Specifically, forward-looking statements may include:

•	projections of revenues, expenses, income, income per share, net interest margins, asset growth, loan production, asset quality, deposit growth and other performance measures;

•	statements regarding expansion of operations, including entrance into new markets and development of products; and

•	statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements express our best judgment based on currently available information and we believe that the expectations reflected in our forward-looking statements are reasonable.

By their nature, however, forward-looking statements often involve assumptions about the future. Such assumptions are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. As such, we cannot guarantee you that the expectations reflected in our forward-looking statements actually will be achieved. Actual results may differ materially from those in the forward-looking statements due to, among other things, the following factors:

•	changes in general business, economic and market conditions;

•	volatility in the securities markets generally or in the market price of the Registrant’s stock specifically; and

•	the risks outlined below in the section entitled “Risk Factors.”

We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date of this Form 8-K. Except as required by law, the Registrant does not undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

Overview

Effective March 9, 2010, pursuant to an Agreement and Plan of Merger dated October 6, 2009 (the “Merger Agreement”), by and among Golf Trust of America, Inc. (currently known as Pernix Therapeutics Holdings, Inc.), a Maryland corporation (“Registrant”), GTA Acquisition, LLC, a Louisiana limited liability company (“Transitory Subsidiary”) and Pernix Therapeutics, Inc., a Louisiana corporation (“Pernix”), Pernix merged with and into Transitory Subsidiary, with Transitory Subsidiary surviving the merger, and became a wholly-owned subsidiary of the Registrant (the “Merger”).  The acquisition of Pernix is treated as a reverse acquisition for accounting purposes, and the business of Pernix became the business of the Registrant as a result thereof.

On March 8, 2010, the Registrant announced that its board of directors unanimously approved a reverse split of its common stock at a ratio of one share for each two shares outstanding immediately prior to the reverse split.  At the closing of the Merger and after giving effect to the reverse split, each outstanding share of Pernix common stock was converted into 104,500 shares of the Registrant’s common stock.  Upon consummation of the Merger, the stockholders of Pernix received an aggregate of 20,900,000 shares of the Registrant’s common stock, representing approximately 84% of the aggregate common stock of the Registrant outstanding.

Effective at the closing of the Merger, and as approved by the Registrant’s stockholders at a special meeting held on March 8, 2010 (the “Special Meeting”), the Registrant’s name was changed to Pernix Therapeutics Holdings, Inc.  Trading of the combined companies’ common stock commenced on the NYSE Amex under the symbol “PTX” on March 10, 2010.

Pursuant to the Merger Agreement, Jonathan Couchman, Jay Gottlieb and William Vlahos submitted their resignation as directors of the Registrant, and James Smith, Cooper Collins and Anthem Blanchard were appointed to serve as members of the Registrant’s board of directions, effective with the close of the Merger on March 9, 2010.  Accordingly, at the closing of the Merger, the Registrant’s board consists of Messrs. Smith, Cooper and Blanchard, and Michael C. Pearce and Jan Loeb.  Mr. Pearce continues to serve as Chairman of the Registrant’s board, and resigned as President and Chief Executive Officer of the Registrant effective with the close of the Merger.  At that time, Mr. Collins was appointed President and Chief Executive Officer, and Mike Venters was appointed Executive Vice President of Operations.  Tracy Clifford continues to serve as the Registrant’s Chief Financial Officer.

On March 10, 2010, the Board of Directors appointed the following members to the Registrant’s corporate governance committees:  (i) Audit-Jan Loeb (Chair) and James Smith; Nominations-James Smith (Chair), Jan Loeb and Anthem Blanchard; and (iii) Compensation-James Smith (Chair), Jan Loeb and Anthem Blanchard.

The issuance of shares of the Registrant’s common stock in the Merger was made in an unregistered offering, in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, which exempts transactions by an issuer not involving a public offering.  These securities may not be offered or sold in the United States absent registration or an applicable exemption from registration.  Reliance on Section 4(2) was based primarily on the following factors:

i)	the offer was limited to the five former stockholders of Pernix, all of whom served as officers or directors of Pernix;
ii)	each of Pernix’s former stockholders are sophisticated investors and had available to them all information necessary to make an informed investment decision regarding the Merger;
iii)	each of Pernix’s former stockholders was an active participant in considering the merits and risks of the Merger;
iv)	the Merger was a negotiated transaction, as opposed to a widespread offering;
v)	there was no public solicitation; and
vi)
the substantial contractual restrictions on resale by the former stockholders of Pernix ensure they will not be deemed to be underwriters.  For a description of these contractual restrictions, see the section of the Registrant’s Definitive Proxy Statement filed with the SEC on February 8, 2010 titled “The Merger- Agreements with Pernix Stockholders and GTA Officers and Directors,” which is incorporated herein by reference.

The remaining information in response to this Item 2.01 is keyed to the Item numbers of Form 10.  Except as otherwise indicated by the context, references to “the Company”,  “we”, “us” or “our” hereinafter in this Form 8-K are to the consolidated business of Pernix, except that references to “our common stock”, “our shares of common stock” or “our capital stock” or similar terms shall refer to the common stock of the Registrant.

ITEM 1. DESCRIPTION OF BUSINESS

Introduction

Pernix Therapeutics, Inc. is a growing and profitable specialty pharmaceutical company focused on developing and commercializing branded pharmaceutical products to meet unmet medical needs primarily in pediatrics. Our goal is to build a broad portfolio of products through a combination of internal development, acquisition and in-licensing activities, and to utilize our sales force to promote our products in our target markets.

We utilize unique formulations and drug delivery technologies for existing drug compounds to improve patient care by increasing patient compliance and reducing adverse side effects relative to existing therapies. Additionally, we focus our product development strategy on placing solid intellectual property around our products to protect our investment. We have acquired substantially all of the intellectual property associated with our products through license agreements.

Since our inception in 1999, we have assembled a product portfolio that currently includes six marketed product lines consisting of 14 products. Our ALDEX product line currently includes ALDEX AN, ALDEX CT, ALDEX D and ALDEX DM, which are oral antihistamine/decongestant/antitussive (cough suppressant) combinations indicated for the treatment of allergies and symptoms of the common cold. PEDIATEX TD is also an oral antihistamine/decongestant combination indicated for the treatment of respiratory allergies. Z-COF 8DM is an oral decongestant/expectorant/ cough suppressant indicated for the treatment of allergies and symptoms of the common cold. The BROVEX line currently includes BROVEX PEB, BROVEX PEB DM, BROVEX PSB, BROVEX PSB DM, BROVEX PSE and BROVEX PSE DM, which are oral antihistamine/decongestant/antitussive (cough suppressant) combinations indicated for the treatment of allergies and symptoms of the common cold. In February 2009, we introduced our first medical food product, REZYST IM. REZYST IM is a chewable tablet probiotic indicated to replace active cultures that are destroyed by diet and antibiotics and to reduce symptoms associated with irritable bowel syndrome and various gastrointestinal issues. Our second medical food product, QUINZYME, was launched in July 2009. QUINZYME is a 90 mg ubiquinone smooth dissolve tablet for patients with depleted ubiquinone levels and for patients on statin therapy. In addition to our own product portfolio, we have entered into co-promotion agreements with various parties to market certain of their products in return for commissions or percentages of revenue on the sales we generate. As of March 9, 2010, we marketed three products under co-promotion agreements. These co-promotion agreements did not contribute to a material part of our net sales for fiscal year 2009 but may in the future.

Some of our products are marketed without an FDA-approved marketing application because we consider them to be identical, related or similar to products that have existed in the market without an FDA-approved marketing application, and which were thought not to require pre-market approval, or which were approved only on the basis of safety, at the time they entered the marketplace, subject to FDA enforcement policies established with the FDA’s Drug Efficacy Study Implementation, or DESI, program. For a more complete discussion regarding FDA drug approval requirements, please see Item 2 - “Risks Related to Pernix- Some of Pernix’s specialty pharmaceutical products are now being marketed without FDA approvals.”

Our sales force, which consists of 32 full-time sales representatives and 2 regional sales directors as of March 9, 2010, promotes our products in approximately 30 states in the U.S. Our sales force is supported by six senior managers and six administrative staff. Our sales management team consists of pharmaceutical industry veterans experienced in management, business development, and sales and marketing, and has an average of nine years of sales management experience.

For the fiscal years ended December 31, 2008 and 2009, our net sales were $20.7 million and $27.9 million, respectively, and our income before income taxes and non-controlling interest was $7.6 million and $9.2 million, respectively.

Products and Product Candidates

Products

We promote our products through our own direct sales force. The table below provides information on our product portfolio as of December 31, 2009:

Marketed Products	Active Pharmaceutical Ingredient	Method of Administration	Primary Indication	Gross Sales Year Ended 12/31/2009	Gross Sales Year Ended 12/31/2008

ALDEX AN	Doxylamine Succinate	Oral Tablet	Allergies and Congestion	$ 640,833	$ 939,431

ALDEX CT	Diphenhydramine HCI and Phenylephrine HCI	Oral Tablet	Allergies and Congestion	3,665,890	2,569,395

ALDEX D	Pyrilamine Maleate and Phenylephrine HCI	Liquid	Allergies and Congestion	7,596,143	4,129,828

ALDEX DM	Pyrilamine Maleate Phenylephrine HCI, Dextromethorphan	Liquid	Allergies, Congestion and Cough	6,487,126	10,003,313

PEDIATEX TD	Triprolidine and Pseudoephedrine	Liquid	Allergies and Congestion	5,699,099	1,465,768

Z COF 8 DM	Dextromethorphan, Pseudoephedrine and Guaifenesin	Liquid	Nasal Congestion, Chest Congestion and Cough	7,756,320	6,742,855

BROVEX PEB	Phenylephrine HCI and Brompheniramine Maleate	Liquid	Congestion and Allergies	429,072	-----

BROVEX PEB DM	Phenylephrine, Brompheniramine Maleate and Dextromethorphan	Liquid	Congestion, Allergies and Cough	2,601,823	-----

BROVEX PSB	Pseudoephedrine and Brompheniramine Maleate	Liquid	Congestion and Allergies	413,341	-----

BROVEX PSB DM	Pseudoephedrine HCI, Brompheniramine Maleate and Dextromethorphan	Liquid	Congestion, Allergies and Cough	1,599,615	-----

BROVEX PSE	Pseudoephedrine HCI and Brompheniramine Maleate	Oral Tablet	Congestion and Allergies	143,564	-----

BROVEX PSE DM	Pseudoephedrine HCI, Brompheniramine Maleate and Dextromethorphan	Oral Tablet	Congestion, Allergies and Cough	601,665	-----

REZYST IM	Lactobacillus and Bifidobacterium	Oral Table	Immune and GI Health	284,880	-----

QUINZYME	Ubiquinone 58b	Oral Tablet	Ubiquininone Levels	55,077	-----

ALDEX Line. ALDEX is a line of prescription antihistamines, decongestants and cough suppressants that are indicated for the temporary relief of respiratory allergies, allergic rhinitis and symptoms of the common cold. We also market and promote other lines of antihistamines, decongestants and cough suppressants under the PEDIATEX, Z-COF and BROVEX brands. We launched our ALDEX product line in the third quarter of 2006. Our gross sales of ALDEX products were approximately $17.6 million in 2008 and $18.4 million in 2009, representing approximately 67% and 48% of our gross sales for those periods respectively.

Product Description. We sell the following ALDEX products.

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Aldex AN. ALDEX AN is an antihistamine/decongestant combination administered orally in a chewable tablet form containing the active pharmaceutical ingredient, or API, doxylamine succinate. It is indicated for the temporary relief of runny nose, sneezing, itching of nose or throat, itchy, watery eyes due to hay fever or other respiratory allergies.

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Aldex CT. ALDEX CT is an antihistamine/decongestant combination administered orally in a chewable tablet form containing the API diphenhydramine HCl and phenylephrine HCl. It is indicated for the temporary relief of nasal and sinus congestion, sneezing, runny nose, and watery eyes that occur from respiratory allergies.

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Aldex D. ALDEX D is an antihistamine/decongestant combination for oral administration as a suspension. Each 5mL dose contains the API phenylephrine HCI and pyrilamine maleate. It is indicated for the symptomatic relief of coryza and nasal congestion associated with the common cold, sinusitis, allergic rhinitis and other upper respiratory tract conditions.

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Aldex DM. ALDEX DM is an antihistamine/nasal decongestant/antitussive combination for oral administration as a suspension. Each 5mL dose contains the API phenylephrine HCI, pyrilamine maleate and dextromethorphan HBr. It is indicated for the symptomatic relief of coryza, nasal decongestion, and cough associated with the common cold, sinusitis, allergic rhinitis, and other upper respiratory tract conditions.

Market Opportunity. According to the American Academy of Allergy Asthma and Immunology, at least 35.9 million people have seasonal allergic rhinitis, accounting for $4.5 billion spent on direct care. The AAAI also states that allergic disease affects more than 20% of the population, is the 5th leading chronic disease in the U.S. among all ages and is the 3rd leading chronic disease among children under 18 years old.

The U.S. oral antihistamine/decongestant market is fairly fragmented with numerous branded and generic antihistamines and decongestants. Pharmacists typically fill prescriptions for antihistamines and decongestants with generic products when available.

Four commonly used first generation antihistamines are diphenhydramine, doxylamine, pyrilamine and triprolidine. Diphenhydramine and doxylamine belong to the ethanolamines class of antihistamines, are potent and effective H-1 blockers that possess significant anticholinergic activity and have a pronounced tendency to induce sedation. Pyrilamine belongs to the ethylenediamines class of antihistamines. The drugs in this group are potent and effective H-1 receptor blocking agents that inhibit the actions of histamine on smooth muscle, capillary permeability, and can both stimulate and depress the central nervous system. Pyrilamine also possesses significant anticholinergic properties. It is one of the least sedating first generation antihistamines. Triprolidine belongs to the alkylamines class of antihistamines. The drugs in this group are potent and effective H-1 blockers which tend to produce more central nervous system stimulation and less drowsiness than other 1st generation antihistamines.

The two most commonly used decongestants are phenylephrine and pseudoephedrine. Phenylephrine is found in over-the-counter (OTC) treatments, such as Johnson and Johnson’s Sudafed PE, Wyeth’s Robitussin® CF, McNeil-PPC, Inc.’s Tylenol® Sinus and Novartis Consumer Health Inc.’s Theraflu®. Pseudoephedrine is found in OTC treatments, such as Johnson and Johnson’s Sudafed®, Burroughs Wellcome Fund’s Actifed®, GlaxoSmithKline plc’s Contac® and Schering-Plough HealthCare Products Inc’s Claritin®-D.

We believe that sales of antihistamines, decongestants, and cough suppressants that contain pyrilamine and phenylephrine will continue to grow significantly over the next several years as a percentage of the overall prescription antihistamine, decongestant, and cough suppressant market.

Other Treatments. Other branded prescription antihistamine, decongestant, and cough suppressants marketed in the United States that compete with our ALDEX line include WraSer Pharmaceutical’s VazoTab®, VazoBIDTM and VazoTan®; Atley Pharmaceutical Inc.’s Sudal®-12 and ATuss® DS; and Centrix Pharmaceutical Inc.’s Dicel®.

Differentiators. The ALDEX line is indicated for the temporary relief of respiratory allergies, allergic rhinitis and symptoms of the common cold. In addition to its indications, it has the following benefits and differentiators:

•	Our ALDEX products incorporate the patented drug delivery technology developed by Kiel Laboratories.

•	Because of the rapid onset of first generation antihistamines like doxylamine, found in ALDEX AN, symptomatic relief is almost immediate.

•	ALDEX CT contains the API diphenhydramine, one of the oldest, most effective antihistamines on the market. It is well known and trusted by doctors.

•	ALDEX D and ALDEX DM both contain the API pyrilamine, one of the least sedating first generation antihistamines available.

Intellectual Property. The ALDEX line incorporates a patent protected drug delivery technology owned by Kiel Laboratories, Inc. The patents have claims for preparing a control delivery technology; one is for liquid and semi-solid dosage forms and the other for tablet, capsule, and solid dosage forms. Please see the “Patents” section of this Item 1 for a more detailed description of the patents associated with the ALDEX line of products. See the “License and other Agreements” section of this Item 1 for a description of our rights to Kiel’s intellectual property.

PEDIATEX Line. Currently the only product that we promote in our PEDIATEX line is PEDIATEX TD. PEDIATEX TD is a prescription antihistamine/nasal decongestant combination liquid for oral administration. Each 1mL dose contains the API Tripolidine HCI and Pseudoephedrine HCI. Tripolidine HCl is a first generation antihistamine in the alkylamine class. Pseudoephedrine, a decongestant, is a sympathomimetic, which acts predominantly on alpha-adrenergic receptors in the mucosa of the respiratory tract, producing vasoconstriction and having minimal effect on beta-receptors. It therefore functions as an oral nasal decongestant with minimal central nervous system stimulation. This decongestant also increases sinus drainage and secretions. PEDIATEX TD is indicated for the relief of runny nose, sneezing, itching of nose and throat, itchy, watery eyes due to hay fever or other respiratory allergies. We launched PEDIATEX TD in August 2008. Our gross sales of PEDIATEX TD were approximately $1.5 million in 2008 and $5.7 million in 2009, representing approximately 6% and 15% of our gross sales for those periods, respectively.

Market Opportunity. See “Market Opportunity” in the discussion of our ALDEX product line above.

Other Treatments. Some of PEDIATEX TD’s prescription competitors are Tiber Laboratories, LLC’s AccuHist TD® and JAYMAC Pharmaceuticals, LLC’s J-Tan D PD®.

Differentiators. In addition to its indications, PEDIATEX TD has the following benefits and differentiators:

•
PEDIATEX TD is effective for the relief of perennial and seasonal allergic rhinitis, vasomotor rhinitis, nasal congestion due to the common cold, hay fever or other respiratory allergies, and nasal congestion associated with sinusitis. Its antihistamine is a potent agent with a rapid onset and long duration of action.

PEDIATEX TD, which utilizes Kiel’s patented drug delivery technology, can be used two to four times per day, which is advantageous to caregivers with children either at home or in day care.

•
The product has a unique safety mechanism that helps to prevent overdose. The bottle adapter and calibrated syringe are included in each sample and prescription bottle, ensuring safety precautions are taken before the caregiver doses the patient.

Intellectual Property. The PEDIATEX line incorporates Kiel’s patent protected drug delivery technology. The patents have claims for preparing a control delivery technology; one is for liquid and semi-solid dosage forms and the other for tablet, capsule, and solid dosage forms. Please see the “Patents” section of this Item 1 for a more detailed description of the patents associated with the PEDIATEX line of products. See the “License and other Agreements” section of this Item 1 for a description of our rights to Kiel’s intellectual property.

BROVEX Line. The BROVEX Line is a line of prescription antihistamine combinations with the API brompheniramine maleate, part of the first generation class of antihistamines called alkylamines that are indicated for the temporary relief of sneezing, itchy, watery eyes, itchy nose or throat, and runny nose due to hay fever or other respiratory allergies. BROVEX was acquired by Pernix in June 2009. Gross sales of BROVEX products were approximately $5.8 million in 2009, or approximately 15% of our gross sales.

Product Description. We market and sell the following BROVEX products.

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BROVEX PEB. BROVEX PEB is an antihistamine/decongestant combination administered orally in a liquid form containing the API phenylephrine HCl, a decongestant, and brompheniramine maleate, an antihistamine. It is indicated for the temporary relief of nasal and sinus congestion, sneezing, runny nose, and watery eyes that occur from seasonal and perennial allergic rhinitis.

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BROVEX PEB DM. BROVEX PEB DM is an antihistamine/decongestant/antitussive combination administered orally in a liquid form containing the active pharmaceutical ingredients phenylephrine, brompheniramine maleate and dextromethorphan, an antitussive. It is indicated for the relief of nasal and sinus congestion, coughing, sneezing, runny nose, and watery eyes that occur from seasonal and perennial allergic rhinitis or the common cold.

•
BROVEX PSB. BROVEX PSB is an antihistamine/decongestant administered orally in a liquid form containing the active pharmaceutical ingredients pseudoephedrine HCl, a decongestant, and brompheniramine maleate, an antihistamine. It is indicated for the temporary relief of nasal and sinus congestion, sneezing, runny nose, and watery eyes that occur from seasonal and perennial allergic rhinitis.

•
BROVEX PSB DM. BROVEX PSB DM is an antihistamine administered orally in a liquid form containing the active pharmaceutical ingredients pseudoephedrine HCl, a decongestant, brompheniramine maleate, an antihistamine and dextromethorphan, an antitussive. It is indicated for the temporary relief of nasal and sinus congestion, coughing, sneezing, runny nose, and watery eyes that occur from seasonal and perennial allergic rhinitis or the common cold.

•
BROVEX PSE. BROVEX PSE is an antihistamine administered orally in tablet form containing the active pharmaceutical ingredients pseudoephedrine HCl, a decongestant, and brompheniramine maleate, an antihistamine. It is indicated for the temporary relief of nasal and sinus congestion, sneezing, runny nose, and watery eyes that occur from seasonal and perennial allergic rhinitis.

•
BROVEX PSE DM. BROVEX PSE DM is an antihistamine administered orally in tablet form containing the active pharmaceutical ingredients pseudoephedrine HCl, a decongestant, brompheniramine maleate, an antihistamine, and dextromethorphan, an antitussive. BROVEX PEB current suggested dosage is 1 tablet four times a day for ages 6 and up. It is indicated for the temporary relief of nasal and sinus congestion, coughing, sneezing, runny nose, and watery eyes that occur from seasonal and perennial allergic rhinitis or the common cold.

Market Opportunity. See “Market Opportunity” in the discussion of our ALDEX product line above.

Other Treatments. Other treatment options available are Tiber Laboratories, LLC’s Histex PD 12 ®, Pamlab LLC’s Palgic ®, McNeil-PPC, Inc’s Zyrtec ® and WraSer Pharmaceuticals’ Vazol-D ®.

Differentiators. In addition to its indication, BROVEX has the following benefits and differentiating factors:

•	The API brompheniramine maleate is in the least sedating class of antihistamines called alkylamines.

•	First generation antihistamines are more effective in treating allergies than second generation antihistamines.

•	Alkylamines have moderate anticholinergic effects.

•	It has a well known API, brompheniramine maleate, which doctors feel comfortable prescribing.

•	It has analgesic-sparing effects on opioid analgesics, which reduce codeine and hydrocodone requirements by 10 to 35%.

Intellectual Property. The BROVEX line is covered by trademark protection, and we acquired the trademarks in June 2009. We acquired BROVEX primarily as a defensive strategy against a competitor attempting to market a generic version of our Z-COF line, which we believe violated our intellectual property.

Z-COF Line. Currently, the only product that we promote in our Z-COF line is Z-COF 8DM. Z-COF 8DM is a prescription alcohol-free antitussive/decongestant/expectorant suspension indicated for the treatment of nasal congestion, chest congestion and cough that can lead to sinusitis. We launched Z-COF 8DM in 2008 to replace Z-COF 12DM, which we discontinued at the end of 2007. Each 5mL dose contains the API dextromethorphan hydrobromide, pseudoephedrine HCl and guaifenesin. Dextromethorphan is an antitussive agent, which unlike the isomeric levorphanol has no analgesic or addictive properties. The drug acts as centrally and elevates the threshold for coughing. It is approximately equal to codeine in depressing the cough reflex. In therapeutic dosage dextromethorphan does not inhibit ciliary activity. Dextromethorphan is rapidly absorbed from the gastrointestinal tract, metabolized by the liver and excreted primarily in the urine. Pseudoephedrine, a decongestant, is discussed in more detail in the PEDIATEX TD section of this document. This decongestant also increases sinus drainage and secretions. Guaifenesin is an expectorant, which increases the output of phlegm and bronchial secretions by reducing adhesiveness and surface tension. The increased flow of less viscid secretions promotes ciliary actions and changes a dry, unproductive cough to one that is more productive and less frequent.

Z-COF 8DM is indicated for the temporary relief of nasal congestion and dry non-productive cough associated with the common cold and other respiratory allergies. Gross sales of Z-COF 12DM were approximately $7.0 million in 2007, or approximately 36% of our gross sales for the period. Our gross sales of Z-COF 12DM were approximately $0.7 million in 2008, or approximately 3% of our gross sales. Our gross sales of Z-COF 8DM were approximately $6.7 million in 2008 and $7.8 million in 2009, representing approximately 26% and 20% of our gross sales for those periods respectively. We intend to discontinue marketing Z-COF 8 DM and launch a new Z-COF product currently in our product candidate pipeline during 2010.

Market Opportunity. See “Market Opportunity” in the discussion of our ALDEX product line above.

Other treatments. Similar treatments to Z COF 8DM include OTC treatments, such as Johnson and Johnson’s Sudafed®, Wyeth’s Robitussin® DAC and Robitussin® AC and Reckitt Benckiser Group plc’s Mucinex®. Additionally, Z COF 8DM’s prescription competitors include Centrix Pharmaceutical Inc.’s Tenar® DM, Laser Pharmaceuticals, LLC’s Donatussin® DM and Lorens Pharmaceutical International Division Inc.’s Tusnel® DM.

Differentiators. Z-COF 8DM suspension is indicated for the temporary relief of nasal congestion and dry non-productive cough associated with the common cold and other respiratory allergies. It also helps drainage of the bronchial tubes by thinning mucous. In addition to its indication, Z-COF 8DM has several differentiating factors:

•	It utilizes Kiel’s patented drug release delivery technology.

•	It has twice the guaifenesin of many competitive products.

•	Dextromethorphan, an effective antitussive, is not a controlled substance like codeine or hydrocodone.

•	It can be taken during the day and a narcotic cough suppressant can be taken at night, helping the patient rest.

•
It does not contain an antihistamine. If the patient is on a daily maintenance antihistamine like Schering-Plough HealthCare Products Inc’s Clarinex® or McNeil-PPC, Inc.’s Zyrtec®, the doctor can add Z-COF 8DM to treat new symptoms of nasal and chest congestion accompanied with a cough without interrupting allergy therapy.

•	It is sugar and alcohol free.

Intellectual Property. The Z-COF line incorporates Kiel’s patent protected drug delivery technology. The patents have claims for preparing control delivery technology; one is for liquid and semi-solid dosage forms and the other for tablet, capsule, and solid dosage forms. Please see the “Patents” section of this Item 1 for a more detailed description of the patents associated with the Z-COF line of products. See the “License and other Agreements” section of this Item 1 for a description of our rights to Kiel’s intellectual property.

REZYST Line. Currently the only product that we promote in our REZYST line is REZYST IM. REZYST IM is a prescription probiotic chewable tablet formulated to replace active bacterial cultures that are destroyed by diet and antibiotics. Each 150 mg tablet contains the API lactobacillus acidophilus and bifidobacterium, bacteria with probiotic characteristics. The Food and Agriculture Organization (FAO) and the World Health Organization (WHO) define probiotics as “live microorganisms which when administered in adequate amounts, confer a beneficial health effect on the host.” Generally speaking, probiotics refers to dietary supplements or foods that contain beneficial bacteria similar to those normally in the body. REZYST IM current suggested dosage is 1 tablet per day. We launched REZYST IM in February 2009. Gross sales of REZYST IM were less than 1% of gross sales in 2009.

Market Opportunity. We believe the U.S. probiotic industry is approximately $1 billion annually. Probiotics are most often ingested by mouth and can be obtained from foods or supplements. In addition to supplements, probiotics can be found in some foods such as yogurt. We believe there is a growing public and scientific interest in probiotics. We believe these microorganisms may provide some of the same health benefits that the bacteria already existing in the body do such as assisting with digestion and helping protect against harmful bacteria. We believe probiotics may help treat diarrhea and other gastrointestinal problems, particularly resulting as a side effect of certain antibiotics, and may improve general health.

There are several other reasons for an increase in interest of probiotics, including:

•	recognition that antibiotic therapy has not been successful to the extent one might have expected. Although it has no doubt solved some medical problems, it has also created some new ones;

•	an increasing awareness of the fact that antibiotic treatment deranges the protective flora, and thereby predisposes them to the alteration of infections; and

•	an increasing fear of antibiotic-resistant microbial strains, as a result of widespread over-prescription and misuse of antibiotics.

Other treatments. Other treatment options include Becton, Dickinson, and Company’s Lactinex®, Amerifit Brands Inc.’s Culturelle®, Ganeden Biotech Inc.’s Sustenex®, and BioGaia© AB’s probiotic products.

Differentiators. REZYST IM replaces healthy bacteria in the digestive tract and can reduce symptoms associated with mild irritable bowel syndrome and various gastrointestinal issues. In addition to its indication, REZYST IM has several benefits and distinguishing factors:

•
It promotes the growth and colonization of microflora, a microorganism in the intestine that helps digestion, trains the immune system, prevents growth of harmful species, regulates the development of tissue and produces vitamins and hormones.

•	It is administered in a proprietary formulation.

•	It contains 3 billion CFU, or total viable cells per tablet.

Intellectual Property. We do not own or otherwise possess rights to any intellectual property covering RESYST IM.

QUINZYME. QUINZYME is the first proprietary blend prescription supplement for the management of patients with depleted ubiquinone levels. Each tablet contains 90 mg of the API ubiquinone 58b. Coenzyme Q10 (CoQ10), also known as ubiquinone, is a fat-soluble, vitamin-like substance found in every human cell. It is involved in key biochemical reactions that produce energy in cells. It also functions as an antioxidant, which is important in its clinical effects. Those organs with the highest energy requirements, such as the heart and liver, have the highest concentrations of CoQ10. QUINZYME’s current suggested dosage is one to two 90 mg tablets per day. We launched QUINZYME in July 2009. Gross sales of QUINZYME were less than 1% of gross sales for 2009.

Market Opportunity. Over 30 million Americans are on statin therapy for high cholesterol. Patients on statin therapy show a reduction in ubiquinone levels. Statin-induced ubiquinone deficiency can be reversed and managed with supplemental ubiquinone. We believe the U.S. statin market is approximately $3 billion annually. Ubiquinone is thought to have many potential benefits, including an enhancement for statins in the treatment of congestive heart failure (CHF), cardiac arrhythmias and hypertension, and in the reduction of hypoxic injury to the myocardium. Other claimed effects include increase of exercise tolerance, stimulation of the immune system and counteracting of the aging process. The antioxidant properties of CoQ10 may serve to greatly reduce oxidative damage to tissues, which has implications on the slowing of aging and age related degenerative diseases.

Other Treatments. Currently there are no prescription competitors. Over-the-counter ubiquinone products include CoQ10 branded products.

Differentiators. QUINZYME helps reverse statin-induced ubiquinone deficiencies. In addition to its indication, QUINZYME also has the following benefits:

•	It is involved in key biochemical reactions that produce energy in cells.

•	It functions as an antioxidant, which is important in clinical effects.

•	It comes in a smooth dissolve tablet for rapid absorption.

•	There is no gritty or chalky texture.

Intellectual Property. We do not own or otherwise possess rights to any intellectual property covering
QUINZYME.

Product Candidates

We currently have eight product candidates consisting of four antitussive product candidates, two product candidates to treat symptoms associated with dermatitis, one product candidate in our Z-COF product line and one product candidate in our PEDIATEX product line. We have an exclusive license from Gaine, Inc. to a patent that covers the particular indication for the antitussive API found in our antitussive product candidates. We intend to launch two of our antitussive product candidates in 2010 as medical foods. We intend to file an IND and commence a clinical trial for our other antitussive product candidates and are in the earliest stages of that process.  For a discussion of our relationship with Gaine, see “License and Other Agreements” below.

Research and Development

We incur research and development costs in connection with bringing our products and product candidates to market. For the fiscal years ended December 31, 2008 and 2009, we incurred approximately $167,000 and $712,000, respectively, in research and development costs.

Business Strategy

Pernix Therapeutics is a specialty pharmaceutical company with both development and commercial sales capabilities focused on the pediatric market. The Company markets a portfolio of revenue generating products and is advancing a pipeline of products targeted at large, high growth markets. Key elements of its business strategy include:

•	Continuing to recruit a results-oriented sales force with performance based incentive packages and an open, accountable environment;

•	Enlisting internal and external product development partnerships to develop prescription NDA, medical food, OTC monograph products, 510k, 505(b)2 and branded ANDA regulatory strategies;

•
Focusing on operational efficiency through an authorized generic partnership with our authorized generic partner Macoven Pharmaceuticals, which is described in the section titled “Relationship with Macoven Pharmaceuticals, LLC” below, and by exploring alternative generic production partners; and

•	Aggressively pursuing targeted business development opportunities through cost-effective acquisitions, and specialty niche products, while being pediatric focused.

Our goal is to become a leading specialty pharmaceutical company that develops and effectively commercializes products in large and growing markets in our focus areas. We believe our key competitive strengths to help us achieve these goals include the following:

•	Platform to expand into larger markets

•	Low cost infrastructure

•	Effective sales, marketing, and distribution

•	Extensive specialty pharmaceutical management expertise

Platform to Expand into Larger Markets

In recent years, Pernix has significantly developed its operations, infrastructure, and execution ability. We now have in place a solid platform to expand into larger geographic and product markets. The Company has a significant number of expansion opportunities, and is continually reviewing multiple business opportunities, as they are provided through our internal business development and industry consultants. These opportunities are then evaluated based upon Pernix’s end vision and objectives.

Low Cost Infrastructure

Through strategically outsourced relationships, we believe we have created a dynamic structure and a low cost means to access high value-added resources that give us expanded capabilities and services for a higher return on investment. By accessing high levels of experience and knowledge from our strategic partners, our execution ability is significantly improved, while at a lower cost than if these resources were brought in-house.

Effective Sales, Marketing and Distribution

In accordance with our goal of maintaining our low cost infrastructure, we intend to strategically focus our sales force to provide a cost effective means to access a large volume of physicians who utilize our products, or target niche specialty markets that require a small strategic sales force. We believe fixed costs from our field sales personnel are significantly less per representative than those incurred by larger more established pharmaceutical companies due to our higher ratio of incentive based compensation. This aligns representative pay to their territorial performance, provides upside commission potential and attracts top sales performers.

Extensive Specialty Pharmaceutical Management Expertise

The Company’s leadership has extensive management expertise in specialty pharmaceutical commercialization, including starting and growing pharmaceutical businesses, acquisitions, business development, and sales and marketing. The Pernix team also has experience working with many leading pharmaceutical and health care companies including Pfizer, Sepracor, Cornerstone and Biovail.

Relationship with Macoven Pharmaceuticals, LLC

Macoven Pharmaceuticals, LLC was organized in 2008 as a wholly-owned subsidiary of Pernix for the purpose of launching generic drugs, including authorized generic equivalents of Pernix’s branded products. An authorized generic is a pharmaceutical product that was marketed and sold by a brand company, but is relabeled and marketed under a generic product name with the permission of the brand company.

In January 2009, Pernix transferred a 40% interest in Macoven to Michael Venters, Executive Vice President of Operations of Pernix. On July 13, 2009, Pernix distributed its remaining 60% interest in Macoven to a limited liability company owned by the stockholders of Pernix (in proportion to their respective ownership interests in Pernix). Macoven is currently owned 60% by the stockholders of Pernix (in proportion to their ownership of Pernix), 20% by Michael Venters and 20% by an officer of Macoven.

On July 27, 2009, Pernix and Macoven entered into an agreement whereby Pernix granted Macoven a non-exclusive license to develop, market and sell generic products based on Pernix branded products. The initial term of the agreement is 18 months, and is automatically renewable for successive twelve month terms unless otherwise terminated by either party. Pursuant to the terms of the agreement, Pernix paid Macoven a one-time development fee of $1,500,000. Pernix has the exclusive rights to 100% of the proceeds from sales of generic equivalents of Pernix products. Additionally, Pernix is entitled to 10% of Macoven’s proceeds from sales of generics that are not based on Pernix products in consideration for providing certain administrative and marketing services to Macoven. In the third quarter of 2009, Macoven launched its first Pernix based generic product, Pyril DM, an authorized generic based on Pernix’s ALDEX DM product.  In March,  2010, Macoven launched its second Pernix based generic product, Trip PSE, based on Pernix’s PEDIATEX TD product.  Pernix recognized gross revenue totaling approximately $254,000 in 2009 related to sales of Pyril DM and associated administrative fees.

Sales and Marketing; Co-promotion Agreements

Sales and Marketing

We have and continue to recruit a results-oriented sales force with a high ratio of incentive based compensation, a focus on former collegiate athletes with competitive backgrounds and an open, accountable environment. Our sales force consists of 32 full-time sales professionals and two regional sales directors. Our sales force is supported by six administrative staff and six members of senior management. The current sales force promotes our ALDEX, PEDIATEX, Z-COF, BROVEX, REZYST and QUINZYME family of products in approximately 30 states in the U.S. Our sales force also markets three non-Pernix products pursuant to co-promotion agreements with the owners of these products. Our sales management team has an average of nine years of sales management experience.

Our sales representatives currently call on high-prescribing physicians and significant retail pharmacies. We believe this highly specialized approach provides us with the opportunity for greater access to this group of health care professionals. It also increases our market coverage and frequency of visits to this target audience.

We seek to differentiate our products from our competitors by emphasizing the clinical advantages and favorable side effect profiles for patients who are suffering from respiratory diseases or allergies, various GI issues, ubiquinone deficiencies or atopic dermatitis. Our marketing programs to support our products include: patient co-payment assistance, health care provider education, information to further support patient compliance and participation in national medical conventions. In addition, we are establishing a respiratory advisory board with varying specialties to assist in developing our corporate strategy for both our products and product candidates.

Co-promotion Agreements

We seek to enter into co-promotion agreements to enhance our promotional efforts and sales of our products. We may enter into co-promotion agreements to obtain rights to market other parties’ products in return for certain commissions or percentages of revenue on the sales we generate. Alternatively, we may enter into co-promotion agreements with respect to our products that are not aligned with our product focus or when we lack sufficient sales force representation in a particular geographic area. As of March 9, 2010, we have entered into three co-promotion agreements to market other parties’ products. For fiscal year 2009, these agreements did not contribute to a material part of our net sales but may in the future.

Customers, Distribution, and Reimbursement

Customers and Distribution

Our customers consist of drug wholesalers, retail drug stores, mass merchandisers and grocery store pharmacies in the United States. We primarily sell products directly to drug wholesalers, which in turn distribute the products to retail drug stores, mass merchandisers and grocery store pharmacies. Our top three customers, which represented 82% and 83% of gross product sales in 2009 and 2008 respectively, are all drug wholesalers and are listed below:

Customer	2009	2008
Cardinal Health	37%	36%
McKesson Corporation	32%	33%
Morris & Dickson	13%	14%

Consistent with industry practice, we maintain a returns policy that allows our customers to return products within a specified period prior and subsequent to the expiration date. Occasionally, we may also provide additional discounts to some customers to ensure adequate distribution of our products.

We actively market our products to authorized distributors through regular sales calls. We have many years of experience working with various industry distribution channels. We believe that this significantly enhances our performance by ensuring product stocking in major channels in the geographic areas where we do business; continually following up with accounts and monitoring of product performance; developing successful product launch strategies; and partnering with customers on other value-added programs. Our active marketing effort is designed to ensure appropriate distribution of our products so that patients’ prescriptions can be filled with our products that health care professionals prescribe.

We rely on DDN, a third-party logistics provider, for the distribution of our products to drug wholesalers, retail drug stores, mass merchandisers and grocery store pharmacies. DDN ships our products from its warehouse in Memphis, Tennessee to our customers throughout the United States.

We believe DDN is the largest privately held provider of outsourced services to the life-science industry. DDN works with emerging companies seeking to launch quickly and remain as virtual as possible, and with market leaders looking to streamline and simplify. Their clients receive supervised operations without spending the time and money to develop and manage them, freeing up resources for R&D, acquisitions, and other core initiatives.

Reimbursement

In the U.S. market, sales of pharmaceutical products depend in part on the availability of reimbursement to the patient from third-party payors, such as government health administration authorities, managed care organizations, or MCOs, and private insurance plans. Most of our products are generally covered by managed care and private insurance plans. The status or tier within each plan varies, but coverage for our products is similar to other products within the same class of drugs. We also participate in the Medicaid Drug Rebate Program with the Centers for Medicare & Medicaid Services and submit substantially all of our products for inclusion in this program. Coverage of our products under individual state Medicaid plans varies from state to state. Third-party payors are increasingly challenging the prices charged for pharmaceutical products and reviewing different cost savings efforts, which could affect the reimbursement available for our products and ultimately the net proceeds realized from the sales of our products.

Manufacturing

We outsource all manufacturing of our products and product candidates but we maintain internal quality standards, regulatory compliance and a committed level of resources to administer the operations of these outsourcing relationships. We currently depend, and will continue to depend, on outsourcing relationships for the supply of the active ingredients in our pharmaceutical products and product candidates, the manufacture of the finished product and the packaging needed. We do not own or operate any manufacturing operations for our products or product candidates. If any of our current manufacturers become unavailable, we may be delayed in identifying replacements and/or unable to conclude arrangements with replacements on favorable terms. For additional information regarding our relationships with our manufacturers, see Item 2 - “Risk Factors - Risk Related to Third Parties” contained in this Item 2.01. We use third parties to manufacturer all of our products and product candidates. This may increase the risk that we will not have sufficient quantities of our products or product candidates or such quantities at an acceptable cost, which could result in development and commercialization of our product candidates being delayed, prevented or impaired.

The following table summarizes information about some of our manufacturers.

Manufacturer	Product/Product Candidate	Location

Denison Pharmaceuticals	Pediatex TD	Pawtucket, RI

Sonar Products	Aldex D, Aldex DM	Carlstadt, NJ

Avema Pharma Solutions	ReZyst IM	Miami, FL

Protoform, Inc.	QuinZyme	Westampton, NJ

TG United	Brovex Line	Brooksville, FL

Our products and product candidates are manufactured using established processes in a reduced number of steps. There are no complex chemistry designs or unusual manufacturing equipment used in the process. We plan to continue to develop product candidates that can be manufactured in a cost effective manner at third party manufacturing facilities. We entered into a supply agreement with Sonar Products on February 24, 2009. The term of the agreement is two years and will renew for successive one-year terms unless terminated by either party with 90 days prior written notice.

In July 2009, we entered into an agreement with Protoform pursuant to which we deposited $300,000 with Protoform relating to the renovation of a manufacturing facility. In consideration of this deposit, Pernix will receive certain discounts and credits on Pernix branded products manufactured by Protoform. Additionally, Protoform agreed to pay Pernix 10% of its gross profits for the period beginning on the two-year anniversary of the manufacturing facility becoming operational, and ending on July 15, 2016.

All of our other manufacturing arrangements are not subject to long-term agreements and generally may be terminated by either party without penalty at any time.

Most of our manufacturers and suppliers are subject to the FDA’s current Good Manufacturing Practices, or cGMP, requirements, DEA regulations and other rules and regulations stipulated by other regulatory bodies.

Intellectual Property

Our performance relies partly on our capacity to achieve and maintain proprietary protection for our products and product candidates, technology and know-how, to function without infringing on the ownership rights of others and defend against others from infringing on our ownership rights. Most of our products face competition from generics. Our key intellectual property is described below.

Patents

The following table shows the U.S. patents relating to our products. We have rights to the intellectual property in these patents through various licensing agreements that are described in more detail below. We do not own any patents.

Patent Description	Patent Owners	Product(s) / Product Candidate(s)	Expiration

Process for preparing control delivery capsule or other solid dosage forms	Kiel Laboratories	ALDEX AN and ALDEX CT	September 25, 2027

Process for preparing control delivery liquid and semi-solid dosage forms	Kiel Laboratories	ALDEX D, ALDEX DM, PEDIATEX TD and Z COF 8DM	August 22, 2026

Companies in our industry tend to hold or license patent portfolios that are generally uncertain and involve complicated legal and factual issues. To maintain and solidify our rights to our technology we must obtain effective claims and enforce those claims once granted. The patents licensed to us may be disputed, limited, bypassed or found to be invalid or unenforceable, which could restrain our ability to stop competitors from marketing related products. Additionally, the competition may separately develop similar technologies to ours and the rights granted under issued patents may not provide us with a meaningful competitive advantage against these competitors. Furthermore, because of the extensive amount of time required to bring products to market, it is possible that any related patents may expire or be close to expiring before our products can be commercialized, thus reducing any advantage of the patents.

Trade Secrets

In some circumstances, we may depend on trade secrets to protect our technology. We try to protect our own technology by entering into confidentiality agreements with our employees, independent contractors, consultants, and advisors. We also aim to protect the confidentiality and integrity of our technology by maintaining physical security of our facilities and physical and electronic security of our data systems. While we have confidence in these security measures, they may be breached and we may not have appropriate responses to manage those breaches.

Trademarks

We utilize trademarks on all of our current products and believe that having distinguishing marks is an important factor in marketing these products. We currently own 16 trademark interests, of which 5 are trademarks registered on the principal trademark register. These marks include BROVEX, ALDEX, Z-COF, and PEDIATEX TD. There are two different registrations for BROVEX. One is for the word “BROVEX” and the other registration is for the stylized BROVEX mark. In addition to the 5 registered marks listed above, we own 10 intent-to-use trademarks that can be registered as use-in-commerce trademarks as soon as we can file a statement of use illustrating use of the marks in commerce. Pernix also owns 2 intent-to-use trademark applications that are currently pending in the U.S. Patent and Trademark Office. We expect that having distinctive marks for any additional products that we develop will also be an important marketing characteristic. We have not sought any foreign trademark protection for our products or product candidates. U.S. trademark registrations generally are for fixed, but renewable, terms.

License and Other Agreements

Relationships with Kiel, Gaine. We have acquired most of our products and product candidates through license agreements with Kiel Laboratories and Gaine, Inc. For fiscal years ended December 31, 2009 and 2008, gross sales of the products covered by our license agreements with Kiel and Gaine accounted for approximately 84% and 92% of our gross sales, respectively.

Gaine was incorporated in 2007 as a holding company for certain intellectual property rights related to pharmaceutical products. We hold a 50% ownership interest in Gaine, with the remaining 50% owned by various employees of Kiel. Gaine’s four-member board is comprised of two officers of Pernix and two Kiel employees. Subject to certain limited exceptions, any action of Gaine’s board of directors or stockholders may be taken by the approval of a majority of the votes cast.

Term Sheet Agreement with Kiel. On January 30, 2009, Pernix and Kiel memorialized their then-existing oral arrangement pursuant to which Kiel granted us an exclusive license without geographic limitation to use its patented drug delivery technology and related intellectual property, or Kiel technology, to manufacture and market the ALDEX CT, ALDEX D, ALDEX DM and Z-COF-8DM products. In consideration for this license, we agreed to pay Kiel per bottle royalties on our sales of these products. These royalty payments may be increased at Kiel’s discretion each year throughout the term of the agreement by up to 5%. We are required to use manufacturers approved by Kiel and are responsible for all costs associated with manufacturing these products.

The exclusivity of our license is conditioned upon our placement of purchase orders for products within 90 days of the previous order’s shipment date, all of our purchase orders providing for delivery no more than 180 days from the date of issuance and our payment of Kiel’s invoices within 30 days of issuance. The agreement may be terminated by either party at any time after January 30, 2011 without cause upon 30 days written notice to the other party. Once terminated, Pernix is entitled to place two additional purchase orders, and Kiel may not market or sell, or authorize any other party to market or sell, any of the covered products until all of Pernix’s inventory is exhausted. The agreement may be assigned by either party at any time.

For fiscal years ended December 31, 2009 and 2008, gross sales of the products covered by the term sheet with Kiel accounted for approximately 67% and 76% of our gross sales, respectively. The patents covering the Kiel technology expire in 2026 and 2027.

Loan Agreement and Related License with Gaine. On September 18, 2007, Pernix and Gaine entered into a loan agreement pursuant to which Pernix lent Gaine $475,000 in order to finance Gaine’s purchase of a U.S. patent with an API that we expect to use in two of our product candidates. Using the loan proceeds, Gaine entered into a patent assignment with the original owners of the patent on September 24, 2007, pursuant to which ownership was assigned to Gaine for aggregate consideration equal to $500,000. Due to the fact that Gaine is a controlled entity of Pernix, its financials are combined in the financial statements of Pernix; therefore, this loan is eliminated in consolidation for financial statement presentation purposes.

The loan agreement requires repayment to be made in 24 equal monthly installments ending December 2009. The principal balance of the loan bears interest at the rate of 10% per annum. In connection with the loan agreement, Gaine executed a promissory note in favor of Pernix for the full loan amount, and granted Pernix a security interest in the patent. In the event of a failure to make a loan payment that remains uncured for 30 days, Pernix may accelerate the remaining balance or require Gaine to transfer ownership of the patent to Pernix. On February 5, 2010, Pernix granted Gaine an extension on its obligation to pay the outstanding balance on the loan until June 30, 2010, during which time no additional interest will accrue on the loan.  During this time, Pernix agreed not to declare the loan in default or otherwise take any action to take ownership of the patent securing Gaine’s obligations.

In connection with the loan, Gaine granted Pernix an exclusive, royalty-free license to use the patent and related intellectual property to develop, manufacture and market the products identified in the loan agreement. The license is without geographic restriction, although the patent provides protection only in the U.S. and another party holds the patent rights outside the U.S. Additionally, Gaine granted Pernix a right of first refusal to market and sell any other products using the patent not covered by the license to the extent Gaine, including its affiliates and assigns, ceases to market and sell products using the patent and related intellectual property. The term of the license is for the remaining life of the patent, which expires in 2018. Neither party may assign its rights under the loan agreement without the consent of the other party.

2006 License Agreement with Gaine. On November 10, 2006, Pernix and Gaine entered into a license agreement whereby Gaine granted Pernix an exclusive license to use the Kiel technology to manufacture and market certain products, including ALDEX AN and PEDIATEX TD. The license for ALDEX AN and PEDIATEX TD is limited to the exclusive marketing and sales rights in Texas, Louisiana, Mississippi, Alabama, Georgia, Florida, North Carolina, South Carolina, Tennessee, Arkansas, Kentucky, Indiana, Illinois, Ohio, Mississippi, Wisconsin and Michigan.

Under the terms of the license agreement, Gaine agreed to develop and formulate the covered products at its sole expense. Pernix is required to use a manufacturer selected by Gaine, and is responsible for the cost of manufacturing the products subject to the license agreement. Labeling of all covered products is subject to Gaine’s approval and must reference Kiel’s trademarks relating to the Kiel technology. The term of the license is for 15 years, and thereafter may be renewed annually upon mutual agreement between the parties. In the event it does not elect to renew the agreement at the expiration of the initial term or a renewal period, Gaine is required to make a good faith effort to negotiate a new agreement with Pernix before licensing its rights to the Kiel technology to a third party.

To maintain the exclusivity of its license, Pernix is obligated to make minimum annual purchase orders of 224,000 1 oz. bottles and 14,000 16 oz. bottles of PEDIATEX TD and 12,500 100-count bottles of ALDEX AN. The license agreement also requires Pernix to make royalty payments to Gaine in the amount of $1.00 and $16.00 for each 1 oz. and 16 oz. bottle, respectively, of PEDIATEX TD and $12.00 for each 100-count bottle of ALDEX AN sold. An aggregate of $700,000, $800,000 less an early payment discount of $100,000, in prepayments made by Pernix to Gaine at the outset of the agreement covering research and development expenses was credited toward future royalty payments. Beginning November 10, 2009, the third anniversary of the license agreement, Gaine is permitted to increase Pernix’s royalty payments during each subsequent 12-month period by up to 3%. To date, Gaine has not increased these payments.

For fiscal years ended December 31, 2009 and 2008, gross sales of the products covered by the November 2006 license agreement with Gaine accounted for approximately 17% and 16% of our gross sales, respectively. The patents covering the Kiel technology expire in 2026 and 2027, respectively.

Gaine-Kiel License and Development Agreements. Gaine acquired its rights to the products subject to the November 2006 license agreement with Pernix described above pursuant to a development agreement and license agreement it entered into with Kiel, the owner of the Kiel technology, in October 2006. Pursuant to these agreements, Kiel agreed to develop certain products using the Kiel technology, including ALDEX AN and PEDIATEX TD, and granted Gaine an exclusive, worldwide license to manufacture and market these products at Gaine’s expense.

Kiel also granted Gaine an exclusive license to manufacture and market versions of ALDEX D, ALDEX DM, ALDEX CT and Z-COF-8DM using the Kiel technology to the extent Pernix requires that any of these products be marketed by over the counter guidelines. The November 2006 license agreement between Pernix and Gaine also grants Pernix an option to license, on an exclusive, worldwide basis, over the counter versions of ALDEX CT, ALDEX DM, ALDEX D and Z-COF-8DM from Gaine to the extent Pernix elects to change the designation of any of these products from DESI to over the counter, at royalties to be agreed upon at the time of election.

The term of this license is 15 years. As consideration for the license and development of these products, Gaine paid Kiel an aggregate fee of $800,000.

Brovex Purchase Agreement. In June 2009, we entered into an asset purchase agreement, with DaySpring Pharma, LLC, pursuant to which we obtained all rights to the BROVEX product line, including related trademarks and inventory, for $450,000 in cash paid at the closing.

CEDAX Purchase Agreement.  On January 8, 2010, Pernix entered into an asset purchase agreement with Sciele Pharma to acquire substantially all of Sciele Pharma's assets and rights relating to CEDAX, a prescription antibiotic used to treat mild to moderate infections of the throat, ear and respiratory tract, for an aggregate purchase price of $6.1 million. The closing is subject to a number of customary closing conditions and contingencies, including obtaining all necessary third party consents to Sciele Pharma's assignment of its rights under certain manufacturing agreements and intellectual property licenses to Pernix. With approximately $14.3 million of cash and cash equivalents on hand following the consummation of the Merger with GTA, we expect to fund our acquisition of the CEDAX assets using existing cash and cash equivalents and cash flows provided by existing operations. The acquisition is expected to close at the end of the first quarter of 2010.

Competition

The pharmaceutical industry, including the pediatric market in which we primarily participate, is defined by rapidly advancing technologies, extreme competition and a focus on proprietary products. We face competition from numerous sources, including other commercial pharmaceutical companies and biotechnology organizations, academic institutions, government agencies and private and public research institutions. Our current products compete with existing and new therapies that may become available in the future.

Our competition may have larger pools of financial resources and more sophisticated expertise in research and development, manufacturing, clinical trials, regulatory pathways and marketing approved products than we do. These competitors are also recruiting and retaining exceptional sales and management personnel. Usually, competition to our currently marketed products and product candidates have distinguished brand names, are distributed by large pharmaceutical companies with sizable amounts of resources and have achieved widespread acknowledgement in the healthcare market. Small or early stage companies may also prove to be serious competition, predominantly through collaborative agreements with large and established companies. While we have significant experience in developing and selling drugs through different regulatory pathways, we have never developed an FDA-approved drug. With respect to FDA-approval process, we are at a competitive disadvantage to many companies with significantly more experience than we have in developing these drugs.

Issues influencing the success of our products and product candidates, if approved, are and should continue to be efficacy, safety, convenience, price, the availability of patent protection or regulatory marketing exclusivity, generic competition, position and availability within the wholesale trade, and the availability of reimbursement from government and other third-party payors.

Our competitive position could be adversely affected if the competition develops and commercializes products that are more effective, safer, have fewer or less severe side effects, are more convenient or are less expensive than our products. Our competitors may also obtain FDA or other regulatory approval faster than we do. Additionally, our ability to compete may be diminished by insurance companies or other third-party payors seeking to promote generic products, which could result in branded products becoming unattractive to consumers from a cost perspective.

The products we currently market face substantial competition from a variety of similarly therapeutic branded and generic products. We are potentially subject to competition from generic versions of our branded products if a loss of regulatory marketing exclusivity or patent protection is recognized or as a result of regulatory pathway engineering strategies that provide for generic product introduction before key product patent expirations. Generics typically have lower prices than branded products and therefore may erode prescription demand and sales of our branded products significantly.

Government Regulation

In the United States and other countries, federal, state, and local government authorities comprehensively regulate the research, development, testing, manufacture, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, imports and exports of pharmaceutical products that we market, sell and are developing.

FDA Regulation of Drug Products

The FDA regulates drugs under the Food Drug and Cosmetic Act and other implementing regulations in the U.S. Obtaining regulatory approvals and the additional compliance with appropriate governing bodies, statutes and regulations requires the use of significant time and financial resources. Noncompliance with applicable FDA requirements during the development, approval or post approval process may subject an applicant to a range of judicial or administrative penalties, such as the FDA’s refusal to approve pending applications, retraction of approval, a clinical hold, warning letters, product recalls, product seizures, suspension of production or distribution, fines, refusals of contracts, or civil or criminal sanctions.

Before a drug may be marketed in the U.S., the FDA requires a process that generally involves the following:

•	performance of preclinical laboratory test, animal studies and formulation studies in compliance with the FDA’s good laboratory practice, or GLP, regulations;

•	an investigational new drug application, or IND, submitted to the FDA, which must become effective before human clinical trials may commence;

•	an independent institutional review board (IRB) approval at each clinical site before each trial may begin;

•	completion of approved, well-controlled human clinical trials in accordance with good clinical practices, or GCP, to establish the safety and efficacy of the proposed drug for each indication;

•	submission of a new drug application, or NDA, to the FDA;

•	adequate completion of an FDA advisory committee audit, if applicable;

•
adequate completion of an FDA inspection of the manufacturing facilities at which the product is produced to evaluate compliance with current good manufacturing practices, or cGMP, and to assure that the facilities, methods and controls are satisfactory to preserve the drug’s identity, strength, quality and purity; and

•	FDA review and approval of the NDA.

Preclinical Studies. Product candidates that undergo preclinical studies are subject to extensive laboratory testing of chemistry, toxicity and formulation, and animal studies to evaluate their potential safety and effectiveness. The preclinical test results must be submitted by an IND sponsor, along with manufacturing documentation, analytical data and any available clinical data and findings to the FDA as part of the IND. Even after the IND is submitted, some preclinical testing may continue. Unless the FDA raises concerns or questions related to proposed clinical trials and places the clinical trials on a clinical hold, an IND automatically becomes effective 30 days after receipt by the FDA. In this situation, the IND sponsor and the FDA must settle any pending concerns prior to the commencement of a clinical trial. Subsequently, presentation of an IND may not result in the commencement of clinical trials allowed by the FDA.

Clinical Trials. In accordance with GCP requirements, which include the requirement that all research subjects provide their informed consent in writing for their participation in any clinical trial, clinical trials involve the administration of the investigational new drug to human subjects under the supervision of qualified investigators.

Clinical trials are performed in accordance with protocols detailing, the objectives of the study, the criteria to be used in observing safety and the efficacy parameters to be evaluated. The FDA must receive protocols for each clinical trial and any successive protocol amendments as part of the IND. Additionally, each institution participating in the clinical trial must have an IRB review and approve the plan for any clinical trial before it commences at that institution.

Clinical trials performed on humans are generally conducted in three consecutive phases, which may coincide or be combined:

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Phase 1: Healthy human subjects or patients with the target disease or condition are tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion and, if possible, to gain an early indication of its effectiveness, are initially introduced to the drug.

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Phase 2: A limited patient population is administered the drug to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

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Phase 3: An expanded patient population is administered the drug generally at geographically unique clinical trial sites to further evaluate dosage, clinical efficacy and safety, to establish the overall risk-benefit relationship of the drug, and to provide adequate information for the labeling of the drug.

The FDA must receive progress reports annually, detailing the results of clinical trials, or more frequently if serious adverse events occur. Phase 1, 2, and 3 trials might not be successfully completed within a specified period of time, or at all. Moreover, clinical trials may be suspended or terminated by the FDA or sponsor at any time on a variety of grounds, including findings that the research subjects are being exposed to an unacceptable level of health risk. Similarly, approval of a clinical trial can be suspended or terminated if the trial is not being conducted in accordance with the IRB’s requirements or if the drug has been connected to unanticipated serious harm to patients.

Special Protocol Assessment. The SPA process was created to assist the FDA’s review and approval of drug products by permitting the FDA to assess the proposed design and size of clinical trials that are intended to form the primary basis for determining a drug product’s efficacy. If a clinical trial sponsor specifically requests, the FDA will evaluate the protocol and respond to a sponsor’s questions regarding primary efficacy endpoints, trial conduct and data analysis within 45 days of receipt of the request. The FDA ultimately decides whether the protocol design and planned analysis of the trial adequately address objectives in support of a regulatory submission. An SPA letter or the minutes of a meeting between the sponsor and the FDA must clearly document all agreements and disagreements between the sponsor and FDA regarding the SPA.

The FDA may revoke or alter its agreement, even if it agrees to the design, execution, and analysis proposed in protocols reviewed under the SPA, under the following circumstances:

•	unrecognized public health concerns emerge at the time of the protocol assessment;

•	protocol that was agreed upon with the FDA has not been followed by a sponsor;

•	the information in a request for SPA change, submitted by a sponsor, are found to be false or contain misstatements or are found to exclude important facts; or

•	a modification of the protocol is agreed upon by the FDA and the sponsor and such modification is intended to improve the study.

Marketing Approval. If the required clinical testing is completed successfully, the results of the preclinical and clinical studies, coupled with detailed information concerning the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted as part of an NDA to the FDA requesting approval to market the product for one or more indications. The submission of an NDA is subject to a substantial application fee in most cases.

Additionally, an NDA or supplement to an NDA must contain data that is acceptable to properly assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective, according to the Pediatric Research Equity Act of 2003, or PREA, as amended and reauthorized by the Food and Drug Administration Amendment Act of 2007, or FDAAA. The FDA is also authorized, under the FDAAA, to require sponsors of currently marketed drugs to perform pediatric studies if the drug would provide a “meaningful therapeutic benefit” for pediatric patients, the absence of pediatric labeling could pose a risk to pediatric patients or serves a substantial number of pediatric patients and adequate pediatric labeling could benefit such patients. At the request of an applicant or by its own initiative, the FDA may grant deferrals for submission of some or all pediatric data until after approval of the drug for use in adults or full or partial waivers from the pediatric data requirements. The pediatric data requirements do not apply to products with orphan designation, unless otherwise required by regulation.

60 days after its receipt of an NDA, the FDA has to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is adequately complete to authorize substantive review. Rather than accept an NDA for filing, the FDA may request additional information. In such an event, the NDA must be resubmitted with the subsequent information and is subject to additional fees. Before the FDA accepts the resubmitted application for filing, it is also subject to review. Once the submission is accepted for filing, the FDA commences a detailed substantive review. For novel drug products or drug products which present difficult questions of safety or efficacy, the FDA may refer applications to an advisory committee for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA considers such recommendations carefully when making decisions but is not bound by the recommendations of the advisory committee.

The FDA will also examine the facility or facilities where the product is manufactured before approving an NDA. The FDA will disapprove an application if it determines that the manufacturing processes and facilities do not comply with cGMP requirements and are unsatisfactory to assure consistent production within required specifications. In addition, the FDA will typically inspect one or more clinical sites to assure compliance with GCP before approving an NDA.

The FDA may issue an approval letter, or, in some cases, an approvable letter if the FDA’s evaluation of the NDA and inspection of the manufacturing facilities are favorable. An approvable letter typically contains a statement of specific conditions that have to be met to achieve final approval of the NDA. When those conditions have been met to the FDA’s satisfaction, the FDA will generally issue an approval letter. An approval letter permits commercial marketing of the drug with specific prescribing information for specific indications. The FDA may require substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy as a condition of NDA approval. The FDA may also impose other conditions, including labeling or distribution restrictions or other risk management mechanisms, which can significantly affect the potential market and profitability of the drug. Product approvals may be withdrawn, once granted, if compliance with regulatory standards is not maintained or problems with the product are identified following initial marketing.

The FDA may refuse to approve the NDA or issue a not approvable letter, if the FDA’s evaluation of the NDA or inspection of the manufacturing facilities is not favorable. A not approvable letter describes the problems with the submission and generally requires additional testing or information for the FDA to reconsider the application. The FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval even with submission of this additional information.

The FDA may curb the permitted indications for use of the product even if it has given approval. It may also require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess a drug’s safety and effectiveness after approval, require that contraindications, warnings or precautions be included in the product labeling, or require testing and surveillance programs to monitor the product after commercialization. Based on the results of post-market studies or surveillance programs, the FDA may prevent or limit further marketing of a product. Some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further FDA review and approval even after initial approval has been delivered.

Special FDA Expedited Review and Approval Programs. To expedite or simplify the process for the development and FDA review of drug products that are intended for the treatment of life threatening or other serious conditions and demonstrate the potential to address unmet medical needs, the FDA has a variety of programs, including fast track designations, accelerated approval and priority review. The purpose of these expedited review and approval programs is to provide important new drugs to patients faster than the standard FDA review procedures.

In order to be qualified for a fast track designation, the FDA must establish, whether a drug product designed to treat a life threatening or serious condition will have an effect on factors such as day-to-day functioning or survival or it is likely that the disease, if untreated, will progress from a less severe condition to one more serious. The drug product must also satisfy an unmet medical need, which is defined by the FDA as providing a therapy where none exists or providing a therapy that may be potentially superior to existing therapies based on efficacy or safety factors.

Additionally, for drugs that offer significant advances in treatment, or provide a treatment where no adequate therapy exists, the FDA may grant a priority review designation. A priority review decreases the targeted time for the FDA to review a new drug application from ten months to six months. Most drugs that are expected to be considered appropriate to receive a priority review are also eligible for fast track designation.

The FDA may later decide that the drug no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened even if a drug product qualifies for one or more of these programs.

Post-approval Requirements. Drug products manufactured or distributed in pursuit of FDA approvals are controlled by extensive and ongoing FDA regulation, including the reporting of adverse experiences with the product, advertising and promotion, product sampling and distribution, periodic reporting and requirements relating to recordkeeping. There also are pervasive DEA regulations applicable to marketed controlled substances.

Additionally, drug manufacturers and other organizations involved in the distribution and manufacture of approved drugs are required to register their organizations with the FDA and state agencies, and are subject to periodic unannounced inspections by the FDA and state agencies for compliance with cGMP requirements. Changes to the manufacturing process are strictly regulated and generally require prior FDA approval before implementation. Any deviations from cGMP require investigation and correction under FDA regulations and impose reporting and documentation requirements upon us and any third party manufacturers that we may decide to use. Accordingly, manufacturers must continue to spend time, money, and effort in the area of quality control and production to maintain cGMP compliance.

The FDA may withdraw an approval, once granted, if compliance with regulatory requirements and standards is not maintained or if problems arise after the product reaches the market. Previously unidentified problems with a product, that are discovered later, including manufacturing processes, or adverse events of unanticipated severity or frequency, or failure to comply with regulatory requirements, may result in, among other things:

•	product recalls, complete withdrawal of the product from the market or restrictions on the marketing or manufacturing of the product;

•	warning letters, fines or holds on post-approval clinical trials;

•	suspension or revocation of product license approvals, or refusal of the FDA to approve pending applications or supplements to approved applications;

•	refusal to permit the import, or export of products or product seizure or detention; or

•	civil or criminal penalties or injunctions.

Products placed on the market are subject to strict advertising, labeling, marketing, and promotion regulations by the FDA. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label. An organization that is found to have improperly promoted off label uses may be subject to significant liability by the FDA and other agencies that actively enforce laws and regulations prohibiting the promotion of off label uses. The Federal Trade Commission regulates advertising for over-the-counter drug products. Advertising for these products must be truthful, not misleading and adequately substantiated.

The Prescription Drug Marketing Act, or PDMA, regulates the distribution of drugs and drug samples at the federal level and sets minimum standards for the registration and regulation of drug distributors by the states. The distribution of prescription drug products is also regulated by the PDMA. Both the PDMA and state laws limit the distribution of prescription pharmaceutical samples and enforce requirements to ensure accountability in distribution.

Many of the powers bestowed on the FDA by the new FDAAA legislation are aimed at improving drug safety and assuring the safety of drug products after approval. Under the FDAAA, the FDA is authorized to impose new distribution and use restrictions, mandate changes to drug labeling to reflect new safety information and require post-approval studies and clinical trials. The new requirements and other changes that the FDAAA imposes may make it more difficult, and likely more costly, to obtain approval of new pharmaceutical products and to produce, distribute and market and existing products. In addition, FDA regulations, policies and guidance are often revised or reinterpreted by the agency or the courts in ways that may considerably affect our business and our products. It is impossible to predict whether legislative changes will be enacted, or FDA regulations, guidance or interpretations changed, or what the impact of such changes, if any, may be.

Prescription Drug Wrap-Up

The FDCA, enacted in 1938, was the first statute requiring premarket approval of drugs by the FDA. These approvals, however, focused exclusively on safety data. In 1962, Congress amended the FDCA to require that sponsors demonstrate that new drugs are effective, as well as safe, in order to receive FDA approval. These amendments also required the FDA to conduct a retrospective evaluation of the effectiveness of the drug products that the FDA approved between 1938 and 1962 on the basis of safety alone. The agency contracted with the National Academy of Science/National Research Council, or the NAS/NRC, to make an initial evaluation of the effectiveness of many drug products. The FDA’s administrative implementation of the NAS/NRC reports was the Drug Efficacy Study Implementation, or DESI.

Drugs that were not subject to applications approved between 1938 and 1962 were not subject to DESI review. For a period of time, the FDA permitted these drugs to remain on the market without approval. In 1984, however, spurred by serious adverse reactions to one of these products, Congress urged the FDA to expand the new drug requirements to include all marketed unapproved prescription drugs. The FDA created a program, known as the Prescription Drug Wrap-Up, to address these remaining unapproved drugs. Most of these drugs contain active pharmaceutical ingredients that were first marketed prior to the enactment of the FDCA in 1938. Pernix believes that several of its marketed pharmaceutical products fall within this category. For additional information, see “Risks Related to Regulatory Matters- Some of Pernix’s specialty pharmaceutical products are now being marketed without FDA approvals.”

As to drugs marketed over the counter, the FDA exempts through regulation products that have been determined to be generally recognized as safe and effective and have been used to a material extent and for a material time. Two of our products, PEDIATEX TD and ALDEX AN, follow over the counter guidelines.

The Hatch-Waxman Act

Abbreviated New Drug Applications. Through the NDA approval process, applicants are obligated to list with the FDA each patent with claims that cover the applicant’s product or an approved use of the product. When the drug has been approved, each of the patents listed in the application for the drug is then published in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Drugs listed in the Orange Book can, in turn, be cited by Potential competitors can then cite drugs listed in the Orange Book in pursuit of approval of an Abbreviated New Drug Application, or ANDA. An ANDA provides for marketing of a drug product that has the same active pharmaceutical ingredients in the same strengths and dosage form as the listed drug and has been shown through bioequivalence testing to be therapeutically equivalent to the listed drug. ANDA applicants are not required to conduct or submit results of pre-clinical or clinical tests to prove the safety or efficacy of their drug product, other than the requirement for bioequivalence testing. ANDA approved drugs are commonly referred to as “generic equivalents” to the listed drug, and can be replaced by pharmacists under prescriptions written for the original listed drug.

The ANDA applicant is required to certify to the FDA concerning each patent listed for the approved product in the FDA’s Orange Book. Specifically, the applicant must certify that:

•	the required patent information has not been filed;

•	the listed patent has expired;

•	the listed patent will expire on a particular date, but has not expired and approval is sought after patent expiration; or

•	the listed patent is unenforceable, invalid or will not be infringed by the manufacture, sale or use of the new product.

A Paragraph IV certification demonstrates that the new product will not infringe the already approved product’s listed patents or that such patents are invalid or unenforceable. The ANDA application will not be approved until all the listed patents claiming the referenced product have expired and if the applicant does not challenge the listed patents. ANDA approval will not be delayed if there are no listed patents or all patents have expired.

If a Paragraph IV certification has been provided to the FDA by the ANDA applicant, the NDA and patent holders must also receive notice from the applicant of the Paragraph IV certification. The applicant must also send notice of the Paragraph IV certification to the NDA and patent holders with a comprehensive account of the factual and legal basis for the applicant’s belief that the patents are invalid, unenforceable or not infringed once the ANDA has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days of the receipt of a Paragraph IV notice automatically prevents the FDA from approving the ANDA until the earlier of 30 months from the date of the NDA or receipt of notice by the patent holder, expiration of the patent or a decision or settlement in the infringement case finding the patent to be invalid, unenforceable or not infringed. Hatch-Waxman explicitly encourages generic challenges to listed patents by providing for a 180 day period of generic product exclusivity for the first generic applicant to challenge a listed patent for an NDA-approved drug. Thus, many if not most successful new drug products are subject to generic applications and patent challenges prior to the expiration of all listed patents.

Section 505(b)(2) New Drug Applications. Pursuant to an NDA or an ANDA, most drug products obtain FDA marketing approval. A third alternative is a unique type of NDA, commonly referred to as a Section 505(b)(2) NDA, which enables the applicant to rely, in part, in support of its application, on the FDA’s findings of safety and efficacy of an approved product, or published literature.

For improved or new formulations or new uses of formerly approved products, Section 505(b)(2) NDAs often present an alternate path to FDA approval. Section 505(b)(2) allows the submission of an NDA where at least some of the information required for approval comes from studies not conducted for or by the applicant and for which the applicant has not obtained a right of reference. With respect to particular preclinical studies or clinical trials conducted for an approved product, the applicant may rely upon the FDA’s findings. The FDA might also require applicants to perform supplemental studies or measurements to support the change from the approved product. The FDA may then approve the new product candidate for some or all of the label indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant.

To the extent that the Section 505(b)(2) applicant is relying on studies conducted for an already approved product, the applicant is subject to existing exclusivity for the reference product and is required to certify to the FDA concerning any patents listed for the approved product in the Orange Book to the same extent that an ANDA applicant would. Therefore, authorization of a Section 505(b)(2) NDA can be delayed until all the listed patents claiming the referenced product have expired, until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the referenced product has expired, and, in the case of a Paragraph IV certification and subsequent patent infringement suit, until the earlier of 30 months or a decision or settlement in the infringement case finding the patents to be unenforceable, invalid or not infringed.

Some pharmaceutical companies and others have opposed the FDA’s interpretation of Section 505(b)(2), despite the approval of numerous products by the FDA pursuant to Section 505(b)(2) over the last several years. A change in interpretation by the FDA of Section 505(b)(2), could prevent or delay the approval of any Section 505(b)(2) NDA that we submit.

In the NDA submissions for our product candidates, we intend to follow the development and approval pathway permitted under the FDCA that we believe will maximize the commercial opportunities for these product candidates.

Marketing Exclusivity and Patent Term Restoration. Newly-approved drugs and indications may benefit from a statutory period of non-patent marketing exclusivity under the Hatch-Waxman Act. The Hatch-Waxman Act grants five-year marketing exclusivity to the first applicant to achieve approval of an NDA for a new chemical entity, or NCE, meaning that the FDA has not previously approved any other drug containing the same active pharmaceutical ingredient. The Hatch-Waxman Act prohibits the submission of a Section 505(b)(2) NDA or an ANDA for another version of such drug during the exclusivity period. But, submission of a Section 505(b)(2) NDA or an ANDA containing a Paragraph IV certification is allowed after four years, which may activate a 30-month stay of approval of the Section 505(b)(2) NDA or ANDA. Even though protection under the Hatch-Waxman Act will not block the submission or approval of another “full” NDA, the applicant would have to conduct its own preclinical and sufficient and well-controlled clinical trials to demonstrate safety and efficacy. The Hatch-Waxman Act also provides three years of marketing exclusivity for the approval of new and supplemental NDAs, including Section 505(b)(2) NDAs, for, among other things, strengths of an existing drug, routes of administration, dosage forms, or new indications, or for a new use, if new clinical investigations that were performed or sponsored by the applicant are determined by the FDA to be essential to the approval of the application.

Pediatric Exclusivity. Pediatric exclusivity is another type of non-patent marketing exclusivity in the U.S. It provides an additional six months of marketing security to the term of any existing regulatory exclusivity or listed patent term, if granted. This six-month exclusivity may be approved based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study. We plan to work with the FDA to establish the need for pediatric studies for our product candidates, and may consider attempting to obtain pediatric exclusivity for some of our product candidates.

Medical Devices

New medical devices are also subject to FDA approval and extensive regulation under the FDCA. Under the FDCA, medical devices are classified into one of three classes: Class I, Class II or Class III. The classification of a device into one of these three classes generally depends on the degree of risk associated with the medical device and the extent of control needed to ensure safety and effectiveness.

Class I devices are those for which safety and effectiveness can be assured by adherence to a set of general controls. These general controls include: (i) compliance with the applicable portions of the FDA’s Quality System Regulation, which sets forth good manufacturing practice requirements; (ii) facility registration and product reporting of adverse medical events listing; (iii) truthful and non-misleading labeling; and (iv) promotion of the device only for its cleared or approved intended uses. Class II devices are also subject to these general controls, and any other special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. Review and clearance by the FDA for these devices is typically accomplished through the so-called 510(k) pre-market notification procedure. When 510(k) clearance is sought, a sponsor must submit a pre-market notification demonstrating that the proposed device is substantially equivalent to a previously approved device. If the FDA agrees that the proposed device is substantially equivalent to the predicate device, then 510(k) clearance to market will be granted. After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require pre-market approval.

Both before and after a medical device is commercially distributed, manufacturers and marketers of the device have ongoing responsibilities under FDA regulations. The FDA reviews design and manufacturing practices, labeling and record keeping, and manufacturers’ required reports of adverse experiences and other information to identify potential problems with marketed medical devices. Device manufacturers are subject to periodic and unannounced inspection by the FDA for compliance with the Quality System Regulation, current good manufacturing practice requirements that govern the methods used in, and the facilities and controls used for, the design, manufacture, packaging, servicing, labeling, storage, installation and distribution of all finished medical devices intended for human use.

If the FDA finds that a manufacturer has failed to comply or that a medical device is ineffective or poses an unreasonable health risk, it can institute or seek a wide variety of enforcement actions and remedies, ranging from a public warning letter to more severe actions such as: (i) fines, injunctions, and civil penalties; (ii) recall or seizure of products; (iii) operating restrictions, partial suspension or total shutdown of production; (iv) refusing requests for 510(k) clearance or approval of new products; (v) refusing requests for 510(k) clearance or approval of new products; (vi) withdrawing 510(k) clearance or approvals already granted; and (vii) criminal prosecution. The FDA also has the authority to require repair, replacement or refund of the cost of any medical device.

The FDA also administers certain controls over the export of medical devices from the United States, as international sales of medical devices that have not received FDA approval are subject to FDA export requirements. Additionally, each foreign country subjects such medical devices to its own regulatory requirements. In the European Union, a single regulatory approval process has been created, and approval is represented by the CE Mark.

Medical Foods

We launched our first medical food products, REZYST IM and QUINZYME, in 2009. Medical foods are specially formulated and intended for the dietary management of a disease that has distinctive nutritional needs that cannot be met by normal diet alone. They were defined in the Food and Drug Administration’s 1988 Orphan Drug Act Amendments and are subject to the general food and safety labeling requirements of the Federal Food, Drug, and Cosmetic Act.

Medical foods are distinct from the broader category of foods for special dietary use and from traditional foods that bear a health claim. In order to be considered a medical food the product must, at a minimum:

•	be a food for oral ingestion or tube feeding (nasogastric tube);

•	be labeled for the dietary management of a specific medical disorder, disease or condition for which there are distinctive nutritional requirements; and

•	be intended to be used under medical supervision. Medical foods require a prescription from a physician.

Regulation of Controlled Substances

We sell products that are “controlled substances” as defined in the Controlled Substances Act of 1970, or CSA, which institutes registration, security, recordkeeping, reporting, labeling, packaging, storage, distribution and other requirements administered by the DEA. The DEA is concerned with the control of handlers of controlled substances, and with the equipment and raw materials used in their manufacture and packaging, in order to prevent loss and diversion into illicit channels of commerce.

The DEA regulates controlled substances as Schedule I, II, III, IV or V substances. Schedule I substances by definition have no established medicinal purpose, and may not be sold or marketed in the United States. A pharmaceutical product may be listed as Schedule II, III, IV or V, with Schedule II substances considered to present the highest relative risk of abuse and Schedule V substances the lowest relative risk of abuse.

Any facility that manufactures, distributes, dispenses, imports or exports any controlled substance is required to register annually with the DEA. The registration is specific to the particular location, activity and controlled substance schedule. A separate registration is needed for import and manufacturing, and each registration will indicate which schedules of controlled substances are authorized.

Prior to issuing a registration, the DEA generally inspects a facility to evaluate its security measures. Security requirements vary by controlled substance schedule, with the most stringent requirements applying to Schedule I and Schedule II substances. Required security measures include background checks on employees and physical control of inventory through measures such as surveillance cameras, cages, and inventory reconciliations. Records must be maintained for the handling of all controlled substances, and periodic reports issued to the DEA, including distribution reports for Schedule I and II controlled substances, Schedule III substances that are narcotics and other designated substances. Reports must also be made to obtain approval to destroy any controlled substances, and for thefts or losses of any controlled substance. Additionally, particular authorization and notification requirements apply to imports and exports.

Registered establishments that handle controlled substances must go through periodic inspections by the DEA to meet specific DEA responsibilities. Failure to comply with applicable requirements, particularly as manifested in loss or diversion, can result in enforcement action that could have a significant negative effect on our business, results of operations and financial performance. The DEA may pursue civil penalties, refuse to renew necessary registrations, or initiate proceedings to revoke those registrations. In certain circumstances, violations could result in criminal proceedings.

Individual states also regulate controlled substances, and we and our contract manufacturers will be subject to state regulation concerning distribution of these products.

Foreign Regulation

Product approval by comparable regulatory authorities may be required in foreign countries prior to marketing the product in those countries, whether or not FDA approval has been achieved. The approval procedure differs among countries and can involve requirements for additional testing. The time necessary for approval may vary from that required for the FDA. In general, each country has its own procedures and requirements, many of which are time consuming and expensive. Although there are some procedures for unified filings in some European countries, such as the sponsorship of the country which first grants marketing approval. Thus, there can be significant delays in obtaining mandatory approvals from foreign regulatory authorities after the appropriate applications are filed. We currently do not market any of our products outside of the United States.

Hazardous Materials

We depend on third parties to support us in manufacturing and developing all of our products and do not directly handle, store or transport hazardous materials or waste products. We depend on these third parties to abide by all applicable federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and waste products. We do not anticipate the cost of complying with these laws and regulations to be material.

Pharmaceutical Pricing and Reimbursement

Our ability to commercialize our products effectively depends substantially on the availability of sufficient coverage and reimbursement from third-party payors, including governmental bodies such as the Medicare and Medicaid programs, MCOs and private insurers. Third-party payors are more frequently contesting the prices charged for treatments and examining their cost effectiveness, in addition to their efficacy and safety. We may need to conduct expensive pharmacoeconomic studies in order to illustrate the cost effectiveness of our products, in addition to the costs required to obtain FDA approvals. Even with these studies, our products may be considered less effective, less safe or less cost-effective than existing products, and third-party payors may decide not to provide coverage and reimbursement for our products, in whole or in part. The resulting payment rates may not be sufficient for us to sell our products at a profit even if third-party payors approve coverage and reimbursement.

Economic, political and regulatory influences are subjecting the health care industry to fundamental changes. We expect there will continue to be legislative and regulatory proposals to change the health care system in ways that could substantially affect our business.

We expect that federal and state governments and the private sector will continue to evaluate and may adopt health care policies intended to limit rising health care costs. These cost containment measures could include:

•	regulations on government backed reimbursement for drugs;

•	regulations on payments to health care providers that affect demand for drug products;

•	objections to the pricing of drugs or limits or prohibitions on reimbursement for specific products through other means;

•	waning of restrictions on imports of drugs; and

•	increase of managed care systems in which health care providers commit to provide comprehensive health care for a fixed cost per person.

Within the Medicare Part D prescription drug benefit, which took effect in January 2006, Medicare participants can obtain prescription drug coverage from private plans that are allowed to limit the number of prescription drugs that are covered on their formularies in each therapeutic category and class. In this program, our products may be disqualified from formularies and may be subject to substantial price pressures that reduce the prices we are able to charge.

Outpatient pharmaceuticals sold to state managed Medicaid programs are subject to the national Medicaid Drug Rebate Program. To have their drugs included under state Medicaid programs, pharmaceutical companies must enter into an agreement in which they agree to pay a rebate to the states that is decided on the basis of a specified percentage of the “average manufacturer price” or the difference between the average manufacturer price and the “best price.” Pharmaceutical companies must also take part in a similar agreement with the U.S. Department of Veterans Affairs to have their drugs covered by state Medicaid programs, and some states may enforce additional rebate agreements. We participate in these types of pricing agreements with respect to our currently marketed products.

Foreign countries that have price controls in place on pharmaceutical products may generate lower-priced product competition. Proposed federal legislation may increase consumers’ ability to import lower-priced versions of competing products from Canada and elsewhere. In August 2007, the U.S. Congress passed legislation that would permit increased levels of imports of prescription drugs, but the U.S. Senate has yet to approve it. If this proposal or similar proposals become law, our products may be susceptible to an increase in price competition from lower priced imported drugs. Additionally, several local and state governments have applied importation schemes for their citizens, and, absent any federal action to restrict such activities, we anticipate other states and local governments will launch importation programs. The importation of foreign products that compete with ours could adversely impact our business.

We are unable to foresee what future legislation, regulations or policies, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted or what effect such legislation, regulations or policies would have on our business. Any cost containment initiatives, including those listed above, or other health care system reforms that are adopted could hinder our ability to price our products above our costs, limit our ability to generate revenue from government-funded or private third-party payors, curb the potential revenue and profitability of our customers, suppliers and partners and impede our access to capital needed to operate and grow. Any of these circumstances could considerably limit our capacity to operate profitably.

Effects of Proposed Legislation on the Pharmaceutical Industry

In 2009, President Barack Obama began a push for comprehensive health care reform in the U.S. This program’s central platform is to provide uninsured Americans with access to health insurance while allowing insured Americans to keep their existing coverage. The program would require most uninsured Americans to buy coverage. This could be beneficial for us, as new customers could increase prescription drug sales. However, some related proposals could have negative effects on our business. One, being considered by the Senate, would have drug companies partially refund the government for certain medications provided under Medicare. Another is a push to rely on comparative-effectiveness research to single out the best treatments for patients. Critics call CER intrusive, saying it puts the government between doctor and patient. It could also hinder the drug market, in which we participate, by favoring certain medications over others. How health care reform, should it pass, will affect pharmaceutical companies like ours is difficult to predict with so much still undecided.

Fraud and Abuse Regulation

A number of federal and state laws and regulations, loosely referred to as fraud and abuse laws, are used to prosecute health care providers, suppliers, physicians and others that fraudulently or wrongfully obtain reimbursement for health care products or services from government programs, such as Medicare and Medicaid. These laws may constrain our business and the financial arrangements through which we market, sell and distribute our products. These laws and regulations include:

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Federal Anti-Kickback Law. The anti-kickback law contained in the federal Social Security Act is a criminal statute that makes it a felony for individuals or entities knowingly and intentionally to offer or pay, or to solicit or receive, direct or indirect remuneration, in order to encourage the purchase, order, lease, or recommending of items or services, or the referral of patients for services, that are reimbursed under a federal health care program, including Medicare and Medicaid. The term “remuneration” has been interpreted broadly and includes both direct and indirect compensation and other items and services of value. Both the party offering and paying remuneration and the recipient may be found to have violated the statute. Courts have interpreted the anti-kickback law to cover any situation where one purpose of the remuneration is to encourage purchases or referrals, despite if there are also legitimate purposes for the arrangement. There are narrow exemptions and regulatory safe harbors, but many legitimate transactions fall outside of the scope of any exemption or safe harbor, although that does not necessarily mean the arrangement will be subject to penalties under the anti-kickback statute. Penalties for federal anti-kickback violations are severe, including up to five years imprisonment, individual and corporate criminal fines, exclusion from participation in federal health care programs and civil monetary penalties in the form of treble damages plus $50,000 for each violation of the statute.

•
State Laws. Various states have enacted laws and regulations comparable to the federal fraud and abuse laws and regulations. These state laws and regulations may apply to items or services reimbursed by any third-party payor, including private, commercial insurers and other payors. Moreover, these laws and regulations vary significantly from state to state and, in some cases, are broader than the federal laws and regulations. These differences increase the costs of compliance and the risk that the same arrangements may be subject to different compliance standards in different states.

Employees

As of March 9, 2010, we had 46 full-time employees. Within this group of employees, there are 32 sales representatives, two sales managers, six members of senior management, and six administrative staff personnel. None of our employees are represented by a labor union or are bound by a collective bargaining agreement. We believe our relationships with our employees is good.

ITEM 1A.  RISK FACTORS

If any of the following risks actually occur, our results of operations, cash flows and the value of our shares could be negatively impacted. Although we believe that we have identified and discussed below the key risk factors affecting our business, there may be additional risks and uncertainties that are not presently known that may adversely affect our performance or financial condition.

Risks Related to Commercialization

The commercial success of our currently marketed products and any additional products that we successfully commercialize will depend upon the degree of market acceptance by physicians, patients, healthcare payors and others in the medical community.

Any products that we bring to the market may not gain market acceptance by physicians, patients, healthcare payors and others in the medical community. If our products do not achieve an adequate level of acceptance, we may not generate significant product revenue and may not be profitable. The degree of market acceptance of our products depends on a number of factors, including:

•	the prevalence and severity of any side effect;

•	the efficacy and potential advantages over the alternative treatments;

•	the ability to offer our products for sale at competitive prices, including in relation to any generic products;

•	relative convenience and ease of administration;

•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•	the strength of marketing and distribution support; and

•	sufficient third party coverage or reimbursement.

We face competition, which may result in others discovering, developing or commercializing products before or more successfully than us.

The development and commercialization of drugs is highly competitive. We face competition with respect to our currently marketed products and any products that we may seek to develop or commercialize in the future. Our competitors include major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. Potential competitors also include academic institutions, government agencies and other private and public research organizations that seek patent protection and establish collaborative arrangements for development, manufacturing and commercialization. We face significant competition for our currently marketed products. Some of our currently marketed products do not have patent protection and in most cases face generic competition. All of our products face significant price competition from a range of branded and generic products for the same therapeutic indications.

Some or all of our product candidates, if approved, may face competition from other branded and generic drugs approved for the same therapeutic indications, approved drugs used off label for such indications and novel drugs in clinical development. For example, our product candidates may not demonstrate sufficient additional clinical benefits to physicians to justify a higher price compared to other lower cost products within the same therapeutic class. Notwithstanding the fact that we may devote substantial amounts of our resources to bringing product candidates to market, our commercial opportunity could be reduced or eliminated if competitors develop and commercialize products that are more effective, safer, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop and/or commercialize.

Our patent rights will not protect our products if competitors devise ways of making products that compete with our products without legally infringing our patent rights. The FDCA and FDA regulations and policies provide certain exclusivity incentives to manufacturers to create modified, non-infringing versions of a drug in order to facilitate the approval of ANDAs for generic substitutes. These same types of exclusivity incentives encourage manufacturers to submit NDAs that rely, in part, on literature and clinical data not prepared for or by such manufacturers.

Manufacturers might only be required to conduct a relatively inexpensive study to show that their product has the same API, dosage form, strength, route of administration and conditions of use or labeling as our product and that the generic product is absorbed in the body at the same rate and to the same extent as our product, a comparison known as bioequivalence. Such products would be significantly less costly than our products to bring to market and could lead to the existence of multiple lower-priced competitive products, which would substantially limit our ability to obtain a return on the investments we have made in those products. Our competitors also may obtain FDA or other regulatory approval for their product candidates more rapidly than we may obtain approval for our product candidates.

Our products compete principally with the following:

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ALDEX Line – Other branded prescription antihistamine, decongestant, and cough suppressants marketed in the United States, such as WraSer Pharmaceutical’s VazoTab®, VazoBIDTM and VazoTan®; Atley Pharmaceutical Inc.’s Sudal®-12 and ATuss® DS; Centrix Pharmaceutical Inc.’s Dicel®.

•
PEDIATEX TD – Other branded phenylephrine products, such as Johnson and Johnson’s Sudafed PE, Wyeth’s Robitussin® CF, McNeil-PPC, Inc.’s Tylenol® Sinus, Novartis Consumer Health Inc.’s Theraflu®, ALDEX CT, ALDEX D and ALDEX DM; and other pseudoephedrine products, such as Johnson and Johnson’s Sudafed®, Burroughs Wellcome Fund’s Actifed®, GlaxoSmithKline plc’s Contac®, and Schering-Plough HealthCare Products Inc’s Claritin®-D.

•	BROVEX Line – Other antihistamine combination products with the common API brompheniramine maleate, such as Histex PD 12 ®, Pamlab LLC’s Palgic ®, McNeil-ppc, Inc’s Zyrtec ® and Vazol-D ®.

•
Z-COF 8DM – Other antitussive/decongestant/expectorant combination products, including Johnson and Johnson’s Sudafed®, Wyeth’s Robitussin® DAC and Robitussin® AC and Reckitt Benckiser Group plc’s Mucinex®.

•	REZYST IM – Other probiotic treatment options, including Lactanax®, Amerifit Brands Inc.’s Culturelle®, Ganeden Biotech Inc.’s Sustenex®, and BioGaia© AB’s probiotic products.

•	QUINZYME – Currently there are no prescription competitors. Over-The-Counter ubiquinone products include CoQ10 branded products.

Many of our competitors have significantly greater financial, technical and human resources than we have and superior expertise in marketing and sales, research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products and thus may be better equipped than us to discover, develop, manufacture and commercialize products. These competitors also compete with us in recruiting and retaining qualified management personnel, and acquiring technologies. Many of our competitors have collaborative arrangements in our target markets with leading companies and research institutions. In many cases, products that compete with our products have already received regulatory approval or are in late-stage development, have well known brand names, are distributed by large pharmaceutical companies with substantial resources and have achieved widespread acceptance among physicians and patients. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.

We will face competition based on the safety and effectiveness of our products, the timing and scope of regulatory approvals, the availability and cost of supply, marketing and sales capabilities, reimbursement coverage, price, patent position and other factors. Our competitors may develop or commercialize more effective, safer or more affordable products, or products with more effective patent protection, than our products. Accordingly, our competitors may commercialize products more rapidly or effectively than we are able to, which would adversely affect our competitive position, our revenue and profit from existing products and anticipated revenue and profit from product candidates. If our products or product candidates are rendered noncompetitive, we may not be able to recover the expenses of developing and commercializing those products or product candidates.

As our competitors introduce their own generic equivalents of our products, our net revenues from such products are expected to decline.

Product sales of generic pharmaceutical products often follow a particular pattern over time based on regulatory and competitive factors. The first company to introduce a generic equivalent of a branded product is often able to capture a substantial share of the market. However, as other companies introduce competing generic products, the first entrant’s market share, and the price of its generic product, will typically decline. The extent of the decline generally depends on several factors, including the number of competitors, the price of the branded product and the pricing strategy of the new competitors.

For example, in the generic drug industry, when a company is the first to introduce a generic drug, the pricing of the generic drug is typically set based on a discount from the published price of the equivalent branded product. Other generic manufacturers may enter the market and, as a result, the price of the drug may decline significantly. In such event, we may in our discretion provide our customers a credit with respect to the customers’ remaining inventory for the difference between our new price and the price at which we originally sold the product to our customers. There are circumstances under which we may, as a matter of business strategy, not provide price adjustments to certain customers and, consequently, we may lose future sales to competitors.

Macoven Pharmaceuticals was formed in 2008 for the purpose of launching generic drugs. Macoven is owned 60% by the stockholders of Pernix, 20% by an officer of Pernix and 20% by an officer of Macoven. Pursuant to the terms of a development agreement, Pernix granted Macoven a non-exclusive license to develop, market and sell generic equivalents of Pernix products. Pernix is entitled to 100% of the proceeds from sales of such generic equivalents. For additional information on Macoven, see Item 1 - “Relationship with Macoven Pharmaceuticals, LLC” above.

Negative publicity regarding any of our products or product candidates could delay or impair our ability to market any such product, delay or prevent approval of any such product candidate and may require us to spend time and money to address these issues.

If any of our products or any similar products distributed by other companies prove to be, or are asserted to be, harmful to consumers, our ability to successfully market and sell our products could be impaired. Because of our dependence on patient and physician perceptions, any adverse publicity associated with illness or other adverse effects resulting from the use or misuse of our products or any similar products distributed by other companies could limit the commercial potential of our products and expose us to potential liabilities.

If we are unable to attract, hire and retain qualified sales and management personnel, the commercial opportunity for our products may be diminished.

As of March 9, 2010, our sales force consists of 32 sales representatives and two sales managers. We may not be able to attract, hire, train and retain qualified sales and sales management personnel. If we are not successful in our efforts to maintain a qualified sales force, our ability to independently market and promote our products may be impaired. In such an event, we would likely need to establish a collaboration, co-promotion, distribution or other similar arrangement to market and sell such products. However, we might not be able to enter into such an arrangement on favorable terms, if at all. Even if we are able to effectively maintain a qualified sales force, our sales force may not be successful in commercializing our products.

A failure to maintain optimal inventory levels to meet commercial demand for our products could harm our reputation and subject us to financial losses.

Our ability to maintain optimal inventory levels to meet commercial demand depends on the performance of third-party contract manufacturers. Certain of our products, including Z-COF 8DM, PEDIATEX TD, BROVEX PSE-DM and BROVEX PSB-DM contain controlled substances, which are regulated by the DEA under the Controlled Substances Act. DEA quota requirements limit the amount of controlled substance drug products a manufacturer can manufacture and the amount of API it can use to manufacture those products. In some instances, third-party manufacturers have encountered difficulties obtaining raw materials needed to manufacture our products as a result of DEA regulations and because of the limited number of suppliers of pseudoephedrine, an active ingredient in several of our products.

 If our manufacturers are unsuccessful in obtaining quotas, if we are unable to manufacture and release inventory on a timely and consistent basis, if we fail to maintain an adequate level of product inventory, if inventory is destroyed or damaged or if our inventory reaches its expiration date, patients might not have access to our products, our reputation and our brands could be harmed and physicians may be less likely to prescribe our products in the future, each of which could have a material adverse effect on our financial condition, results of operations and cash flows.

If we or our manufacturers fail to comply with regulatory requirements for our controlled substance products the DEA may take regulatory actions detrimental to our business, resulting in temporary or permanent interruption of distribution, withdrawal of products from the market or other penalties.

We, our manufacturers and certain of our products including Z-COF 8DM, PEDIATEX TD, Brovex PSE-DM and Brovex PSB-DM, are subject to the Controlled Substances Act and DEA regulations thereunder. Accordingly, we and our contract manufacturers must adhere to a number of requirements with respect to our controlled substance products including registration, recordkeeping and reporting requirements; labeling and packaging requirements; security controls, procurement and manufacturing quotas; and certain restrictions on prescription refills. Failure to maintain compliance with applicable requirements can result in enforcement action that could have a material adverse effect on our business, results of operations and financial condition. The DEA may seek civil penalties, refuse to renew necessary registrations or initiate proceedings to revoke those registrations. In certain circumstances, violations could result in criminal proceedings.

Product liability lawsuits against us could cause us to incur substantial liabilities and limit commercialization of any products that we may develop.

We face an inherent risk of product liability exposure related to the sale of our currently marketed products and any other products that we successfully develop or commercialize. If we cannot successfully defend ourselves against claims that our products or product candidates caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for our products or any products that we may develop;

•	injury to reputation;

•	withdrawal of client trial participants;

•	withdrawal of a product from the market;

•	costs to defend the related litigation;

•	substantial monetary awards to trial participants or patients;

•	diversion of management time and attention;

•	loss of revenue; and

•	the inability to commercialize any products that we may develop.

The amount of insurance that we currently hold may not be adequate to cover all liabilities that we may incur. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost and we may not be able to obtain insurance coverage that will be adequate to satisfy any liability that may arise.

Risks Related to Our Dependence on Third Parties

We use third parties to manufacture all of our products and product candidates. This may increase the risk that we will not have sufficient quantities of our products or product candidates or such quantities at an acceptable cost, which could result in development and commercialization of our product candidates being delayed, prevented or impaired.

We do not own or operate, and do not currently have plans to establish, any manufacturing facilities for our products or product candidates. We have limited personnel with experience in drug manufacturing and we lack the resources and the capabilities to manufacture any of our products or product candidates on a clinical or commercial scale.

We currently rely, and expect to continue to rely, on third parties for the supply of the active pharmaceutical ingredients in our products and product candidates, and the manufacture of the finished forms of these drugs and packaging. The current manufacturers of our products and product candidates are, and any future third party manufacturers that we enter into arrangements with will likely be, our sole suppliers of our products and product candidates for a significant period of time. These manufacturers are commonly referred to as single source suppliers. Some of our manufacturing arrangements may be terminated at-will by either party without penalty.

If any of these manufacturers should become unavailable to us for any reason, we may be unable to conclude arrangements with replacements on favorable terms, if at all, and may be delayed in identifying and qualifying such replacements. In any event, identifying and qualifying a new third party manufacturer could involve significant costs associated with the transfer of the active pharmaceutical ingredient or finished product manufacturing process. With any FDA approved products, a change in manufacturer requires formal approval by the FDA before the new manufacturer may produce commercial supplies of our FDA approved products. This approval process typically takes a minimum of 12 to 18 months and, during that time, we may face a shortage of supply of our products.

Reliance on third party manufacturers entails risks to which we would not be subject if we manufactured products or product candidates ourselves, including:

•	reliance on third party for regulatory compliance and quality assurance;

•	the possible breach of the manufacturing arrangement by the third party because of factors beyond our control; and

•	the possible termination or nonrenewal of the manufacturing relationship by the third party, based on its own business priorities, at a time that is costly or inconvenient for us.

Our products and product candidates may compete with other products and product candidates for access to manufacturing facilities. There are a limited number of manufacturers that operate under current good manufacturing practice, or cGMP, regulations and that are both capable of manufacturing for us and willing to do so. If the third parties that we engage to manufacture a product for commercial sale or for clinical trials should cease to continue to do so for any reason, we likely would experience delays in obtaining sufficient quantities of our products for us to meet commercial demand or in advancing clinical trials while we identify and qualify replacement suppliers. If for any reason we are not able to obtain adequate supplies of our product candidates or the drug substances used to manufacture them, it will be more difficult for us to develop our product candidates and compete effectively.

We also import the API for substantially all of our products from third parties that manufacture such items outside the United States, and we expect to do so from outside the United States in the future. This may give rise to difficulties in obtaining API in a timely manner as a result of, among other things, regulatory agency import inspections, incomplete or inaccurate import documentation or defective packaging. For example, in January 2009, the FDA released draft guidance on Good Importer Practices, which, if adopted, will impose additional requirements on us with respect to oversight of our third-party manufacturers outside the United States. The FDA has stated that it will inspect 100% of API that is imported into the United States. If the FDA requires additional documentation from third-party manufacturers relating to the safety or intended use of the API, the importation of the API could be delayed. While in transit from outside the United States or while stored with our third-party logistics provider, DDN, our API could be lost or suffer damage, which would render such items unusable. We have attempted to take appropriate risk mitigation steps and to obtain transit or casualty insurance. However, depending upon when the loss or damage occurs, we may have limited recourse for recovery against our manufacturers or insurers. As a result, our financial performance could be impacted by any such loss or damage.

Our current and anticipated future dependence upon others for the manufacture of our products and product candidates may adversely affect our profit margins and our ability to develop and commercialize products and product candidates on a timely and competitive basis.

We rely on our third party manufacturers for compliance with applicable regulatory requirements. This may increase the risk of sanctions being imposed on us or on a manufacturer of our products or product candidates, which could result in our inability to obtain sufficient quantities of these products or product candidates.

Our manufacturers may not be able to comply with cGMP regulations or other regulatory requirements or similar regulatory requirements outside the United States. DEA regulations also govern facilities where controlled substances are manufactured. Our manufacturers are subject to DEA registration requirements and unannounced inspections by the FDA, the DEA, state regulators and similar regulators outside the United States. Our failure, or the failure of our third party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including:

•	fines;

•	injunctions;

•	civil penalties;

•	failure of regulatory authorities to grant marketing approval of our product candidates;

•	FDA regulatory action against any currently marketed products or products in development;

•	delays, suspension or withdrawal of approvals;

•	suspension of manufacturing operations;

•	license revocation;

•	seizures or recalls of products or product candidates;

•	operating restrictions; and

•	criminal prosecutions.

Any of these sanctions could significantly and adversely affect supplies of our products and product candidates.

We intend to rely on third parties to conduct our clinical trials, and those third parties may not perform satisfactorily, including failing to meet established deadlines for the completion of such trials.

We do not intend to independently conduct clinical trials for our product candidates. We will rely on third parties, such as contract research organizations, clinical data management organizations, medical institutions and clinical investigators, to perform this function. Our reliance on these third parties for clinical development activities reduces our control over these activities. We are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires us to comply with standards, commonly referred to as Good Clinical Practices, for conducting, recording, and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected.

We do not have experience conducting clinical trials or complying with these requirements. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. Furthermore, these third parties may also have relationships with other entities, some of which may be our competitors. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, we will not be able to obtain, or may be delayed in obtaining, regulatory approvals for our product candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates.

Our success depends in part on our relationships with Kiel Laboratories and other strategic partners.

We have acquired a substantial amount of our intellectual property rights through strategic partnerships with third parties, including Kiel Laboratories. We have exclusive licenses to use Kiel’s patented drug delivery technology, or Kiel Technology, to manufacture and market our Aldex, Z-COF and Pediatex product lines. For the fiscal years ended December 31, 2009 and 2008, gross sales of the products covered by these license arrangements accounted for approximately 84% and 92% of our gross sales, respectively. We expect sales from products using the Kiel Technology to continue to constitute a large but decreasing percentage of our gross sales as we continue to expand our product offerings.

Gaine, Inc. was formed in 2007 as a holding company for certain intellectual property rights. We hold a 50% ownership interest in Gaine, with the remaining 50% owned by various Kiel employees. Gaine’s board of directors is comprised of two officers of Pernix and two Kiel employees. Subject to certain limited exceptions, any action of Gaine’s board of directors or stockholders may be taken by the approval of a majority of the votes cast. In September 2007, we loaned Gaine $475,000 in order to finance Gaine’s purchase of a U.S. patent with an API that we expect to use in certain of our antitussive product candidates. In consideration for advancing the loan proceeds, Gaine granted us an exclusive, royalty-free license to use the patent and related intellectual property rights to develop, manufacture and market certain of our antitussive product candidates. As collateral for the loan, Gaine and Pernix entered into a Grant of Security Interest/Assignment of Patent Rights Agreement. This agreement provides that in the event of a default by Gaine that remains uncured for thirty days following notice of the default, Pernix may accelerate the remaining balance due on the loan or, alternatively, require Gaine to assign ownership of the patent to Pernix. On February 5, 2010, Pernix granted Gaine an extension on its obligation to pay the outstanding balance on the loan until June 30, 2010, during which time no additional interest will accrue.  During this time, Pernix agreed not to declare the loan in default or otherwise take any action to obtain ownership of the patent securing Gaine’s obligations.  For additional information regarding our commercial arrangements with Kiel and Gaine, see Item 1 - “License Agreements- Relationship with Gaine and Kiel” contained in this Item 2.01.

Our inability to maintain our existing strategic relationships, including our relationships with Kiel and the other co-owners of Gaine, or enter into new ones could negatively affect our business and results of operations.

The concentration of our product sales to only a few wholesale distributors increases the risk that we will not be able to effectively distribute our products if we need to replace any of these customers, which would cause our sales to decline.

The majority of our sales are to a small number of pharmaceutical wholesale distributors, which in turn sell our products primarily to retail pharmacies, which ultimately dispense our products to the end consumers. In 2009, Cardinal Health accounted for 37% of our total gross sales, McKesson Corporation accounted for 32% of our total gross sales and Morris & Dickson accounted for 13% of our total gross sales.

If any of these customers cease doing business with us or materially reduce the amount of product they purchase from us and we cannot conclude agreements with replacement wholesale distributors on commercially reasonable terms, we might not be able to effectively distribute our products through retail pharmacies. The possibility of this occurring is exacerbated by the recent significant consolidation in the wholesale drug distribution industry, including through mergers and acquisitions among wholesale distributors and the growth of large retail drugstore chains. As a result, a small number of large wholesale distributors control a significant share of the market.

Any collaboration arrangements that we may enter into in the future may not be successful, which could adversely affect our ability to develop and commercialize our product candidates.

We may enter into collaboration arrangements in the future on a selective basis. Any future collaborations that we enter into may not be successful. The success of our collaboration arrangements will depend heavily on the efforts and activities of our collaborators. Collaborators generally have significant discretion in determining the efforts and resources that they will apply to these collaborations.

Disagreements between parties to a collaboration arrangement regarding clinical development and commercialization matters can lead to delays in the development process or commercializing the applicable product candidate and, in some cases, termination of the collaboration arrangement. These disagreements can be difficult to resolve if neither of the parties has final decision making authority.

Collaborations with pharmaceutical companies and other third parties often are terminated or allowed to expire by the other party. Any such termination or expiration could adversely affect us financially and could harm our business reputation.

Pernix’s business could suffer as a result of a failure to manage and maintain its distribution network.

Pernix relies on third parties to distribute its products. Pernix has contracted with DDN/Obergfel, LLC, or DDN, for the distribution of its products to wholesalers, retail drug stores, mass merchandisers and grocery stores in the United States.

This distribution network requires significant coordination with Pernix’s supply chain, sales and marketing and finance organizations. Failure to maintain Pernix’s contract with DDN, or the inability or failure of DDN to adequately perform as agreed under its contract with Pernix, could negatively impact Pernix. Pernix does currently have its own warehouse capabilities; however, we plan to transition all of our warehouse functions to DDN. If Pernix was unable to replace DDN in a timely manner in the event of a natural disaster, failure to meet FDA and other regulatory requirements, business failure, strike or any other difficulty affecting DDN, the distribution of its products could be delayed or interrupted, which would damage Pernix’s results of operations and market position. Failure to coordinate financial systems could also negatively impact Pernix’s ability to accurately report and forecast product sales and fulfill its regulatory obligations. If Pernix is unable to effectively manage and maintain its distribution network, sales of its products could be severely compromised and its business could be harmed.

Pernix also depends on the distribution abilities of its wholesale customers to ensure that Pernix’s products are effectively distributed through the supply chain. If there are any interruptions in Pernix’s customers’ ability to distribute products through their distribution centers, Pernix’s products may not be effectively distributed, which could cause confusion and frustration among pharmacists and lead to product substitution. For example, in the fourth quarter of 2007 and the first quarter of 2008, several Cardinal Health distribution centers were placed on probation by the DEA and were prohibited from distributing controlled substances. Although Cardinal Health had a plan in place to re-route all orders to the next closest distribution center for fulfillment, system inefficiency resulted in a failure to effectively distribute Pernix’s products to all areas.

Risks Related to Intellectual Property

If we are unable to obtain and maintain protection for the intellectual property relating to our technology and products, the value of our technology and products will be adversely affected.

Our success will depend in part on our ability to obtain and maintain protection for the intellectual property covering or incorporated into our technology and products. The patent situation in the field of pharmaceuticals is highly uncertain and involves complex legal and scientific questions. We may not be able to obtain additional patent rights relating to our technology or products. Even if issued, patents issued to us or licensed to us may be challenged, narrowed, invalidated, held to be unenforceable or circumvented, which could limit our ability to stop competitors from marketing similar products or limit the length of term of patent protection we may have for our products. Changes in either patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection.

Our patents also may not afford us protection against competitors with similar technology. Because patent applications in the United States and many other jurisdictions are typically not published until 18 months after filing, or in some cases not at all, and because publications of discoveries in the scientific literature often lag behind actual discoveries, neither we nor our licensors can be certain that we or they were the first to make the inventions claimed in our or their issued patents or pending patent applications, or that we or they were the first to file for protection of the inventions set forth in these patent applications. If a third party has also filed a U.S. patent application covering our product candidates or a similar invention, we may have to participate in an adversarial proceeding, known as an interference, declared by the U.S. Patent and Trademark Office to determine priority of invention in the United States. The costs of these proceedings could be substantial and it is possible that our efforts could be unsuccessful, resulting in a loss of our U.S. patent position. In addition, patents generally expire, regardless of the date of issue, 20 years from the earliest claimed non-provisional filing date.

Some of our products do not have patent protection and in some cases face generic competition. For a description of our patent protection, see Item 1 - “Patents” contained above.

Our collaborators and licensors may not adequately protect our intellectual property rights. These third parties may have the first right to maintain or defend our intellectual property rights and, although we may have the right to assume the maintenance and defense of our intellectual property rights if these third parties do not, our ability to maintain and defend our intellectual property rights may be comprised by the acts or omissions of these third parties.

Trademark protection of our products may not provide us with a meaningful competitive advantage.

We use trademarks on most of our currently marketed products and believe that having distinctive marks is an important factor in marketing those products, particularly ALDEX, BROVEX and PEDIATEX. Distinctive marks may also be important for any additional products that we successfully develop and commercially market. However, we generally do not expect our marks to provide a meaningful competitive advantage over other branded or generic products. We believe that efficacy, safety, convenience, price, the level of generic competition and the availability of reimbursement from government and other third party payors are and are likely to continue to be more important factors in the commercial success of our products. For example, physicians and patients may not readily associate our trademark with the applicable product or active pharmaceutical ingredient. In addition, prescriptions written for a branded product are typically filled with the generic version at the pharmacy, resulting in a significant loss in sales of the branded product, including for indications for which the generic version has not been approved for marketing by the FDA. Competitors also may use marks or names that are similar to our trademarks. If we initiate legal proceedings to seek to protect our trademarks, the costs of these proceedings could be substantial and it is possible that our efforts could be unsuccessful.

If we fail to comply with our obligations in our intellectual property licenses with third parties, we could lose license rights that are important to our business.

We have acquired rights to some of our products and all of our product candidates under license agreements with third parties and expect to enter into additional licenses in the future.

Our existing licenses impose, and we expect that future licenses will impose, various development and commercialization, milestone payment, royalty, sublicensing, patent protection and maintenance, insurance and other obligations on us. If we fail to comply with these obligations or otherwise breach the license agreement, the licensor may have the right to terminate the license in whole, terminate the exclusive nature of the license or bring a claim against us for damages. Any such termination or claim could prevent or impede our ability to market any product that is covered by the licensed patents. Even if we contest any such termination or claim and are ultimately successful, our results of operations and stock price could suffer. In addition, upon any termination of a license agreement, we may be required to license to the licensor any related intellectual property that we developed.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

In addition to patented technology, we rely upon unpatented proprietary technology, processes and know-how. We seek to protect our unpatented proprietary information in part by confidentiality agreements with our employees, consultants and third parties. These agreements may be breached and we may not have adequate remedies for any such breach. In addition, our trade secrets may otherwise become known or be independently developed by competitors. If we are unable to protect the confidentiality of our proprietary information and know-how, competitors may be able to use this information to develop products that compete with our products, which could adversely impact our business.

If we infringe or are alleged to infringe intellectual property rights of third parties, it will adversely affect our business.

Our development and commercialization activities, as well as any product candidates or products resulting from these activities, may infringe or be claimed to infringe one or more claims of an issued patent or may fall within the scope of one or more claims in a published patent application that may be subsequently issued and to which we do not hold a license or other rights. Third parties may own or control these patents or patent applications in the United States and abroad. These third parties could bring claims against us or our collaborators that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages. Further, if a patent infringement suit were brought against us or our collaborators, we or they could be forced to stop or delay development, manufacturing or sales of the product or product candidate that is the subject of the suit.

As a result of patent infringement or other similar claims or to avoid potential claims, we or our potential future collaborators may choose or be required to seek a license from a third party and be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we or our collaborators were able to obtain a license, the rights may be nonexclusive, which could result in our competitors gaining access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we or our collaborators are unable to enter into licenses on acceptable terms. This could harm our business significantly.

There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. In addition to infringement claims against us, we may become a party to other patent litigation and other proceedings. The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

Many of our employees were previously employed at other pharmaceutical companies, including our competitors or potential competitors. We try to ensure that our employees do not use the proprietary information or know-how of others in their work for us. However, we may be subject to claims that we or these employees have inadvertently or otherwise used or disclosed intellectual property, trade secrets or other proprietary information of any such employee’s former employer. Litigation may be necessary to defend against these claims and, even if we are successful in defending ourselves, could result in substantial costs to us or be distracting to our management. If we fail to defend any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel.

Risks Related to Our Financial Position and Need for Additional Capital

We may need substantial additional funding and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our product development programs, commercialization efforts or acquisition strategy.

We make significant investments in our currently-marketed products for sales, marketing, securing commercial quantities of product from our manufacturers, and distribution. In addition, we expect to make significant investments with respect to development, particularly to the extent we conduct clinical trials and seek FDA approval for product candidates. We have used, and expect to continue to use, revenue from sales of our marketed products to fund a significant portion of our development costs and establishing and expanding our sales and marketing infrastructure. However, we may need substantial additional funding for these purposes and may be unable to raise capital when needed or on attractive terms, which would force us to delay, reduce or eliminate our development programs or commercialization efforts.

As of March 9, 2010 after giving effect to the Merger between Pernix and GTA, the combined company had approximately $14.3 million of cash and cash equivalents. We believe that our existing cash and cash equivalents and revenue from product sales will be sufficient to enable us to fund our operating expenses and capital expenditure requirements for at least the next 12 months. Our future capital requirements will depend on many factors, including:

•	the level of product sales from our currently marketed products and any additional products that we may market in the future;

•	the scope, progress, results and costs of clinical development activities for our product candidates;

•	the costs, timing and outcome of regulatory review of our product candidates;

•	the number of, and development requirements for, additional product candidates that we pursue;

•	the costs of commercialization activities, including product marketing, sales and distribution;

•	the costs and timing of establishing manufacturing and supply arrangements for clinical and commercial supplies of our product candidates;

•	the extent to which we acquire or invest in products, businesses and technologies;

•	the extent to which we choose to establish collaboration, co-promotion, distribution or other similar arrangements for our products and product candidates; and

•	the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property-related claims.

To the extent that our capital resources are insufficient to meet our future capital requirements, we will need to finance our cash needs through public or private equity offerings, debt financings, corporate collaboration and licensing arrangements or other financing alternatives. Additional equity or debt financing, or corporate collaboration and licensing arrangements, may not be available on acceptable terms, if at all.

If we raise additional funds by issuing equity securities, our stockholders will experience dilution. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any debt financing or additional equity that we raise may contain terms, such as liquidation and other preferences, which are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish valuable rights to our technologies, future revenue streams or product candidates or to grant licenses on terms that may not be favorable to us.

If the estimates that we make, or the assumptions upon which we rely, in preparing our financial statements prove inaccurate, our future financial results may vary from expectations.

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of our assets, liabilities, stockholders’ equity, revenues and expenses, the amounts of charges accrued by us and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. For example, at the same time we recognize revenues for product sales, we also record an adjustment, or decrease, to revenue for estimated charge backs, rebates, discounts, vouchers and returns, which management determines on a product-by-product basis as its best estimate at the time of sale based on each product’s historical experience adjusted to reflect known changes in the factors that impact such reserves. Actual sales allowances may exceed our estimates for a variety of reasons, including unanticipated competition, regulatory actions or changes in one or more of our contractual relationships. We cannot assure you, therefore, that any of our estimates, or the assumptions underlying them, will be correct.

If we fail to meet all applicable continued listing requirements of the NYSE Amex and it determines to delist our common stock, the market liquidity and market price of our common stock could decline.

If we fail to meet all applicable listing requirements of NYSE Amex and it determines to delist our common stock, a trading market for our common stock may not be sustained and the market price of our common stock could decline. If a trading market for our common stock is not sustained, it will be difficult for our stockholders to sell shares of our common stock without further depressing the market price of our common stock or at all. A delisting of our common stock also could make it more difficult for us to obtain financing for the continuation of our operations and could result in the loss of confidence by investors, suppliers and employees.

If significant business or product announcements by us or our competitors cause fluctuations in our stock price, an investment in our stock may suffer a decline in value.

The market price of our common stock may be subject to substantial volatility as a result of announcements by us or other companies in our industry, including our collaborators. Announcements that may subject the price of our common stock to substantial volatility include announcements regarding:

•	our operating results, including the amount and timing of sales of our products;

•	the availability and timely delivery of a sufficient supply of our products;

•	our licensing and collaboration agreements and the products or product candidates that are the subject of those agreements;

•	the results of discoveries, preclinical studies and clinical trials by us or our competitors;

•	the acquisition of technologies, product candidates or products by us or our competitors;

•	the development of new technologies, product candidates or products by us or our competitors;

•	regulatory actions with respect to our product candidates or products or those of our competitors; and

•	significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors.

Because GTA acquired Pernix by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

Additional risks to our investors may exist because GTA acquired Pernix through a “reverse merger.” Prior to the Merger, security analysts of major brokerage firms did not provide coverage for GTA. In addition, because of past abuses and fraud concerns stemming primarily from a lack of public information about new public businesses, there are many people in the securities industry and business in general who view reverse merger transactions with suspicion. Without brokerage firm and analyst coverage, there may be fewer people aware of the combined company and its business, resulting in fewer potential buyers of our securities, less liquidity, and depressed stock prices for our investors.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

GTA has not declared or paid cash dividends on its capital stock since 2001. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Insiders  have substantial control over the combined company and could delay or prevent a change in corporate control, including a transaction in which the combined company’s stockholders could sell or exchange their shares for a premium.

Following the merger, the combined company’s directors and executive officers together with their affiliates beneficially owned, in the aggregate, approximately 62% of the combined company’s common stock, on a fully diluted basis. As a result, our directors and executive officers, together with their affiliates, if acting together, have the ability to affect the outcome of matters submitted to stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these persons, acting together, will have the ability to control our management and affairs. Accordingly, this concentration of ownership may harm the value of our common stock by:

•	delaying, deferring or preventing a change in control;

•	impeding a merger, consolidation, takeover or other business combination; or

•	discouraging a potential acquirer from making an acquisition proposal or otherwise attempting to obtain control.

Resales of shares of common stock following the Merger could materially adversely affect the market price of our common stock.

We issued shares of common stock in the Merger to the former stockholders of Pernix, representing approximately 84% of the aggregate common stock then outstanding, on a fully diluted basis.

These shares were issued in the Merger pursuant to an exemption from the registration requirements of the 1933 Act and are therefore “restricted securities” as defined in Rule 144 under the 1933 Act. In addition to being subject to restrictions on transfer imposed under the securities laws, each former stockholder of Pernix entered into a stockholder agreement (which together cover all 20.9 million shares issued in the Merger), which among other things, prohibits the sale or transfer of these shares following the consummation of the Merger for specified periods.

Additionally, the executive officers and three independent directors of GTA each entered into a stockholder agreement prohibiting the sale or transfer of shares issuable pursuant to 310,000 options for as long as one year following the filing of this Form 8-K with the SEC. The stockholder agreements entered into by the three independent directors also prohibit the transfer or sale of an additional 1,328,183 shares (representing shares acquired in the open market or in privately negotiated transactions from parties other than GTA or one of its affiliates) for 90 days following the consummation of the Merger. Thereafter, until the nine-month anniversary of the consummation of the Merger, transfers or sales by these directors collectively in any one-week calendar period may not exceed 29% of the prior week’s trading volume of the combined company’s common stock as reported on NYSE Amex.

In addition, the 2009 Stock Incentive Plan permits the issuance of up to approximately 3.7 million shares pursuant to the Plan. We intend to register under the 1933 Act the shares issuable under the Plan so that they will genera lly be available for resale when issued.

We may waive the restrictions on transfer under the stockholder agreements described above, although we currently have no intention to do so. When the restrictions in the stockholder agreements described above lapse and the shares become available for resale, sales of a substantial number of shares of our common stock in the public market, or the perception that these sales could occur, could materially adversely affect the market price of our common stock.

Our operating results are likely to fluctuate from period to period.

We anticipate that there may be fluctuations in our future operating results. Potential causes of future fluctuations in our operating results may include:

•	period-to-period fluctuations in financial results;

•	issues in manufacturing products;

•	unanticipated potential product liability claims;

•	new or increased competition from generics;

•	the introduction of technological innovations or new commercial products by competitors;

•	changes in the availability of reimbursement to the patient from third-party payers for our products;

•	the entry into, or termination of, key agreements, including key strategic alliance agreements;

•	the initiation of litigation to enforce or defend any of our intellectual property rights;

•	the loss of key employees;

•	the results of pre-clinical testing, IND application, and potential clinical trials of some product candidates;

•	regulatory changes;

•	the results and timing of regulatory reviews relating to the approval of product candidates;

•	the results of clinical trials conducted by others on products that would compete with our products and product candidates;

•	failure of any of our products or product candidates to achieve commercial success;

•	general and industry-specific economic conditions that may affect research and development expenditures;

•	future sales of our common stock; and

•	changes in the structure of health care payment systems resulting from proposed healthcare legislation or otherwise.

Moreover, stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of our common stock.

Risks Related to Product Development

We may invest a significant portion of our efforts and financial resources in the development of our product candidates and there is no guarantee we will obtain requisite regulatory approvals or otherwise timely bring these product candidates to market.

We intend to seek FDA approval for two of our product candidates and are in the earliest stages of that process. We do not have experience with that process, and therefore it will require a significant amount of our managerial and financial resources. Our ability to bring these products to market depends on a number of factors including:

•	successful completion of pre-clinical laboratory and animal testing;

•	approval by the FDA of an investigational new drug application or IND application, which must occur before human clinical trials may commence;

•	successful completion of clinical trials;

•	receipt of marketing approvals from the FDA;

•	establishing commercial manufacturing arrangements with third party manufacturers;

•	launching commercial sales of the product;

•	acceptance of the product by patients, the medical community and third party payors;

•	competition from other therapies;

•	achieving and maintaining compliance with all regulatory requirements applicable to the product; and

•	a continued acceptable safety profile of the product following approval.

If we are not successful in commercializing any of our product candidates, or are significantly delayed in doing so, our business will be harmed, possibly materially.

If our clinical trials do not demonstrate safety and efficacy in humans, we may experience delays, incur additional costs and ultimately be unable to commercialize our product candidates.

Before obtaining regulatory approval for the sale of some of our product candidates, we must conduct, at our own expense, extensive clinical trials to demonstrate the safety and efficacy of our product candidates in humans. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to outcome. The outcome of early clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. Even if early phase clinical trials are successful, it is necessary to conduct additional clinical trials in larger numbers of patients taking the drug for longer periods before seeking approval from the FDA to market and sell a drug in the United States. Clinical data is often susceptible to varying interpretations, and many companies that have believed their products performed satisfactorily in clinical trials have nonetheless failed to obtain FDA approval for their products. Similarly, even if clinical trials of a product candidate are successful in one indication, clinical trials of that product candidate for other indications may be unsuccessful. A failure of one or more of our clinical trials can occur at any stage of testing.

We may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent our ability to receive regulatory approval or commercialize our product candidates, including:

•	regulators or institutional review boards may not authorize us to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•
our clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or we may abandon projects that we expect to be promising;

•
the number of patients required for our clinical trials may be larger than we anticipate, enrollment in our clinical trials may be slower than we anticipate, or participants may drop out of our clinical trials at a higher rate than we anticipate;

•	our third party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner;

•	we might have to suspend or terminate our clinical trials if the participants are being exposed to unacceptable health risks;

•	regulators or institutional review boards may require that we hold, suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;

•	the cost of our clinical trials may be greater than we anticipate;

•	the supply or quality of our product candidates or other materials necessary to conduct our clinical trials may be insufficient or inadequate; and

•	the effects of our product candidates may not be the desired effects or may include undesirable side effects or the product candidates may have other unexpected characteristics.

If we are required to conduct additional clinical trials or other testing of our product candidates in addition to those that we currently contemplate, if we are unable to successfully complete our clinical trials or other testing, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we may:

•	be delayed in obtaining marketing approval for one or more of our product candidates;

•	not be able to obtain marketing approval;

•	obtain approval for indications that are not as broad as intended; or

•	have the product removed from the market after obtaining marketing approval.

Our product development costs also will increase if we experience delays in testing or approvals. Significant clinical trial delays also could shorten the patent protection period during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do and impair our ability to commercialize our products or product candidates.

Risks Related to Regulatory Matters

Some of Pernix’s specialty pharmaceutical products are now being marketed without FDA approvals.

Even though the FDCA requires pre-marketing approval of all new drugs, as a matter of history and regulatory policy, the FDA has historically refrained from taking enforcement action against some marketed, unapproved new drugs. Specifically, some marketed prescription and nonprescription drugs are not the subject of an approved marketing application because they are thought to be identical, related, or similar to historically-marketed products, which were thought not to require pre-market review and approval, or which were approved only on the basis of safety, at the time they entered the marketplace. Many such drugs are marketed under FDA enforcement policies established in connection with the FDA’s Drug Efficacy Study Implementation, or DESI, program, which was established to determine the effectiveness of drug products approved before 1962. Prior to 1962, the FDCA required proof of safety but not efficacy for new drugs. Drugs that were not subject to applications approved between 1938 and 1962 were not subject to DESI review. For a period of time, the FDA permitted these drugs to remain on the market without approval. In 1984, the FDA created a program, known as the Prescription Drug Wrap-Up, also known as DESI II, to address these remaining unapproved drugs. Most of these drugs contain active pharmaceutical ingredients that were first marketed prior to 1938. The FDA asserts that all drugs subject to the Prescription Drug Wrap-Up are on the market illegally and are subject to FDA enforcement discretion because all prescription drugs must be the subject of an approved drug application. There are several narrow exceptions. For example, both the original statutory language of the FDCA and the amendments enacted in 1962 include provisions exempting specified drugs from the new drug requirements. The 1938 clause exempts drugs that were on the market prior to the passage of the FDCA in 1938 and that contain the same representations concerning the conditions of use as they did prior to passage of the FDCA. The 1962 amendments exempt, in specified circumstances, drugs that have the same composition and labeling as they had prior to the passage of the 1962 amendments. The FDA and the courts have interpreted these two exceptions very narrowly. The FDA has adopted a risk-based enforcement policy concerning these unapproved drugs. While all such drugs are considered to require FDA approval, FDA enforcement against such products as unapproved new drugs prioritizes products that pose potential safety risks, lack evidence of effectiveness, prevent patients from seeking effective therapies or are marketed fraudulently. In addition, the FDA has indicated that approval of an NDA for one drug within a class of drugs marketed without FDA approval may also trigger agency enforcement of the new drug requirements against all other drugs within that class that have not been so approved.

Some of Pernix’s specialty pharmaceutical products are marketed in the United States without an FDA-approved marketing application because they have been considered by Pernix to be identical, related or similar to products that have existed in the market without an NDA or ANDA. Pernix’s gross sales of these unapproved products was approximately $32.0 million, or 84.1% of gross sales, for the year ended December 31, 2009, and $24.5 million, or 93% of gross sales, for the year ended December 31, 2008.  These products are marketed subject to the FDA’s regulatory discretion and enforcement policies, and it is possible that the FDA could disagree with Pernix’s determination that one or more of these products is identical, related or similar to products that have existed in the marketplace without an NDA or ANDA. If the FDA were to disagree with Pernix’s determination, it could ask or require the removal of Pernix’s unapproved products from the market, which would significantly reduce Pernix’s gross sales.

In addition, if the FDA issues an approved NDA for one of the drug products within the class of drugs that includes one or more of Pernix’s unapproved products or completes the efficacy review for that drug product, it may require Pernix to also file an NDA or ANDA application for its unapproved products in that class of drugs in order to continue marketing them in the United States. While the FDA generally provides sponsors with a one-year grace period during which time they are permitted to continue selling the unapproved drug, it is not statutorily required to do so and could ask or require that the unapproved products be removed from the market immediately. In addition, the time it takes Pernix to complete the necessary clinical trials and submit an NDA or ANDA to the FDA may exceed any applicable grace period, which would result in an interruption of sales of such unapproved products. If the FDA asks or requires that the unapproved products be removed from the market, Pernix’s financial condition and results of operations would be materially and adversely affected.

If we are not able to obtain required regulatory approvals, we will not be able to commercialize our product candidates, and our ability to generate increased revenue will be materially impaired.

Our product candidates and the activities associated with their development and commercialization, including their testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by the FDA, the DEA and other regulatory agencies in the United States and by comparable authorities in other countries. Failure to obtain regulatory approval for a product candidate will prevent us from commercializing the product candidate. We have not received approval from the FDA or demonstrated our ability to obtain regulatory approval for any drugs that we have developed or are developing. We have no significant experience in filing and prosecuting the applications necessary to gain regulatory approvals and expect to rely on third party contract research organizations to assist us in this process. Securing FDA approval requires the submission of extensive preclinical and clinical data and supporting information to the FDA for each therapeutic indication to establish the product candidate’s safety and efficacy. Securing FDA approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the FDA. Our future products may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining regulatory approval or prevent or limit commercial use.

The process of obtaining regulatory approvals is expensive, often takes many years, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved and the nature of the disease or condition to be treated. Changes in regulatory approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application. The FDA has substantial discretion in the approval process and may refuse to accept any application or may decide that our data is insufficient for approval and require additional preclinical, clinical or other studies. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent regulatory approval of a product candidate. Any regulatory approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable.

Pernix’s lack of experience in obtaining FDA approvals could delay, limit or prevent such approvals for its product candidates.

Pernix has no significant experience in preparing and submitting the applications necessary to gain FDA approvals and expects to rely on third-party contract research organizations to assist it in this process. Pernix acquired the rights to most of its currently marketed products and product candidates through licensing transactions. Pernix has not received approval from the FDA for any of its products or demonstrated its ability to obtain regulatory approval for any drugs that it has developed or is developing. Pernix’s limited experience in this regard could delay or limit approval of its product candidates if it is unable to effectively manage the applicable regulatory process with either the FDA or foreign regulatory authorities. In addition, significant errors or ineffective management of the regulatory process could prevent approval of a product candidate, especially given the substantial discretion that the FDA and foreign regulatory authorities have in this process.

If we are unable to obtain adequate reimbursement and pricing from governments or third party payors for our products, our revenue and prospects for profitability will suffer.

Our level of revenue depends, and will continue to depend, heavily upon the availability of adequate reimbursement for the use of our products from governmental and other third party payors in the United States. Reimbursement by a third party payor may depend upon a number of factors, including the third party payor’s determination that use of a product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

Obtaining reimbursement approval for a product from a government or other third party payor is a time consuming and costly process that could require us to provide supporting scientific, clinical and cost-effectiveness data for the use of our products to the payor. We may not be able to provide data sufficient to gain acceptance with respect to reimbursement. Even when a payor determines that a product is eligible for reimbursement, the payor may impose coverage limitations that preclude payment for some uses that are approved by the FDA or comparable authorities. In addition, there is a risk that full reimbursement may not be available for high priced products. Moreover, eligibility for coverage does not imply that any product will be reimbursed in all cases or at a rate that allows us to make a profit or even cover our costs. Interim payments for new products, if applicable, may also not be sufficient to cover our costs and may not be made permanent.

We expect recent changes in the Medicare program and increasing emphasis on managed care to continue to put pressure on pharmaceutical product pricing. In 2003, the U.S. government enacted legislation providing a partial prescription drug benefit for Medicare recipients, which became effective in January 2006. However, to obtain payments under this program, we are required to sell products to Medicare recipients through drug procurement organizations operating pursuant to this legislation. These organizations negotiate prices for our products, which are generally lower than those we might otherwise obtain. Federal, state and local governments in the United States continue to consider legislation to limit the growth of healthcare costs, including the cost of prescription drugs. Future legislation could limit payments for our products and the product candidates that we are developing.

Any product for which we obtain marketing approval could be subject to restrictions or withdrawal from the market and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our products, when and if any of them are approved.

Any product for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data, recordkeeping, labeling, advertising and promotional activities for such product, will be subject to continual requirements of and review by the FDA and comparable regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration requirements, cGMP requirements relating to quality control, quality assurance and corresponding maintenance of records and documents, requirements regarding the distribution of samples to physicians and recordkeeping. Even if regulatory approval of a product is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. Later discovery of previously unknown problems with our products, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in actions such as:

•	withdrawal of the products from the market;

•	restrictions on the marketing or distribution of such products;

•	restrictions on the manufacturers or manufacturing processes;

•	warning letters;

•	refusal to approve pending applications or supplements to approved applications that we submit;

•	recalls;

•	fines;

•	suspension or withdrawal of regulatory approvals;

•	refusal to permit the import or export of our products;

•	product seizure; or

•	injunctions or the imposition of civil or criminal penalties.

Our relationships with customers and payors are subject to applicable fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputation harm, and diminished profits and future earnings.

Healthcare providers, physicians and others play a primary role in the recommendation and prescription of our products. Our arrangements with third party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our products. Applicable federal and state healthcare laws and regulations, include, but are not limited to, the following:

•
The federal healthcare anti-kickback statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal healthcare programs such as Medicare and Medicaid.

•
The Ethics in Patient Referrals Act, commonly referred to as the Stark Law, and its corresponding regulations, prohibit physicians from referring patients for designated health services reimbursed under the Medicare and Medicaid programs to entities with which the physicians or their immediate family members have a financial relationship or an ownership interest, subject to narrow regulatory exceptions.

•
The federal False Claims Act imposes criminal and civil penalties, including civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease, or conceal an obligation to pay money to the federal government.

•
The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information.

•
The federal false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services.

•
Analogous state laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third party payors, including private insurers, and some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government.

Efforts to ensure that our business arrangements with third parties comply with applicable healthcare laws and regulations could be costly. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our past or present operations, including activities conducted by our sales team or agents, are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from third party payor programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. If any of the physicians or other providers or entities with whom we do business are found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Many aspects of these laws have not been definitively interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of subjective interpretations, which increases the risk of potential violations. In addition, these laws and their interpretations are subject to change. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and damage our reputation.

Recently enacted legislation may make it more difficult and costly for us to obtain regulatory approval of our product candidates and to produce, market and distribute our existing products.

The Food and Drug Administration Amendments Act of 2007, or the FDAAA, grants a variety of new powers to the FDA, many of which are aimed at improving drug safety and assuring the safety of drug products after approval. Under the FDAAA, companies that violate the new law are subject to substantial civil monetary penalties. The new requirements and other changes that the FDAAA imposes may make it more difficult, and likely more costly, to obtain approval of new pharmaceutical products and to produce, market and distribute existing products.

Future legislation or regulatory changes to, or consolidation in, the healthcare system may affect our ability to sell our products profitably.

There have been, and we expect there will continue to be, a number of legislative and regulatory proposals to change the healthcare system, and some could involve changes that could significantly affect our business. While we cannot predict what, if any, legislative or regulatory proposals will be adopted, the announcement or adoption of such proposals could prevent our entry into new markets or cause a reduction in sales or in the selling price of our products, which would materially affect our business.

We may be subject to investigations or other inquiries concerning our compliance with reporting obligations under federal healthcare program pharmaceutical pricing requirements.

Under federal healthcare programs, some state governments and private payors investigate and have filed civil actions against numerous pharmaceutical companies alleging that the reporting of prices for pharmaceutical products has resulted in false and overstated average wholesale price, which in turn may be alleged to have improperly inflated the reimbursements paid by Medicare, private insurers, state Medicaid programs, medical plans and others to healthcare providers who prescribed and administered those products or pharmacies that dispensed those products. These same payors may allege that companies do not properly report their “best prices” to the state under the Medicaid program. Suppliers of outpatient pharmaceuticals to the Medicaid program are also subject to price rebate agreements. Failure to comply with these price rebate agreements may lead to federal or state investigations, criminal or civil liability, exclusion from federal healthcare programs, contractual damages, and otherwise harm our reputation, business and prospects.

Risks Related to Employee Matters and Managing Growth

If we fail to attract and retain key personnel, or to retain our executive management team, we may be unable to successfully develop or commercialize our products.

Our success depends in part on our continued ability to attract, retain and motivate highly qualified managerial personnel. We are highly dependent upon our executive management team. The loss of the services of any one or more of the members of our executive management team or other key personnel could delay or prevent the successful completion of some of our development and commercialization objectives.

Recruiting and retaining qualified sales and marketing personnel is critical to our success. We may not be able to attract and retain these personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

We may encounter difficulties in managing our growth, which could disrupt our operations.

To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, and continue to recruit and train additional qualified personnel. Due to our limited financial resources and the inexperience of our management team in managing a company during a period of such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.

Our management will be required to devote substantial time to comply with public company regulations.

As a public company, we expect to incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and NYSE Amex, imposes various requirements on public companies, including with respect to corporate governance practices. Most of our management and other personnel do not have experience complying with the requirements applicable to public companies and will need to devote a substantial amount of time to these requirements. Moreover, these rules and regulations will increase legal and financial compliance costs and will make some activities more time-consuming and costly.

In addition, the Sarbanes-Oxley Act requires, among other things, that our management maintain adequate disclosure controls and procedures and internal control over financial reporting. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and, as applicable, our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our compliance with Section 404 will require us to incur substantial accounting and related expenses and expend significant management efforts. We may need to hire additional accounting and financial staff to satisfy the ongoing requirements of Section 404. Because the nature of the combined company’s business will be significantly different and more complex than the business conducted by GTA, we expect compliance costs for the combined company will be greater than for GTA. Moreover, if we are not able to comply with the requirements of Section 404, or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, our financial reporting could be unreliable and misinformation could be disseminated to the public.

Any failure to develop or maintain effective internal control over financial reporting or difficulties encountered in implementing or improving our internal control over financial reporting could harm our operating results and prevent us from meeting our reporting obligations. Ineffective internal controls also could cause our stockholders and potential investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our common stock. In addition, investors relying upon this misinformation could make an uninformed investment decision, and we could be subject to sanctions or investigations by the SEC, NYSE Amex or other regulatory authorities, or to stockholder class action securities litigation.

Risks Related to Our Acquisition Strategy

Our strategy of obtaining, through product acquisitions and in-licenses, rights to products and product candidates for our development pipeline and to proprietary drug delivery and formulation technologies for our life cycle management of current products may not be successful.

Part of our business strategy is to acquire rights to pharmaceutical products, pharmaceutical product candidates in the late stages of development and proprietary drug delivery and formulation technologies. Because we do not have discovery and research capabilities, the growth of our business will depend in significant part on our ability to acquire or in-license additional products, product candidates or proprietary drug delivery and formulation technologies that we believe have significant commercial potential and are consistent with our commercial objectives. However, we may be unable to license or acquire suitable products, product candidates or technologies from third parties for a number of reasons.

The licensing and acquisition of pharmaceutical products, product candidates and related technologies is a competitive area, and a number of more established companies are also pursuing strategies to license or acquire products, product candidates and drug delivery and formulation technologies, which may mean fewer suitable acquisition opportunities for us, as well as higher acquisition prices. Many of our competitors have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities.

Other factors that may prevent us from licensing or otherwise acquiring suitable products, product candidates or technologies include:

•	We may be unable to license or acquire the relevant products, product candidates or technologies on terms that would allow us to make an appropriate return on investment;

•	Companies that perceive us as a competitor may be unwilling to license or sell their product rights or technologies to us;

•	We may be unable to identify suitable products, product candidates or technologies within our areas of expertise; and

•	We may have inadequate cash resources or may be unable to obtain financing to acquire rights to suitable products, product candidates or technologies from third parties.

If we are unable to successfully identify and acquire rights to products, product candidates and proprietary drug delivery and formulation technologies and successfully integrate them into our operations, we may not be able to increase our revenues in future periods, which could result in significant harm to our financial condition, results of operations and prospects.

If we fail to successfully manage any acquisitions, our ability to develop our product candidates and expand our product pipeline may be harmed.

Our failure to adequately address the financial, operational or legal risks of any acquisitions or in-license arrangements could harm our business. Financial aspects of these transactions that could alter our financial position, reported operating results or stock price include:

•	use of cash resources;

•	higher than anticipated acquisition costs and expenses;

•	potentially dilutive issuances of equity securities;

•	the incurrence of debt and contingent liabilities, impairment losses or restructuring charges;

•
large write-offs and difficulties in assessing the relative percentages of in-process research and development expense that can be immediately written off as compared to the amount that must be amortized over the appropriate life of the asset; and

•	amortization expenses related to other intangible assets.

Operational risks that could harm our existing operations or prevent realization of anticipated benefits from these transactions include:

•	challenges associated with managing an increasingly diversified business;

•	disruption of our ongoing business;

•	difficulty and expense in assimilating the operations, products, technology, information systems or personnel of the acquired company;

•	diversion of management’s time and attention from other business concerns;

•	inability to maintain uniform standards, controls, procedures and policies;

•	the assumption of known and unknown liabilities of the acquired company, including intellectual property claims; and

•	subsequent loss of key personnel.

If we are unable to successfully manage our acquisitions, our ability to develop and commercialize new products and continue to expand our product pipeline may be limited.

We  may not realize the benefits we expect  from the Merger.

The integration of the GTA and Pernix businesses has some risk and may disrupt our business. We will need to overcome significant challenges and will face many risks in order to realize any benefits from the Merger. These challenges and risks include:

•	the potential disruption of our ongoing business and distraction of management;

•	the potential strain on our financial and managerial controls and reporting systems and procedures;

•	unanticipated expenses and potential delays related to integration of the operations, technology and other resources of the two companies;

•	the impairment of relationships with employees, suppliers and customers as a result of any integration of new management personnel;

•	greater than anticipated costs and expenses related to integration; and

•	potential unknown or currently unquantifiable liabilities associated with the Merger and the combined operations.

We may not succeed in addressing these risks or any other problems encountered in connection with the Merger. The inability to successfully integrate the operations, technology and personnel of GTA and Pernix, or any significant delay in achieving integration, could have a material adverse effect on us and, as a result, on the market price of our common stock.

ITEM 2. FINANCIAL INFORMATION

PERNIX’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Pernix’s financial condition and results of operations together with financial statements and accompanying notes included in this Form 8-K. In addition to historical information, the following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Pernix’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many important factors, including, but not limited to, those set forth in “Item 1A – Risk Factors” of Item 2.01 of this Form 8-K.

Overview

Pernix Therapeutics, Inc. is a growing and profitable specialty pharmaceutical company focused on developing and commercializing branded pharmaceutical products to meet unmet medical needs primarily in pediatrics. Our goal is to build a broad portfolio of products through a combination of internal development, acquisition and in-licensing activities, and to utilize our sales force to promote our products in our target markets.

We utilize unique formulations and drug delivery technologies for existing drug compounds to improve patient care by increasing patient compliance and reducing adverse side effects relative to existing therapies. Additionally, we focus our product development strategy on placing solid intellectual property around our products to protect our investment. We have acquired substantially all of the intellectual property associated with our products through license agreements and acquisitions.

Since our inception in 1999, we have assembled a product portfolio that currently includes six marketed product lines consisting of 14 products. Our ALDEX product line currently includes ALDEX AN, ALDEX CT, ALDEX D and ALDEX DM, which are oral antihistamine/decongestant/antitussive (cough suppressant) combinations indicated for the treatment of allergies and symptoms of the common cold. PEDIATEX TD is also an oral antihistamine/decongestant combination indicated for the treatment of respiratory allergies. Z-COF 8DM is an oral decongestant/expectorant/ cough suppressant indicated for the treatment of allergies and symptoms of the common cold. The BROVEX line currently includes BROVEX PEB, BROVEX PEB DM, BROVEX PSB, BROVEX PSB DM, BROVEX PSE and BROVEX PSE DM, which are oral antihistamine/decongestant/antitussive (cough suppressant) combinations indicated for the treatment of allergies and symptoms of the common cold. In February 2009, we introduced our first medical food product, REZYST IM. REZYST IM is a chewable tablet probiotic indicated to replace active cultures that are destroyed by diet and antibiotics and to reduce symptoms associated with irritable bowel syndrome and various gastrointestinal issues. Our second medical food product, QUINZYME, was launched in July 2009. QUINZYME is a 90 mg ubiquinone smooth dissolve tablet for patients with depleted ubiquinone levels and for patients on statin therapy. In addition to our own product portfolio, we have entered into co-promotion agreements with various parties to market certain of their products in return for commissions or percentages of revenue on the sales we generate. As of March 9, 2010, we marketed three products under co-promotion agreements. To date, these co-promotion agreements have not contributed to a material part of our net sales but may in the future.

Some of our products are marketed without an FDA-approved marketing application because we consider them to be identical, related or similar to products that have existed in the market without an FDA-approved marketing application, and which were thought not to require pre-market approval, or which were approved only on the basis of safety, at the time they entered the marketplace, subject to FDA enforcement policies established with the FDA’s Drug Efficacy Study Implementation, or DESI, program. For a more complete discussion regarding FDA drug approval requirements, please see Item 1A-“Risks Factors-Some of Pernix’s specialty pharmaceutical products are now being marketed without FDA approvals” of Item 2.01 of this Form 8-K.

Our sales force, which consists of 32 full-time sales representatives and 2 regional sales directors as of March  9, 2010, promotes our products in approximately 30 states in the U.S. Our sales force is supported by six senior managers and six administrative staff. Our sales management team consists of pharmaceutical industry veterans experienced in management, business development, and sales and marketing, and has an average of nine years of sales management experience.

For the fiscal years ended December 31, 2009 and 2008, our net sales were approximately $27,930,000 and $20,656,000 and our income before incomes taxes and non-controlling interest was approximately $9,238,000 and $7,610,000, respectively. Our net cash provided by operating activities for the years ended December 31, 2009 and 2008 were approximately $9,943,000 and  $8,208,000,  respectively.

On January 8, 2010, Pernix entered into an asset purchase agreement with Sciele Pharma, Inc. to acquire substantially all of Sciele Pharma’s assets and rights relating to CEDAX, a prescription antibiotic used to treat mild to moderate infections of the throat, ear and respiratory tract, for an aggregate purchase price of $6.1 million. The acquisition is expected to close during the first quarter of 2010.  For additional information on our acquisition of CEDAX, see Note 18 to Pernix’s Combined and Consolidated Financial Statements for the years ended December 31, 2009 and 2008 contained in Item 9.01 of this Form 8-K.

Effective March 9, 2010, pursuant to an Agreement and Plan of Merger dated October 6, 2009 by and among Pernix, the Registrant and Transitory Subsidiary, Pernix merged with and into Transitory Subsidiary, with Transitory Subsidiary surviving the merger, and became a wholly-owned subsidiary of the Registrant.  The acquisition of Pernix is treated as a reverse acquisition for accounting purposes, and the business of Pernix became the business of the Registrant as a result thereof.  As a result of the Merger, the Registrant’s name was changed to Pernix Therapeutics Holdings, Inc.  Trading of the combined companies’ common stock commenced on the NYSE Amex under the symbol “PTX” on March 10, 2010.  For additional information on the Merger, see the section titled “Overview” in this Item 2.01 above.

Financial Operations Overview

The discussion in this section describes our income statement categories.  For a discussion of our results of operations, see “Results of Operations” below.

Net Sales

Pernix’s net sales consist of net product sales and collaboration revenue from co-promotion and other revenue sharing agreements. Pernix recognizes product sales net of estimated allowances for product returns, discounts and Medicaid rebates. The primary factors that determine Pernix’s net product sales are the level of demand for Pernix’s products, unit sales prices and the amount of sales adjustments that Pernix recognizes. In addition to our own product portfolio, we have entered into co-promotion agreements and other revenue sharing arrangements  with various parties to market certain of their products in return for commissions or percentages of revenue on the sales we generate or on the sales they generate on generic products based on our brand products. As of March 9, 2010, we marketed three products under co-promotion agreements. To date, these co-promotion agreements have not contributed to a material part of our net sales but may in the future.  Since Pernix’s inception in 1999, approximately 99% of Pernix’s net sales have been from product sales.

The following table sets forth a summary of Pernix’s net sales for the years ended December 31, 2009 and 2008 (all amounts in thousands).

	Year Ended December 31,
	2009	2008
Gross Product Sales
ALDEX Family	$18,390	$17,642
PEDIATEX Family	5,699	1,466
BROVEX Family	5,796	—
Z-COF Family	7,756	7,429
REZYST Family	285	—
QUINZYME	55	—
Collaboration Revenue	292	—
Gross Sales	$38,273	$26,537
Adjustments	229	(226)
Discounts	(2,938)	(1,879)
Allowance for Returns	(2,810)	(1,985)
Medicaid Rebate Expense	(4,824)	(1,791)
Net Sales Revenues	$27,930	$20,656

Cost of Sales

Pernix’s cost of sales is primarily comprised of the costs of manufacturing and distributing Pernix’s pharmaceutical products and samples. In particular, cost of sales includes third-party manufacturing and distribution costs and the cost of active pharmaceutical ingredients. Pernix partners with third parties to manufacture all of its products and product candidates.

In July 2009, we entered into an agreement with Protoform pursuant to which we deposited $300,000 with Protoform during the six months ended December 31, 2009 related to the renovation of a manufacturing facility.  In consideration of these deposits, Pernix will receive certain discounts and credits on Pernix branded products manufactured by Protoform. Additionally, Protoform agreed to pay Pernix 10% of its gross profits for the period beginning on the two-year anniversary of the manufacturing facility becoming operational, and ending on July 15, 2016.

Most of our manufacturing arrangements are not subject to long-term agreements and generally may be terminated by either party without penalty at any time. Changes in the price of raw materials and manufacturing costs could adversely affect Pernix’s gross margins on the sale of its products. Changes in Pernix’s mix of products sold also affect its cost of sales.

Selling Expenses

Pernix’s selling expenses consist of salaries, commission and incentive expenses for our sales force; all overhead costs of our sales force; and freight, advertising and promotion costs. The most significant component of Pernix’s sales and marketing expenses is salaries, commissions and incentive expenses for our sales force. Sales commissions are based on when our customers sell Pernix products to retail customers not when we sell Pernix products to our customers. Therefore, there may be a lag between the time of Pernix’s sale to its customer and when the commission is ultimately earned on that sale.

Pernix expects that its sales and marketing expenses will increase as it expands its sales and marketing infrastructure to support additional products.

Royalty Expenses

Royalty expenses include the contractual amounts Pernix is required to pay the licensors from which it has acquired the rights to certain of its marketed products. Although product mix affects Pernix’s royalties, Pernix expects that its royalty expenses will increase as total net sales increase. For a description of Pernix’s license and co-promotion agreements, see “Item 1-“Description of  Business” contained above and the Notes captioned “Intangible Assets, ” “Collaborations,” and “Commitments and Contingencies” to Pernix’s Combined and Consolidated Financial Statements for the years ended December 31, 2009 and 2008, respectively.

General and Administrative Expenses

General and administrative expenses primarily include salaries and benefits of management and administrative personnel; professional fees; consulting fees; management and administrative personnel overhead expenses; and insurance.   Pernix expects that its general and administrative expenses will increase significantly due to the public company costs including, but not limited to, accounting and legal professional fees, exchange listing fees, Public Company Accounting Oversight Board fees, and printing and reporting fees.

Research and Development Expenses

Research and development expenses consist of costs incurred in identifying, developing and testing products and product candidates. Pernix either expenses research and development costs as incurred or will pay manufacturers a prepaid research and development fee. Pernix believes that significant investment in research and development is important to its competitive position and plans to increase its expenditures for research and development to realize the potential of the product candidates that it is developing or may develop.

Other Income and Expenses

Depreciation Expense

Depreciation expense is recognized for Pernix’s property and equipment, which it depreciates over the estimated useful lives of the assets using the straight-line method.

Income Taxes

Pernix elected to be taxed as an S Corporation effective January 1, 2002. As such, taxable earnings and losses after that date were included in the personal income tax returns of the Company’s stockholders. Accordingly, Pernix was subject to certain “built-in” gains tax for the difference between the fair value and tax reporting bases of assets at the date of conversion to an S Corporation, if the assets were sold (and a gain was recognized) within ten years following the date of conversion. Pernix’s exposure to built-in gains was limited. Effective January 1, 2010, Pernix made an election to be taxed as a corporation.  As a result of this election, income taxes are accounted for using the asset and liability method pursuant to Accounting Standards Codification (“ASC”) Topic 740-Income Taxes. Deferred taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to the difference between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the enactment date. Pernix will recognize future tax benefits to the extent that realization of such benefits is more likely than not.

Macoven is a limited liability company wholly owned by Pernix as of December 31, 2008 which was subsequently deconsolidated as of July 2009.  Macoven was disregarded for federal tax purposes and its activities are reported as part of Pernix’s income tax returns until July 13, 2009.  See Note 1- “Organization and Merger” to Pernix’s Combined and Consolidated Financial Statements for the years ended December 31, 2009 and 2008.

Gaine is taxed as a corporation for income tax purposes. Accordingly, income taxes for this subsidiary are accounted for using the asset and liability method pursuant to Accounting Standards Codification (“ASC”) Topic 740-Income Taxes. Deferred taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to the difference between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes future tax benefits to the extent that realization of such benefits is more likely than not. Deferred income taxes were not material as of December 31, 2009 and 2008.

Non-controlling interest

The non-controlling interest represents the 50% outside ownership of Gaine. See Note 1- “Organization and Merger” to Pernix’s Combined and Consolidated Financial Statements for the years ended December 31, 2009 and 2008.

Critical Accounting Estimates

Management’s discussion and analysis of Pernix’s financial condition and results of operations are based on Pernix’s combined and consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of Pernix’s combined and consolidated financial statements requires Pernix’s management to make estimates and assumptions that affect Pernix’s reported assets and liabilities, revenues and expenses and other financial information. Reported results could differ significantly under different estimates and assumptions. In addition, Pernix’s reported financial condition and results of operations could vary due to a change in the application of a particular accounting standard.

Pernix regards an accounting estimate or assumption underlying its financial statements as a “critical accounting estimate” where:

•
the nature of the estimate or assumption is material due to the level of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change; and

•	the impact of the estimates and assumptions on its financial condition or operating performance is material.

Pernix’s significant accounting policies are described in the notes to Pernix’s combined and consolidated financial statements appearing elsewhere in this Form 8-K. Not all of these significant accounting policies, however, fit the definition of “critical accounting estimates.” Pernix believes that its estimates relating to revenue recognition, inventory and accrued expenses described below fit the definition of “critical accounting estimates.”

Revenue Recognition

Pernix recognizes revenue from its product sales when the goods are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed and determinable. Pernix sells its products primarily to pharmaceutical wholesalers, distributors and pharmacies, which have the right to return the products they purchase, as described below. Pernix recognizes product sales net of estimated allowances for discounts, product returns and Medicaid rebates.

Consistent with industry practice, Pernix offers customers the ability to return products in the six months prior to, and the 12 months after, the products expire. Pernix adjusts its estimate of product returns if it becomes aware of other factors that it believes could significantly impact its expected returns. These factors include its estimate of inventory levels of its products in the distribution channel, the shelf life of the product shipped, competitive issues such as new product entrants and other known changes in sales trends.

Segment Reporting

The Company is engaged solely in the business of marketing and selling prescription pharmaceutical products. Accordingly, the Company’s business is classified in a single reportable segment, the sale and marketing of prescription products. Prescription products include a variety of branded pharmaceuticals primarily in pediatrics.

Allowances for Returns, Discounts and Rebates

Pernix’s estimates of product rebates and discounts are based on its estimated mix of sales to various third-party payors, which are entitled either contractually or statutorily to discounts from Pernix’s listed prices of its products. Pernix makes these judgments based upon the facts and circumstances known to it in accordance with generally accepted accounting principles (United States), or GAAP. In the event that the sales mix to third-party payors is different from its estimates, Pernix may be required to pay higher or lower total rebates than it has estimated.

Sales returns allowances are based on the products’ expiration dates and are generally eighteen months from the date the product was originally sold. Sales returns allowances were approximately $2,810,000, or 7.4% of gross sales, and $1,985,000, or 7.5% of gross sales, for the years ended December 31, 2009 and 2008, respectively.

Medicaid rebates were approximately $4,824,000, or 12.6% of gross sales, and $1,791,000, or 6.8% of gross sales, for the years ended December 31, 2009 and 2008, respectively. The increase in Medicaid rebates as a percentage of gross sales is due in part to an increase in sales of products eligible for Medicaid rebates and the addition of a Medicaid supplemental rebate beginning in the third quarter of 2009.  Medicaid rebates are based on sales and, therefore, fluctuate as sales fluctuate.

Discounts taken were approximately $2,938,000, or 7.7% of gross sales, and $1,879,000, or 7.1% of gross sales, for the years ended December 31, 2009 and 2008, respectively.  Discounts are applied pursuant to the contracts negotiated with certain vendors and are primarily based on sales.

	Sales Returns	Rebates	Discounts
		(In Thousands)
Balance at December 31, 2007	$1,922,000	$616,000	$354,000
Current provision	1,985,000	1,791,000	1,879,000
Payments and credits	(1,521,000)	(1,669,000)	(1,524,000)
Balance at December 31, 2008	2,386,000	738,000	709,000
Current provision	2,810,000	4,824,000	2,938,000
Payments and credits	(1,221,000)	(3,261,000)	(3,127,000)
Balance at December 31, 2009	$3,975,000	$2,301,000	$647,000

Accrued Personnel and Other Expenses

As part of the process of preparing its combined and consolidated financial statements, Pernix is required to estimate certain expenses. This process involves identifying services that have been performed on its behalf and estimating the level of service performed and the associated cost incurred for such service as of each balance sheet date in its combined and consolidated financial statements. Examples of estimated expenses for which Pernix accrues include professional fees, payroll, sales commissions and other sales benefits that will be redeemed in the future. Pernix also accrues for certain non-expense disbursements such as dividends.

Inventory

Inventory consists of finished goods which include pharmaceutical products ready for commercial sale or distribution as samples. Inventory is stated at the actual cost per bottle determined under the specific identification method. Pernix’s estimate of the net realizable value of its inventories is subject to judgment and estimation. The actual net realizable value of its inventories could vary significantly from its estimates and could have a material effect on its financial condition and results of operations in any reporting period. An allowance for slow-moving or obsolete inventory, or declines in the value of inventory is determined based on management’s assessments. The inventory reserve includes provisions for inventory that may become damaged in shipping or in distribution to the customer. As of December 31, 2009 and 2008, Pernix had approximately $1,082,000 and $1,521,000 in inventory, respectively, for which no reserve was deemed necessary.

Results of Operations

Comparison of the Years Ended December 31, 2009 and 2008

Net Sales

Net sales were approximately $27,930,000 and $20,656,000 for the years ended December 31, 2009 and 2008, respectively, an increase of approximately $7,274,000, or 35.2%. This increase is primarily due to sales of new products, including our BROVEX product line, PEDIATEX TD, and REZYST, and increases in unit prices and the expansion of Pernix’s sales force in additional territories.

Cost of Sales

Cost of sales was approximately $5,437,000 and $4,873,000 for the years ended December 31, 2009 and 2008, respectively, an increase of approximately 11.6%.  The cost of product samples included in cost of product sales was approximately $1,251,000 and $975,000 for the years ended December 31, 2009 and 2008, respectively, an increase of approximately $276,000, or  28.3%, which was primarily due to the addition of the BROVEX product line and our expansion into new sales territories. Cost of sales in the years ended December 31, 2009 and 2008 consisted primarily of the expenses associated with manufacturing and distributing Pernix’s products. The increase in cost of sales and gross margin year-over-year is primarily the result of the $7.3 million increase in net sales.

Selling Expenses

Selling expenses were approximately $4,743,000 and $4,341,000 for the years ended December 31, 2009 and 2008, respectively, an increase of approximately $402,000, or 9.3%.  Sales salaries, commissions and incentives represented approximately $3,909,000, or 82.4%, and $3,697,000, or 85.2%, of total selling expenses for the years ended December 31, 2009 and 2008, respectively. The increase in sales salaries, commissions and incentives of approximately $213,000, or 5.8%, is primarily the result of increased commissions paid as a result of increased net sales; however, the increase in commissions did not increase proportionately with the increase in sales due to a change in our commission policy. Other selling expenses, including freight, advertising, promotional items, cell phone, operating and office supplies, vehicle expenses, travel and entertainment, and other miscellaneous overhead expenses of our sales force, were approximately $833,000 and $644,000 for the years ended December 31, 2009 and 2008, respectively. This increase of approximately $189,000, or 29.4%, was primarily due to increases in (i) sales report expenses of approximately $98,000, (ii) freight of approximately $50,000, (iii) training expenses of approximately $47,000, (iv) program management fee expenses of approximately $25,000, (v) advertising expenses of approximately $16,000 and (vi) other selling expenses  including travel, entertainment, telephone, supplies and postage expenses of approximately $15,000 offset by decreases of approximately $36,000 in sales promotion expense and $26,000 in auto expense.

Royalty Expenses

Royalty expenses were approximately $1,224,000 for the year ended December 31, 2009.  Pernix did not incur royalty expenses in the year ended December 31, 2008. Royalty expenses are related to obligations under license and co-promotional agreements Pernix entered into in 2009. For a description of Pernix’s license and co-promotion agreements, see Item 1–“Description of the Business”  above and Note 14 “Commitments and Contingencies” to Pernix’s Combined and Consolidated Financial Statements for the years ended December 31, 2009 and 2008, respectively.

General and Administrative Expenses

General and administrative expenses were approximately $6,388,000 and $3,709,000 for the years ended in December 31, 2009 and 2008, respectively, an increase of approximately $2,679,000, or 72.2%.  Management and administrative salaries and bonuses represented approximately $2,062,000, or 32.3%, and $1,481,000, or 39.9%, of the total general and administrative expenses for the years ended December 31, 2009 and 2008, respectively. The increase of approximately $581,000, or  39.2%, was primarily due to the hiring of an executive vice president of operations in January 2009 and a vice president of supply chain management in October 2009 and an increase of approximately $276,000 in bonuses paid in 2009.  Other general and administrative costs were $4,326,000 and $2,228,000 for the years ended December 31, 2009 and 2008, respectively, an increase of approximately $2,098,000, or 94.2%. This increase was primarily due to increases of approximately (i) $681,000 in stock compensation expense related to a stock transaction in January 2009 between one outside stockholder and certain officers of Pernix at a discount to fair value, (ii) $870,000 in professional fees primarily related to the Merger, (iii) $201,000 in consulting fees primarily related to the termination of a long-term consulting arrangement, (iv) $92,000 in management travel expenses due to increased efforts to expand Pernix’s product offerings and territories, (v) $75,000 in printing and packaging costs, (vi) $24,000 in office and operating supplies,  (vii) $126,000 in personnel related costs such as payroll taxes, health and life insurance, workers compensation insurance, 401k employer contributions and other personnel related expenses, and  a net increase of approximately $28,000 in other general and administrative expenses including property insurance, rent, utilities, telephone, taxes and licenses and other miscellaneous expenses.

Research and Development Expense

Research and development expenses were approximately $712,000 and $167,000, respectively, for the years ended December 31, 2009 and 2008. The increase in research and development expenses is primarily the result of increased development costs paid to outside manufacturers.

Other Income and Expenses

Gain on Disposal. Pernix sold certain equipment and a warehouse facility located in Houma, Louisiana, during the year ended December 31, 2008 that resulted in a gain on disposal of approximately $68,000.

Depreciation and Amortization Expense. Depreciation expenses were approximately $32,000 and $43,000 for the years ended December 31, 2009 and 2008, respectively. The decrease of approximately $11,000, or $25.6%, is due to the distribution of the office and warehouse facilities in Magnolia, Texas and Gonzales, Louisiana to Pernix’s stockholders in the third quarter of 2009. Each stockholder of Pernix contributed his or her interests in these two properties to a limited liability company wholly-owned by the stockholders of Pernix (in proportion to their respective ownership interests in Pernix) that, in turn, leased both properties back to Pernix. The term of each lease is month to month and may be terminated by either party without penalty. As of December 31, 2009, Pernix pays rent of $2,500 and $1,500 per month for the Texas and Louisiana facilities, respectively, which Pernix believes approximates market rates.

Amortization expense was approximately $179,000 and $112,000 for the years ended December 31, 2009 and 2008.  The increase of approximately $67,000, or 59.8%, is due to the amortization under certain agreements that were entered in to in 2009. For a description of Pernix’s license and other agreements, see Item 1–“Description of the Business” above and Note 14 “Commitments and Contingencies” to Pernix’s Combined and Consolidated Financial Statements for the years ended December 31, 2009 and 2008, respectively.

Interest Income.  Interest income was approximately $20,000 and $22,000 for the years ended December 31, 2009 and 2008, respectively.  Interest expense was approximately $14,000 for the year ended December 31, 2008 and we had no interest expense during the year ended December 31, 2009.  Pernix had two loans that were paid in full during the year ended December 31, 2008, for which interest expense was incurred.

Other Income. Other miscellaneous income was approximately $2,000 and $296,000 for the years ended December 31, 2009 and 2008, respectively. The other income in 2008 was primarily the result of a gain on the settlement of certain accounts payable.

Liquidity and Capital Resources

Sources of Liquidity

Pernix’s net income was approximately $9,340,000 and $7,452,000 for the years ended December 31, 2009 and 2008, respectively. As an S-corporation for the years ended December 31, 2009 and 2008, Pernix generally did not pay federal income taxes. Instead, Pernix’s income and losses were generally included in the taxable income of its stockholders, who reported the income and losses on their individual income tax returns and paid the appropriate tax individually. As a result, Pernix’s net income before non-controlling interest and net income attributable to controlling interest line items in Pernix’s combined and consolidated statements of operations for the financial periods reflected in this Form 8-K do not reflect the taxes on Pernix’s income paid by its stockholders. Effective January 1, 2010, Pernix revoked its S-corporation election, and began to pay income taxes at prevailing federal and state corporate income tax rates.

Pernix requires cash to meet its operating expenses and for capital expenditures, acquisitions, and in-licenses of rights to products. To date, Pernix has funded its operations primarily from product sales and co-promotion agreement revenues. As of December 31, 2009, Pernix had approximately $4,874,000 in cash and cash equivalents.  As of March 9, 2010, after giving effect to the Merger between Pernix and GTA, the combined company had approximately $14.3 million in cash and cash equivalents.

Cash Flows

The following table provides information regarding Pernix’s cash flows for the years ended December 31, 2009 and 2008.

	Years Ended December 31,
	2009	2008
Cash provided by (used in)
Operating activities	$9,943,000	$8,208,000
Investing activities	(733,000)	(245,000)
Financing activities	(9,506,000)	(3,911,000)
Net increase (decrease) in cash and cash equivalents	$(296,000)	$4,052,000

Net Cash Provided By Operating Activities

Net cash provided by operating activities for the year ended December 31, 2009 was approximately $9,943,000 which primarily reflected Pernix’s net income of approximately $9,199,000, adjusted by non-cash expenses totaling $1,541,000 and changes in accounts receivable, inventories, accrued expenses and other operating assets and liabilities. Non-cash items included amortization and depreciation of approximately $211,000, stock compensation expense of approximately $681,000 and provision for returns of approximately $860,000. Accounts receivable increased approximately $1,651,000 from December 31, 2008, primarily due to increased product sales during 2009. Inventories decreased approximately $579,000 from December 31, 2008, primarily due to changes in product mix. Prepaid expenses and other assets increased by approximately $2,093,000 primarily due to the prepaid contract with Macoven under which we paid Macoven a one-time development fee of $1,500,000.  For a description of our agreement with Macoven, see Item 1-“Description of the Business” above.

Accrued expenses increased approximately $1,768,000 from December 31, 2008, primarily due to increases in accrued sales allowances, discounts and Medicaid rebates. Accounts payable increased approximately $389,000 due to inventory orders based on customer demand.

Net cash provided by operating activities for the year ended December 31, 2008 was approximately $8,208,000 which primarily reflected Pernix’s net income of approximately $7,497,000, adjusted by non-cash expenses totaling approximately $433,000 and changes in accounts receivable, inventories, accrued expenses and other operating assets and liabilities. Non-cash items included provision for returns of approximately $464,000, impairment of intangibles of approximately $172,000 (related to the discontinuation of Z-COF 12DM), amortization and depreciation of approximately $154,000, gain on the disposition of certain equipment of approximately $68,000, and a gain on the settlement of certain accounts payable owed by Gaine to Kiel of approximately $289,000 in December 2008. Accounts receivable decreased approximately $239,000 primarily due to an increase in estimated discounts. Inventories increased approximately $77,000 from December 31, 2007, primarily due to increased sales in the fourth quarter of 2008. Accounts payable decreased approximately $381,000 primarily due to payables due to Kiel at December 31, 2007 for inventory orders. Accrued expenses increased approximately $1,082,000 from December 31, 2007, primarily due to an increase of approximately $549,000 in accrued commissions, an increase of approximately $339,000 in accrued vendor discounts and an increase of approximately $122,000 in the Medicaid rebate accrual, all of which are driven by the increase in sales, along with an increase of approximately $210,000 in contracts payable from a license agreement that was executed in October 2008.

Net Cash Used in Investing Activities

Net cash used in investing activities for the years ended December 31, 2009 was approximately $732,000. Pernix paid approximately (i) $100,000 to Kiel Laboratories to amend an existing development agreement, (ii) $250,000 pursuant to a non-compete settlement agreement related to the cancellation of a license agreement to market Ubiquinone products offset by a non-cash adjustment of approximately $180,000 for the write-off of unamortized balance under the cancelled agreement,  (iii) $450,000 for the acquisition of Brovex assets including the trade name and related inventory, and (iv) $112,000 for the purchase of certain office equipment .   For a description of the related agreements, see Item 1–“Description of the Business” above and Note 12 - “Intangible Assets” to Pernix’s Combined and Consolidated Financial Statements for the years ended December 31, 2009 and 2008, respectively.

Net cash used in investing activities in the year ended December 31, 2008 was approximately $245,000 which primarily reflected proceeds from the sale of equipment of approximately $206,000 net of payments on construction in progress of approximately $191,000. Additionally, Pernix paid $260,000 for a three-year license to market Ubiquinone products (which Pernix markets under the QUINZYME brand), which was terminated in October 2009 as noted above.

Net Cash Used in Financing Activities

Net cash used in financing activities for the year ended December 31, 2009 was approximately $9,506,000 which included distributions to stockholders of approximately $9,456,000 and approximately $51,000 representing the distribution of Pernix’s 60% interest in Macoven as previously discussed.

Net cash used in financing activities in the year ended December 31, 2008 was approximately $3,911,000 which included payments on long-term debt of approximately $293,000, distributions to stockholders of approximately $2,842,000 and net treasury stock transactions of approximately $776,000.

Funding Requirements

As of December 31, 2009, Pernix had no long-term debt. Pernix’s future capital requirements will depend on many factors, including:

•	the level of product sales of its currently marketed products and any additional products that Pernix may market in the future;

•	the scope, progress, results and costs of development activities for Pernix’s current product candidates;

•	the costs, timing and outcome of regulatory review of Pernix’s product candidates;

•	the number of, and development requirements for, additional product candidates that Pernix pursues;

•	the costs of commercialization activities, including product marketing, sales and distribution;

•	the costs and timing of establishing manufacturing and supply arrangements for clinical and commercial supplies of Pernix’s product candidates and products;

•	the extent to which Pernix acquires or invests in products, businesses and technologies;

•	the extent to which Pernix chooses to establish collaboration, co-promotion, distribution or other similar arrangements for its marketed products and product candidates; and

•	the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending claims related to intellectual property owned by or licensed to Pernix.

To the extent that Pernix’s capital resources are insufficient to meet its future capital requirements, Pernix will need to finance its cash needs through public or private equity offerings, debt financings, corporate collaboration and licensing arrangements or other financing alternatives. Equity or debt financing, or corporate collaboration and licensing arrangements, may not be available on acceptable terms, if at all.

As of December 31, 2009, Pernix had approximately $4,578,000 of cash and cash equivalents on hand.  As of March 9, 2010 after giving effect to the Merger between Pernix and GTA, the combined company had approximately $14.3 of cash and cash equivalents on hand.  Pernix expects to fund the entire $6.1 million purchase price for substantially all of Sciele Pharma’s assets and rights related to CEDAX with the combined company’s existing cash and cash equivalents and revenues from product sales.  Additionally, based on its current operating plans, Pernix believes that the combined company’s existing cash and cash equivalents and revenues from product sales will be sufficient to continue to fund its existing level of operating expenses and capital expenditure requirements for the foreseeable future.

Off-Balance Sheet Arrangements

Since its inception, Pernix has not engaged in any off-balance sheet arrangements, including structured finance, special purpose entities or variable interest entities.

Effects of Inflation

Pernix does not believe that inflation has had a significant impact on its revenues or results of operations since inception.

Recent Accounting Pronouncements

See Note 2 – “Summary of Significant Accounting Policies” to Pernix’s Combined and Consolidated Financial Statements for the years ended December 31, 2009 and 2008.

ITEM 3. PROPERTIES

With respect to Pernix, the information contained in the section of the Registrant’s Definitive Proxy Statement filed with the SEC on February 8, 2010 titled “Information about Pernix- Facilities” is incorporated herein by reference.

With respect to GTA, the information contained in Item 2 of the Registrant’s Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on February 24, 2010 is incorporated herein by reference.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table describes, as of March 9, 2010, the beneficial ownership of our common stock by (a) each of our directors, (b) each of our executive officers, (c) all of our directors and executive officers as a group, and (d) each person known to us to be the beneficial owner of five percent or more of our outstanding common stock. Each person named in the table has sole voting and investment/disposition power with respect to all of the shares of common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Unless otherwise noted, the address of each person in the table is c/o Pernix Therapeutics Holdings, Inc., 33219 Forest West Street, Magnolia, Texas 77354.

	Before Merger and Reverse Split (1)		After Merger and Reverse Split (2)
Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Class	Number of Shares of Common Stock	Percentage of Class

Cooper C. Collins	*	*	9,405,000	38.3%
James E. Smith, Jr.	*	*	5,225,000	21.28%
Anthem Blanchard	*	*	*
Tracy S. Clifford (3)	36,667	*	30,000	*
Jan H. Loeb (4)	884,100	12.02%	462,050	1.88%
Michael C. Pearce (5)	211,668	2.81%	180,000	*
Michael Venters	*	*	*	*
David Waguespack	*	*	2,090,000	8.51%
Elizabeth E. Bonner Deville	*	*	2,090,000	8.51%
Brandon Belanger	*	*	2,090,000	8.51%

Directors and executive officers as a group
(7 persons)	1,132,435	15.48%	15,302,050	62.31%
———————
*	indicates less than 1%

(1)
Based on 7,317,163 common shares outstanding immediately prior to the Merger and reverse stock split. In accordance with the rules of the Securities and Exchange Commission, each person’s percentage interest is calculated by dividing such person’s beneficially owned common shares by the sum of the total number of common shares outstanding plus the number of options which will become exercisable within 60 days of March 9, 2010 according to their respective vesting schedules.

(2)
Beneficial ownership reported under the heading “After Merger and Reverse Split” reflects the change in ownership of our common stock following consummation of the Merger based on the issuance of 20,900,000 additional shares of the Registrant’s common stock to the former stockholders of Pernix, the immediate vesting of all outstanding, unvested options held by our directors and executive officers pursuant to the Merger Agreement, and a one for two reverse stock split.

(3)
Beneficial ownership reported under the heading “Before Merger and Reverse Split” includes options to purchase 36,667 shares of our common stock which have vested and are exercisable as of March 9, 2010, or will become exercisable within 60 days from that date, and excludes 23,333 options which are scheduled to vest as follows: (i) 16,667 options on January 18, 2011; (ii) 3,333 options on February 27, 2011; and (iii) 3,333 options on February 27, 2012.

(4)
Mr. Loeb’s business address is 10451 Mill Run Circle, Owings Mills, Maryland 21117. Mr. Loeb reports that he has sole power to vote or to direct the vote of 806,100 shares, shared power to vote or to direct the vote of 38,000 shares, sole power to dispose or to direct the disposition of 806,100 shares and shared power to dispose or to direct the disposition of 38,000 shares. Beneficial ownership reported under the heading “Before Merger and Reverse Split” includes options to purchase 40,000 shares of our common stock which have vested and are exercisable as of March 9, 2010, or will become exercisable within 60 days from that date, and excludes 40,000 options which are scheduled to vest as follows: (i) 13,334 options on January 23, 2011; (ii) 13,333 options on March 4, 2011; and (iii) 13,333 options on March 4, 2012.

(5)
Beneficial ownership reported under the heading “Before Merger and Reverse Split” includes options to purchase 211,668 shares of our common stock which have vested and are exercisable as of March 9, 2010, or will become exercisable within 60 days from that date, and excludes 148,332 options which are scheduled to vest as follows: (i) 91,666 on December 24, 2010, (ii)28,333 on February 27,2011, and (iii) 28,333 on February 27, 2012.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

Directors and Executive Officers

The  Registrant’s directors and executive officers, their ages and their positions are as follows:

Name	Age	Position

Michael C. Pearce	48	Chairman of the Board
Cooper C. Collins	30	President and Chief Executive Officer, and Director
Jan H. Loeb	51	Director
Anthem Blanchard	29	Director
Jim Smith	57	Director
Tracy S. Clifford	41	Chief Financial Officer, Treasurer and Secretary
Michael Venters	44	Executive Vice President of Operations

In choosing our directors, we have sought persons with the highest personal and professional ethics, integrity and values, who can commit themselves to representing the long-term interests of our stockholders.  Our directors must also have an inquisitive and objective perspective, practical wisdom and mature judgment.  Our directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on our board for an extended period of time.  In addition to these attributes, each of our directors has a strong and unique background and experience which led us to conclude that he should serve as a director of our company.  These qualifications are set forth below each director’s biography.  Additionally, in determining the composition of our board, we consider the director independence and committee requirements of NYSE Amex rules and all legal requirements.

Michael C. Pearce has been a director of the Registrant since September 17, 2007 and served as Chief Executive Officer and President of the Registrant from November 8, 2007 to March 9, 2010. He has been Chairman of the board of directors since December 17, 2007. Mr. Pearce has been a private investor in various companies since 2002, with emphasis in distressed securities of publicly-traded entities. From late 1999 through 2001, he served as Chief Executive Officer of iEntertainment Network. From 1996 to 1998, he served as Senior Vice President of Sales and Marketing of publicly-traded VocalTec Communications, later returning in 1999 in a consulting capacity to its Chairman on matters pertaining to strategic alternatives, business development and mergers and acquisitions. From 1983 to 1996, he was employed in various technology industry management positions, including Senior Vice President of Sales and Marketing at Ventana Communications, a subsidiary of Thomson Corporation, Vice President of Sales at Librex Computer Systems, a subsidiary of Nippon Steel, and National Sales Manager at Hyundai Electronics America. From 1979 to 1983, he attended Southern Methodist University. Mr. Pearce also serves on the boards of directors of AVP, Inc. and Spatializer Audio Laboratories, Inc.

Areas of experience include:

•	Public company management

•	Strategic planning

•	Sales and marketing knowledge and experience

•	Business development

Cooper C. Collins was appointed President and Chief Executive Officer and a director of the Registrant effective upon the closing of the Merger.  Mr. Collins joined Pernix in 2002 and served as President of Pernix since December 2007 and as a director of Pernix since January 2007.  In June 2008, Mr. Collins was appointed Chief Executive Officer. From December 2005 to December 2007, Mr. Collins served as Vice President of Business and Product Development.  From December 2003 to December 2005, Mr. Collins served as Territory Manager of Pernix. Over Mr. Collins’ tenure as an executive with Pernix, he has been responsible for increasing the overall growth, profitability and efficiency of the organization, overseeing product development and acquisitions, and managing the capital structure of Pernix. Before joining Pernix, Mr. Collins was employed by the NFL franchise the New Orleans Saints in their media relations department. Mr. Collins received a Bachelors of Arts from Nicholls State University while on a football scholarship and additionally received a Master’s degree in Business Administration from Nicholls State University.

Areas of experience include:

•	Operational knowledge of our company

•	Sales and marketing knowledge and experience

•	Strategic planning

Jan H. Loeb has been an independent director of the Registrant under the rules of the NYSE Amex since November 17, 2006 and Chairman of the Registrant’s Audit Committee since October 10, 2007. He is the Audit Committee’s financial expert and also served on the Registrant’s Nominating Committee. Mr. Loeb is currently a portfolio manager for Leap Tide Capital Management, Inc., a position he has held since February 2005. From February 2004 through January 2005, Mr. Loeb was a portfolio manager for Chesapeake Partners. From January 2002 through December 2004, Mr. Loeb was a Managing Director of Jefferies & Company, Inc., an investment banking firm based in New York City. From 1994 through 2001, Mr. Loeb was a Managing Director of Dresdner Kleinwort and Wasserstein, Inc., an investment banking firm based in New York City, which was formerly known as Wasserstein Perella & Co., Inc. Mr. Loeb also serves on the board of directors of American Pacific Corporation, a chemical and aerospace corporation, and TAT Technologies, LTD, which provides services and products to the military and commercial aerospace and ground defense industries. He serves on the boards of numerous charitable organizations. Mr. Loeb holds a Bachelor of Business Administration from Bernard M. Baruch College.

Areas of experience include:

•	Finance

•	Public company management

•	Audit Committee experience

Anthem Blanchard has been a director of the Registrant since March 9, 2010 and is currently the CEO and a director of nuMetra, Inc., a software manufacturer enabling network carriers to offer ‘over the top’ IPTV service to consumers via ‘guaranteed’ delivery of broadband across the Internet. Prior to joining the nuMetra team as its CEO in September 2008, Mr. Blanchard served as a key strategic advisor to the company since December 2002. From September 2002 through August 2008, Mr. Blanchard served as one of the founding members of online precious metal retailer and currency provider GoldMoney.com in the role of Director of Strategic Development & Marketing. During his tenure at GoldMoney, Mr. Blanchard identified and served in an advisory role to several entrepreneurial ‘newcomers’ to the precious metal industry, including Robert Kiyosaki’s Rich Dad Precious Metals Expert, and author Michael Maloney of GoldSilver.com and author Trace Mayer, J.D. of RunToGold.com. Mr. Blanchard holds a Bachelor of Arts in Finance & Accounting from Emory University.

Areas of experience include:

•	Emerging company management

•	Business development

•	Finance

James E. (“Jim”) Smith, Jr. served as Chairman of the board of Pernix from June 2008 until the consummation of the Merger and became a director of the Registrant on March 9, 2010. Mr. Smith has also served as the managing partner of Stewart Title of Louisiana since 1987. Prior to joining Stewart Title, Mr. Smith founded Smith Law Firm, where he practiced from 1984 to 1987. Before founding the Smith Law Firm in 1984, Mr. Smith was a staff attorney for the Federal Energy Regulatory Commission of the U.S. Department of Energy from 1978 to 1980. From 1980 to 1983, he was Corporate Counsel for T. Smith & Son, Inc. Mr. Smith received his undergraduate degree from Boston College in 1975. He attended Cambridge University in England where he received an L.L.B. in 1978 and earned an L.L.M. in 1980 from George Washington University. Jim also obtained postgraduate legal training in admiralty law at Tulane University. Jim offers extensive experience in land use and real estate matters. He manages an active real estate practice and directs projects of various sizes and characters. Mr. Smith represents buyers, sellers, and lenders in real estate transactions, including all types of contract and document preparation and numerous real estate financings. He practices before the U.S. District Court for the Eastern District of Louisiana, the U.S. Court of Appeals for the Fifth Circuit, the U.S. Tax Court and the Supreme Court of Louisiana. He is a member of the New Orleans Bar Association, Louisiana State Bar Association (sections on Real Estate, Business, and Corporate Law), American Bar Association (sections on Real Estate, Corporations, Banking and Business Law, and Tax Law), Board of Trustees of the International Association of Gaming Attorneys, and the American Bar Association Committee on Gaming Law. Mr. Smith also serves as a director of various private corporations.

Areas of experience include:

•	Legal

•	Private company management

•	Operational knowledge of our company

Tracy S. Clifford was appointed Chief Financial Officer on January 18, 2008, a position she continues to hold with the Registrant following the Merger. Previously, Ms. Clifford served as the Registrant’s Principal Accounting Officer since February 5, 2007, and as its Corporate Secretary since February 20, 2007. On March 10, 2010, Ms. Clifford was appointed Treasurer.  Ms. Clifford had been GTA’s Controller since September 1999. Before joining GTA, Ms. Clifford served as a Director of Finance (February 1999 to September 1999) and Manager of Accounting and Financial Reporting (May 1995 to February 1999) at United Healthcare of Georgia in Atlanta.

From June 1993 to May 1995, Ms. Clifford served as Manager of Accounting (January 1994 to May 1995) and Senior Accountant (June 1993 to January 1994) at North Broward Hospital District in Fort Lauderdale, Florida. Ms. Clifford began her career at Deloitte & Touche in Miami, Florida, where she was an auditor primarily for clients in the healthcare industry from September 1991 to June 1993. Ms. Clifford holds a Bachelor of Science degree in Accounting from the College of Charleston and a Master’s degree in Business Administration with a concentration in finance from Georgia State University. Ms. Clifford is a member of the South Carolina Association of CPAs and the American Institute of CPAs and serves as an adjunct faculty member in the School of Business and Economics at the College of Charleston.

Michael Venters was appointed as the Registrant’s Executive Vice President of Operations effective upon the closing of the Merger.  He has served as Pernix’s Executive Vice President of Operations since he joined Pernix in January 2009. Mr. Venters was a founding stockholder of Cornerstone BioPharma, Inc. and its affiliate Aristos Pharmaceuticals, Inc. (Cornerstone’s generic division), and, prior to joining Pernix, served as Vice President of Business Development of Aristos Pharmaceuticals. From February 2000 to September 2003,  Mr. Venters served as National Account Manager for DJ Pharma, Inc. which was later purchased by Biovail Pharmaceuticals, Inc.  His pharmaceutical career began in 1993 as a field sales representative at Dura Pharmaceuticals, Inc. He was later promoted to several other sales and marketing positions within Dura. Mr. Venters holds a Bachelors of Arts degree from the University of Kentucky.

ITEM 6. COMPENSATION

With respect to Pernix, the information contained in the sections of the Registrant’s Definitive Proxy Statement filed with the SEC on February 8, 2010, titled “Information about Pernix-Executive Compensation” and “Information about Pernix-Director Compensation” are incorporated herein by reference.

Compensation Committee Interlocks and Insider Participation.

Prior to the Merger, Pernix did not have a compensation committee.  During fiscal year 2009, all deliberations and decisions concerning executive officer compensation were made by Pernix’s board of directors, including Cooper Collins, Pernix’s President and Chief Executive Officer.  None of Pernix’s executive officers served during the last fiscal year on the board of directors or on the compensation committee of another entity, one of whose executive officers served on Pernix’s board of directors.

With respect to GTA, the information contained in Item 11 – “Executive Compensation” of the Registrant’s Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on February 24, 2010 is incorporated herein by reference.

  ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

With respect to Pernix, the information contained in the section of the Registrant’s Definitive Proxy Statement filed with the SEC on February 8, 2010 titled “Information about Pernix-Related Party Transactions” is incorporated herein by reference.

With respect to the GTA, the information contained in Item 13 – “Certain Relationships and Related Party Transactions, and Director Independence” of the Registrant’s Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on February 24, 2010 is incorporated herein reference.

Director Independence

All of the members of the Registrant’s board of directors meet the standards for independence under NYSE AMEX corporate governance standards, other than Messrs. Pearce and Collins.  All of the members of the Registrant’s audit committee meet the standards for independence for audit committee members under the SEC’s and NYSE AMEX rules.

ITEM 8. LEGAL PROCEEDINGS.

With respect to Pernix, the information contained in the section of the Registrant’s Definitive Proxy Statement filed with the SEC on February 8, 2010 titled “Information about Pernix-Legal Proceedings” is incorporated herein reference.

With respect to GTA, the information contained in Item 3 – “Legal Proceedings” of the Registrant’s Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on February 24, 2010 is incorporated herein by reference.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

With  respect to Pernix, the information contained in the section of the Registrant’s Definitive Proxy Statement filed with the SEC on February 8, 2010 titled “Information about Pernix-Market Price and Dividends” is incorporated herein by reference.

With respect to GTA, the information contained in Item 5- “Market for Registrant’s Common Equity, Related Stockholder Maters and Issuer Purchases of Equity Securities” of the Registrant’s Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on February 24, 2010 is incorporated herein by reference.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

Recent Sales of Unregistered Securities by Pernix

On January 1, 2007, Pernix issued 335 shares of $1.00 par value common stock, which included 3 shares of treasury stock for $1,005,000. Also, during the year ended December 31, 2007, Pernix repurchased 275 shares of common stock for $2,750,000 under a stock repurchase plan previously authorized by the board of directors.

On January 1, 2008, Pernix also amended its Articles of Incorporation to reduce the number of authorized shares of its common stock from 1,000 to 300, and reduced the par value of its common stock from $1.00 to no par value. On April 1, 2008, Pernix issued 9 shares of treasury stock for $99,000 to three employees.

Recent Sales of Unregistered Securities by GTA

With respect to the unregistered shares issued in the Merger, the information contained in Item 2.01 – “Overview” of this Form 8-K is incorporated herein by reference.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The following summary description of the material features of the Registrant’s capital stock is qualified in its entirety by reference to the applicable provisions of Maryland law and by the Registrant’s Articles of Incorporation and bylaws.

Authorized and Outstanding Capital Stock. Our authorized capital stock consists of: (i) 10,000,000 shares of preferred stock, $.01 par value per share, of which none are outstanding; and (ii) 90,000,000 shares of common stock, par value $.01 per share, of which 24,558,582 shares are issued and outstanding as of March 9, 2010.

As of March 9, 2010, 360,000 shares of our common stock were subject to options held by our current and former executive officers and directors under our 2007 Stock Option Plan, all of which vested upon the closing of the Merger.

As of March 9, 2010, there were 3,683,787 shares of our capital stock reserved for issuance under our 2009 Stock Incentive Plan. On March 10, 2010, the Registrant awarded 25,000 options and 25,000 shares of restricted stock to each of the members of the Registrant’s board of directors. Except as indicated herein, there are no outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to our capital stock pursuant to which we are or may become obligated to make a cash payment or to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of our capital stock.

Common Stock. The holders of our common stock possess exclusively all voting power and are entitled to one vote per share on all matters voted on by the company’s stockholders, including elections of directors. Our Articles of Incorporation do not provide for cumulative voting for the election of directors. The holders of our common stock are entitled to such dividends as may be declared from time to time by the company’s board of directors from funds available therefor. Upon liquidation, holders of our common stock will be entitled to receive pro rata all of our assets available for distribution to such holders, after payment to holders of preferred stock, if any such payment is required. The holders of our common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to our common stock.

Preferred Stock. Our board of directors is empowered to authorize the issuance, in one or more series, of shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable without stockholder approval. Our board is also authorized to fix the designations, voting, conversion, preference and other relative rights, qualifications and limitations of any such series of preferred stock. No shares of our preferred stock are outstanding as of the date of this Form 8-K.

The board of directors, without stockholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could affect adversely the voting power of the holders of our common stock and, under certain circumstances, discourage an attempt by others to gain control of our company.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services, 480 Washington Blvd., 29th Floor, Jersey City, NY  07310.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 2-418 of the Maryland General Corporation Law (the “MGCL”) empowers us to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of our company, or is or was serving as such with respect to another entity at our request. The MGCL also provides that we may purchase insurance on behalf of any such director, officer, employee or agent.

Our articles of incorporation and bylaws provide for indemnification of our officers and directors to the fullest extent permitted under Section 2-418 of the MGCL. The articles and bylaws also provide that the expenses of officers and directors incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by us as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified by us.

Our articles of incorporation and bylaws limit the liability of our directors and officers for money damages to the company and its stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.   This provision does not limit the ability of the company or its stockholders to obtain other relief, such as an injunction or rescission.

Our articles of incorporation and bylaws also require us to purchase and maintain director and officer insurance.

Insofar as indemnification for liabilities arising out of the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act an will be governed by the final adjudication of such issue.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATE

See Item 9.01 Financial Statements and Exhibits.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Change in GTA’s  Independent Registered Accountants for Fiscal Year 2008. On April 10, 2008, GTA’s board of directors, based on its Audit Committee’s recommendation, dismissed BDO Seidman, LLP (“BDO”) as the company’s independent registered public accountants and approved the engagement of Cherry Bekaert & Holland, L.L.P. to serve as the company’s independent registered public accountants for fiscal year 2008. BDO’s reports on GTA’s financial statements for the years ended December 31, 2007 and 2006 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2007 and 2006 and through the date of dismissal of BDO, there were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to BDO’s satisfaction, would have caused them to make reference to the subject matter in conjunction with their report on the company’s consolidated financial statements for such years; and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K. The company provided BDO with a copy of the foregoing disclosures and requested in writing that BDO furnish the company with a letter addressed to the Securities and Exchange Commission stating whether or not they agree with such disclosures. BDO provided a letter, dated April 15, 2008 stating its agreement with such statements.

Change in Pernix’s Independent Registered Accountant. On October 14, 2009, Pernix’s board of directors unanimously approved the engagement of Cherry Bekaert & Holland, L.L.P. (“CBH”) to audit Pernix’s financial statements in accordance with the auditing and professional practice standards established by the Public Company Accounting Oversight Board (“PCAOB”) which are required as part of the SEC reporting requirements. Prior to this engagement, Pernix’s financial statements were historically audited by BDO Seidman, LLP (“BDO”).

The reports of BDO on Pernix’s financial statements for the fiscal years ended December 31, 2008 and 2007 were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2008 and 2007, respectively, and the period from January 1, 2009 through October 14, 2009, there were no (i) disagreements between Pernix and BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure with respect to Pernix which disagreements, if not resolved to the satisfaction of BDO, would have caused it to make reference to the subject matter of the disagreement in connection with its report, or (ii) except as disclosed in the paragraph below, “reportable events” as described in Item 304(a)(1)(v) of Regulation S-K.

During BDO’s audit of Pernix’s financial statements for the fiscal year ended December 31, 2008, BDO identified material weaknesses in Pernix’s internal control over financial reporting related to Pernix’s need to implement a structured periodic (monthly, quarterly, annual) closing process, including preparing reconciliations of all significant accounts and the lack of segregation of duties in the posting and reconciling of cash. These comments were repeated in Pernix’s communications from CBH. Management is in the process of implementing certain controls to remediate these material weaknesses.

The Registrant has provided BDO with a copy of the above disclosure and requested that BDO furnish the Registrant with a letter addressed to the SEC stating whether or not they agree with such disclosure.  A copy of the letter from BDO to the SEC, dated March 9, 2010 is attached as Exhibit 16.1 to this Form 8-K.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

See Item 9.01 Financial Statements and Exhibits.

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On March 10, 2010, Cooper Collins, President and Chief Executive Officer of the Registrant, delivered a presentation on behalf of the Registrant at the Cowen and Company 30th Annual Health Care Conference.  The presentation was accompanied by slides that included information pertaining to the financial results, results of operations and business strategies of Pernix. The slides used in the presentation are furnished as Exhibit 99.1.

The information in this Item 2.02 of this Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or any proxy statement or report or other document we may file with the SEC, regardless of any general incorporation language in any such filing, except as shall be expressly set forth by specific reference in such filing.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

The information contained in Item 2.01 – “Overview” of this Form 8-K is incorporated herein by reference.

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT

The information contained in Item 2.01 – “Overview” of this Form 8-K and the section of the Registrant’s Definitive Proxy Statement filed with the SEC on February 8, 2010 titled “The Merger” are incorporated herein by reference.

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

The information contained in the sections titled “Overview” and Item 5 of Item 2.01 of this Form 8-K and the section of the Registrant’s Definitive Proxy Statement filed with the SEC on February 8, 2010 titled “Information about Pernix-Related Party Transactions” are incorporated herein by reference.

ITEM 5.03 AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

Effective March 10, 2010, the Registrant’s board of directors unanimously approved two amendments to its bylaws.  The first amendment amended and restated in its entirety Article I, Section 1 of the bylaws, to change the Registrant’s name to “Pernix Therapeutics Holdings, Inc.” and establish the Registrant’s principal office as 33219 Forrest West Drive, Magnolia, Texas 77354, or any other place as the board may from time to time determine. The second amendment amended and restated in its entirety Article III, Section 1, providing that the location of all stockholder meetings shall be any place in the United States as may be stated in the notice of the annual or special meeting.

The foregoing description of amendments to the bylaws in this Item 5.03 is qualified in its entirety by reference to the full text of the bylaws filed as Exhibit 3.2 to this report and incorporated herein by reference.

ITEM 5.06 CHANGE IN SHELL COMPANY STATUS

To the extent the Registrant was at any time deemed to be a shell company, it is no longer a shell company as a result of the Merger.  The information contained in the section titled “Overview” of Item 2.01 of this Form 8-K and the section of the Registrant’s Definitive Proxy Statement filed with the SEC on February 8, 2010 titled “The Merger” are incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial statements of business acquired. Audited financial statements of Pernix Therapeutics, Inc. for the fiscal years ended December 31, 2009 and 2008.

(b)	Pro forma financial information. Combined audited pro forma balance sheet of Pernix Therapeutics, Inc. at December 31, 2009 and Golf Trust of America, Inc. at December 31, 2009.

(d)	Exhibits

Exhibit No.	Description

2.1
Agreement and Plan of Merger By and Among Golf Trust of America, Inc., GTA Acquisition, LLC and Pernix Therapeutics, Inc. dated as of October 6, 2009 (previously filed as Exhibit 10.1 to our Current Report on Form 8-K filed on October 7, 2009, and incorporated herein by reference)

3.1	Articles of Incorporation, as currently in effect

3.2	Bylaws, as currently in effect

10.1	2009 Stock Incentive Plan

10.2	Pharmaceuticals Agreement dated as of July 27, 2009, by and between Pernix Therapeutics, Inc. and Macoven Pharmaceuticals, L.L.C.

10.3	Employment and Non-Compete Agreement, dated December 31, 2008, by and between Pernix Therapeutics, Inc. and Michal Venters

10.4	Employment Non-Compete Agreement, dated Jun 1, 2008, by and between Pernix Therapeutics, Inc. and Cooper Collins

10.5	Form of Merger Partner Stockholder Agreement (previously filed as Exhibit A to Exhibit 10.1 to our Current Report on Form 8-K filed on October 7, 2009, and incorporated herein by reference.

16.1	Letter from BDO Seidman, LLP to the SEC dated March 12, 2010

21.1	Subsidiaries of the Company

23.1	Consent of Cherry, Bekeart & Holland, L.L.P.

99.1	Cowen and Company Healthcare Conference Presentation dated March 10, 2010

UNAUDITED PRO FORMA COMBINED AND CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined and consolidated financial information is designed to show how the merger of GTA and Pernix might have affected historical financial statements if the merger had been completed at an earlier time and was prepared based on the historical financial results reported by GTA and disclosed by Pernix in this Form 8-K.

The unaudited pro forma combined and consolidated balance sheet data assumes that the merger took place on December 31, 2009, and combines GTA’s consolidated balance sheet as of December 31, 2009 with Pernix’s combined and consolidated balance sheet as of December 31, 2009. The unaudited pro forma combined and consolidated statements of operations for the year ended December 31, 2009 give effect to the merger as if it occurred on January 1, 2009. The unaudited pro forma combined and consolidated financial statements give effect to the proposed merger under the acquisition method of accounting.

The unaudited pro forma combined and consolidated financial information, while helpful in illustrating the financial characteristics of the combined and consolidated company under one set of assumptions, does not reflect the benefits of any cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the companies been combined during these periods.

PERNIX THERAPEUTICS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED AND CONSOLIDATED BALANCE SHEETS
(in thousands)

	Historical as of December 31, 2009
	Golf Trust of America, Inc.	Pernix Therapeutics, Inc.	Pro forma Adjustments		Pro forma
ASSETS
Current Assets
Cash and cash equivalents	$6,714	$4,579	$(383)	(e)	$10,910
Note receivable – current	133	—	—		133
Accounts receivable	—	3,836	—		3,836
Inventories	—	1,082	—		1,082
Prepaids and other current assets	28	1,984	—		2,012
Deferred tax asset - current	—	—	2,738	(d)	2,738
Total current assets	6,875	11,481	2,355		20,711
Property & equipment – net	965	139	—		1,104
Intangible assets	—	1,409	—		1,409
Other assets – long-term	—	383	634	(d)	1,017
Note receivable – long-term	120	—	—		120
TOTAL ASSETS	$7,960	$13,412	$2,989		$24,361

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$86	$437	$—		$523
Accrued expenses	62	243	(29)	(e)	276
Accrued allowances	—	6,795	—		6,795
Accrued personnel cost	—	—	—		—
Total current liabilities	148	8,036	(29)		8,155
Total Liabilities	148	8,036	(29)		8,155

Stockholders and Non-Controlling Equity

Common Stock	73	—	172	(a)	245
Additional Paid in Capital	8,982	998	1,957	(a)(d)	11,937
Retained earnings	(1,243)	4,308	889	(a)	3,954
Total Stockholders’ Equity	7,812	5,306	3,018		16,136
Non-controlling equity	—	70	—		70
Total Equity	7,812	5,376	3,018		16,206
TOTAL LIABILITIES & EQUITY	$7,960	$13,412	$2,989		$24,361

See accompanying notes to combined and consolidated financial statements.

PERNIX THERAPEUTICS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Historical Year Ended December 31, 2009
	Golf Trust of America, Inc.	Pernix Therapeutics, Inc.	Pro forma Adjustments		Pro forma
Net Sales	$—	$27,930	$—		$27,930
Costs and expenses:
Cost of product sales	—	5,437	—		5,437
Selling expenses	—	4,742	—		4,742
Royalty expenses	—	1,224	—		1,224
General and administrative	1,562	6,388	(1,064)	(b)	6,886
Research and development expense	—	712	—		712
Impairment loss	80	—	—		80
Depreciation and amortization expense	4	211	(16)	(c)	199
Total costs and expenses	1,646	18,714	(1,080)		19,280
Income (loss) from operation	(1,646)	9,216	1,080		8,650
Other Income:
Interest income, net	96	20	—		116
Other income	—	2	—		2
Other income, net	96	22	—		118
Income (loss) from continuing operations before income tax and non-controlling interest	(1,550)	9,238	1,080		8,768
Less: Provision for taxes	—	39	3,250	(d)	3,289
Net income/(loss) before non-controlling interest	(1,550)	9,199	(2,170)		5,479
Net loss attributable to the non-controlling interests	—	(41)	—		(41)
Net income/(loss) attributable to controlling interest	$(1,550)	$9,240	$(2,170)		$5,520

(Loss)/earnings per share of common stock:
Basic and fully diluted	$(0.21)				$0.22
Weighted average number of shares outstanding:
			(24,558,581)	(a)
Basic and fully diluted	7,317,163		41,800,000	(a)	24,558,581

See accompanying notes to combined and consolidated financial statements.

Basis of Presentation

The statements contained in this section may be deemed to be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Such statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by the words “believe,” “expect, “anticipate,” “intend,” “estimate” and similar expressions. These forward-looking statements are based largely on management’s expectations and are subject to a number of uncertainties. Actual results could differ materially from these forward-looking statements. Neither Golf Trust of America, Inc. nor Pernix Therapeutics, Inc. undertakes any obligation to update publicly or revise any forward-looking statements.

The unaudited combined and consolidated pro forma results of operations for the year ended December 31, 2009  are presented to give effect to the merger of Golf Trust of America, Inc. and Pernix Therapeutics, Inc. as if it had occurred on January 1, 2009. The unaudited combined and consolidated pro forma balance sheet is presented to give effect to the merger of Golf Trust of America, Inc. and Pernix Therapeutics, Inc. as if it had occurred on December 31, 2009. This pro forma information is based on, and should be read in conjunction with, the historical financial statements of Golf Trust of America, Inc. for the year ended December 31, 2009, included in our Annual Report on Form 10-K filed on February 24, 2010, and the historical financial statements of Pernix Therapeutics, Inc. for the year ended December 31, 2009 which are included elsewhere in this document. We have not adjusted the historical financial statements of either entity for any costs recognized during the year that may be considered to be nonrecurring. We have, however, reflected pro forma adjustments for the identifiable incremental merger costs of each entity that are considered to be nonrecurring.

All unaudited interim combined and consolidated financial statements furnished herein reflect all adjustments which are, in the opinion of management, necessary to present a fair statement of the results for the interim periods presented. All such adjustments are of a normal and recurring nature.

The unaudited combined and consolidated pro forma financial statements were prepared using the assumptions described below and in the related notes.

The unaudited combined and consolidated pro forma financial statements are provided for illustrative purposes only. They do not purport to represent what Pernix Therapeutics, Inc.’s combined and consolidated results of operations and financial position would have been had the transaction actually occurred as of the dates indicated, and they do not purport to project Pernix Therapeutics, Inc.’s future combined and consolidated results of operations or financial position.

In December 2007, the FASB issued authoritative guidance that establishes principles and requirements for how an acquirer in a business combination (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, (ii) recognizes and measures goodwill acquired in a business combination or a gain from a bargain purchase, and (iii) determines what information to disclose to enable users of financial statements to evaluate the nature and financial effects of the business combination. In addition, this guidance requires that changes in the amount of acquired tax attributes be included in the Company’s results of operations. This guidance became effective for the Company on January 1, 2009 and will be applied to business combinations that have an acquisition date on or after January 1, 2009.

Unaudited Pro forma Combined and Consolidated Balance Sheets and Results of Operations notes referenced to the Pro forma Financial Statements

(a)
In general terms, pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 6, 2009, by and among Golf Trust of America, Inc. (“GTA”), GTA Acquisition LLC (“Transitory Sub”) and Pernix Therapeutics, Inc. (“Pernix”), Pernix merged (the “Merger”) with and into Transitory Sub, a wholly-owned subsidiary of GTA, with Transitory Sub as the surviving corporation. As a condition to the consummation of the Merger, each share of Pernix common stock was converted into the right to receive 209,000 shares of GTA common stock (representing in the aggregate 20,900,000 shares, after adjusting for the effect of the reverse stock split, of GTA stock issuable to the stockholders of Pernix in connection with the Merger) subject to certain adjustments.

In addition, GTA had 740,000 (370,000 after adjusting for the effect of the reverse stock split) stock options outstanding, of which 293,337 are vested as of December 31, 2009 and 446,663 will be subject to accelerated vesting upon the change of control, at the following exercise prices:

•
Options to purchase an aggregate of 20,000 shares of GTA Common Stock at an exercise price per share of $17.94 issued on February 6, 2000 and which expired on February 6, 2010 (10,000 options at $35.88 after giving effect to the reverse stock split);

•
Options to purchase an aggregate of 20,000 shares of GTA Common Stock at an exercise price per share of $7.85 issued on February 6, 2001 and expiring on February 6, 2011 (10,000 options at $15.70 after giving effect to the reverse stock split);

•
Options to purchase an aggregate of 275,000 shares of GTA Common Stock at an exercise price per share of $2.10 issued on December 24, 2007 and expiring ratably over three years starting on December 24, 2011 (137,500 options at $4.20 after giving effect to the reverse stock split);

•
Options to purchase an aggregate of 50,000 shares of GTA Common Stock at an exercise price per share of $1.90 issued on January 18, 2008 and expiring ratably over three years starting on January 18, 2012 (25,000 options at $3.80 after giving effect to the reverse stock split);

•
Options to purchase an aggregate of 160,000 shares of GTA Common Stock at an exercise price per share of $1.82 issued on January 23, 2008 and expiring ratably over three years starting on January 23, 2012 (80,000 options at $3.64 after giving effect to the reverse stock split;

•
Options to purchase an aggregate of 95,000 shares of GTA Common Stock at an exercise price per share of $1.10 issued on February 27, 2009 and expiring ratably over three years starting on February 27, 2013 (47,500 options at $2.20 after giving effect to the reverse stock split); and

•
Options to purchase an aggregate of 120,000 shares of GTA Common Stock at an exercise price per share of $0.97 issued on March 4, 2009 and expiring ratably over three years starting on March 4, 2013 (60,000 options at $1.94 after giving effect to the reverse stock split).

The options that were outstanding and vested as of 1/1/09 (the pro forma date of the merger transaction for income statement presentation) were anti-dilutive using the treasury stock method because they were not in-the-money as of 12/31/09 based on the average stock price during the year ended December 31, 2009 of $1.21. There were no pro forma adjustments related to the options listed above.

The unrecognized stock option expense as of December 31, 2009 related to the stock options above that is not included as a pro-forma adjustment but that will be included in GTA’s combined and consolidated financial statements subsequent to the closing of the merger transaction as a result of the accelerated vesting of these options is approximately $225,000.

Since the consideration for the Merger is stated in a fixed number of shares of GTA Common Stock the value of the Merger may fluctuate based on the fluctuations of the price of GTA’s Common Stock. The closing prices of GTA’s Common Stock on March 8, 2009, the day prior to the closing date of the merger was $1.35 resulting in an estimated value of this transaction of approximately $9,878,000 based upon the total number of outstanding shares of GTA Common Stock.

This entry records the purchase of GTA and the issuance of GTA Common Stock to Pernix stockholders.

At the conclusion of this transaction an additional 17,241,418 (41,800,000/2 – 7,317,163/2) common shares will have been issued, after consideration of the issuance of 41,800,000 shares and the 1 for 2 reverse stock split, and for the purposes of calculating proforma earnings/(loss) per share it has been assumed that these shares were outstanding as of the beginning of each proforma reporting period.

The retained earnings of GTA is transferred to additional paid in capital of Pernix.

(b)
This adjustment represents the elimination of incremental merger costs and the compensation and benefits of Michael C. Pearce who, pursuant to the merger agreement, will be the chairman of the board of directors of the combined company instead of the chief executive officer offset by an estimated increase in legal and accounting professional fees and rent expense.

(c)
Zinterests, L.L.C. is a Louisana limited liability company formed on June 23, 2009 of which the members are the stockholders of Pernix prior to the merger with GTA. Two pieces of improved real estate, one located in Gonzales Louisana and one located in Magnolia, Texas that both house certain operations of Pernix were transferred from Pernix to Zinterests, L.L.C. with such transfer being recorded on August 13, 2009. Effective August 15, 2009, Pernix entered in to a month to month lease with Zinterests, L.L.C. for each of these properties. The total combined monthly rent of both facilities is $4,000. This entry reverses the depreciation and amortization associated with building and land transferred to Zinterests, L.L.C. and records the rent expense under the leases and the related impact on the net income of Pernix.

(d)
For purposes of determining the estimated income tax expense for adjustments reflected in the unaudited proforma combined and consolidated statement of operations, a combined U.S. Federal and state statutory rate of approximately 36.0% has been used. Deferred tax assets at December 31, 2009 consist primarily of inventory reserves, sales returns and allowances and accrued Medicaid rebates. The effective tax rate of the combined company could be significantly different than the rates assumed for purposes of preparing the unaudited proforma combined and consolidated financial statements for a variety of factors, including post-merger activities. Due to the limitations that will be imposed on the use of GTA’s net operating loss carryforwards the Company only recognized a tax benefit of approximately $756,000 in deferred tax assets resulting from recognition of approximately $2.2 million of its $85 million in net operating loss carryforwards..

(e)
Michael C. Pearce, received the equivalent of six months of salary and benefits, approximately $102,000, upon his termination pursuant to his employment agreement following the Merger. This amount along with his accrued vacation and the $250,000 balance of the broker fee due to Velocity Health are reflected as payments at closing.

.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Stockholders and Board of Directors
Pernix Therapeutics Holdings, Inc.
Magnolia, Texas

We have audited the accompanying combined and consolidated balance sheets of Pernix Therapeutics, Inc.  and Gaine, Inc. (collectively, the “Company”) as of December 31, 2009 and 2008, and the related combined and consolidated statements of income, equity, and cash flows for the years then ended. The Company’s financial statements for the year ended December 31, 1008 include Macoven Pharmaceuticals, LLC.  As discussed in Note 1 to the combined and consolidated financial statements, as of July 13, 2009, Macoven is no longer consolidated in the Company’s financial statements. These combined and consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined and consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined and consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined and consolidated financial statements referred to above present fairly, in all material respects, the combined and consolidated financial position of the Company at December 31, 2009 and 2008, and the results of their combined and consolidated operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 17 to the combined and consolidated financial statements, the Company restated its  2008 financial statements for certain errors in the application of accounting principles.

/s/ Cherry, Bekaert & Holland, L.L.P.

Charlotte, North Carolina
March 5, 2010

PERNIX THERAPEUTICS, INC.
COMBINED AND CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$4,578,476	$4,874,296
Accounts receivable	3,836,279	2,401,023
Inventory, net	1,081,970	1,520,928
Prepaid expenses and other current assets	1,983,797	457,216
Total current assets	11,480,522	9,253,463
Property and equipment, net	139,456	273,323
Other assets:
Intangible assets, net	1,409,337	1,179,379
Other long-term assets	383,333	—
Assets held for sale	—	778,679
Total assets	$13,412,648	$11,484,844

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$436,663	$70,795
Accrued personnel expense	560,657	909,391
Accrued allowances	6,795,542	3,736,826
Other accrued expenses	243,578	326,130
Total current liabilities	8,036,440	5,043,142

EQUITY
Common stock, no par value; 300 and 1,000 shares authorized; 200 shares issued and outstanding at December 31, 2009 and 2008	—	—
Additional paid-in capital	997,979	—
Retained earnings	4,308,491	6,331,210
Total stockholders’ equity – Pernix Therapeutics, Inc.	5,306,470	6,331,210

Non-controlling interest	69,738	110,492

Total equity	5,376,208	6,441,702

Total liabilities and equity	$13,412,648	$11,484,844

See accompanying notes to combined and consolidated financial statements.

PERNIX THERAPEUTICS, INC.
COMBINED AND CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2009	2008
Net sales	$27,930,352	$20,655,807
Costs and expenses:
Cost of product sales	5,436,818	4,873,117
Selling expenses	4,742,605	4,340,655
General and administrative expense	6,388,212	3,709,299
Research and development expense	711,780	166,671
Royalties expense	1,223,825	—
Depreciation and amortization expense	210,785	154,583
Gain on disposal	—	(68,121)
Impairment of intangible assets	—	172,222
Total costs and expenses	18,714,025	13,348,426

Income from operations	9,216,327	7,307,381

Other income (expense)
Interest income, net	19,587	7,134
Other income	2,036	295,550
Total other income, net	21,623	302,684

Income before income taxes and non-controlling interest	9,237,950	7,610,065
Provision for income taxes	39,000	112,593
Net income before non-controlling interest	9,198,950	7,497,472

Net income attributable to non-controlling interest	(40,754)	45,834

Net income attributable to controlling interest	$9,239,704	$7,451,638
See accompanying notes to combined and consolidated financial statements.

PERNIX THERAPEUTICS, INC.
COMBINED AND CONSOLIDATED STATEMENTS OF EQUITY

	Common Stock	Additional Paid-In Capital	Treasury Stock	Retained Earnings	Non- Controlling Interest	Total

Balance at December 31, 2007	$606	1,039,294	$(2,750,000)	$4,085,711	$186,744	$2,562,355

Stock repurchase	—	—	(875,000)	—	—	(875,000)

Reissuance of Treasury Stock	—	—	99,000	—	—	99,000

Distributions	—	—	—	(2,842,125)	—	(2,842,125)

Transfer of ownership in Gaine to Pernix	—	122,086	—	—	(122,086)	—

Retirement of treasury stock	(406)	(1,161,580)	3,526,000	(2,364,014)	—	—

Conversion of $1 par value common stock to $0 par value common stock	(200)	200	—	—	—	—

Net income	—	—	—	7,451,638	45,834	7,497,472

Balance at December 31, 2008	$—	$—	$—	$6,331,210	$110,492	$6,441,702

Distributions to stockholders:

Transfer of land and buildings to affiliate	—	316,979	—	(1,310,000)	—	(993,021)

Deconsolidation of Macoven	—	—	—	(496,823)	—	(496,823

Distributions	—	—	—	(9,455,600)	—	(9,455,600)

Stock compensation expense	—	681,000	—	—	—	681,000

Net income (loss)	—	—	—	9,239,704	(40,754)	9,198,950

Balance at December 31, 2009	$—	$997,979	$—	$4,308,491	$69,738	$5,376,208

See accompanying notes to combined and consolidated financial statements.

PERNIX THERAPEUTICS, INC.
COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2009	2008
Cash flows from operating activities:
Net income	$9,198,950	$7,497,472
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	210,785	154,583
Provision for allowance for returns	859,801	463,612
Impairment of intangibles	—	172,222
Stock compensation expense	681,000	—
Gain on disposition of equipment	—	(68,121)
Gain on extinguishment of accounts payable	—	(289,300)
Changes in operating assets and liabilities:
Accounts receivable	(1,650,858)	(238,731)
Inventory	579,012	76,849
Prepaid expenses and other assets	(1,709,378)	(261,319)
Other assets – long term	(383,333)	—
Accounts payable	389,464	(381,248)
Accrued expenses	1,767,629	1,082,074
Net cash provided by operating activities	9,943,072	8,208,093

Cash flows from investing activities:
Proceeds from sale of equipment	—	206,077
Asset acquisition of BROVEX	(450,000)	—
Purchase of intangible assets	(170,277)	(260,000)
Purchase of equipment and payments for construction in progress	(112,183)	(190,790)
Net cash used in investing activities	(732,460)	(244,713)

Cash flows from financing activities:
Payments on long-term debt	—	(292,580)
Distributions to stockholders	(9,455,600)	(2,842,125)
Deconsolidation of Macoven	(50,832)	—
Purchase of treasury stock	—	(875,000)
Reissuance of treasury stock	—	99,000
Net cash used in financing activities	(9,506,432)	(3,910,705)

Net increase (decrease) in cash and cash equivalents	(295,820)	4,052,675
Cash and cash equivalents, beginning of year	4,874,296	821,621
Cash and cash equivalents, end of year	$4,578,476	$4,874,296
Supplemental Disclosure of Cash Flow Information:
Interest paid during the period	$—	$14,454
Non-cash transactions:
Distribution of property including gain of approximately $317,000 recognized in additional paid-in-capital	1,310,000	—
Deconsolidation of Macoven	445,991	—
Retirement of treasury stock	—	3,526,000
Transfer of ownership in Gaine to Pernix	—	122,086

See accompanying notes to combined and consolidated financial statements.

PERNIX THERAPEUTICS, INC.
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Organization and Merger

Pernix Therapeutics, Inc. (“Pernix” or the “Company”) is a specialty pharmaceutical company focused on developing and commercializing branded pharmaceutical products to meet unmet medical needs primarily in pediatrics. Pernix’s sales force promotes products in approximately 30 states.

On May 29, 2008, the three individual owners of Pernix transferred their 50% ownership interest in Gaine, Inc. (“Gaine”) to Pernix. Gaine is a patent and license holding company located in Gainesville, Georgia. Pernix has exclusive rights to certain products developed through the patents and licenses held by Gaine and Gaine’s single source of income is in the form of royalties paid by Pernix. Pernix considers Gaine a controlled entity and accordingly includes Gaine’s financial statements within Pernix’s consolidated financial statements.

Macoven Pharmaceuticals, LLC (“Macoven”) was organized in November 2008 as a wholly-owned subsidiary of Pernix for the purpose of launching generic drugs, including authorized generic equivalents of Pernix’s branded products. Macoven had no substantial operations in 2008. In January 2009, Pernix transferred a 40% interest in Macoven to certain other individuals. On July 13, 2009, Pernix distributed its remaining 60% interest in Macoven to a limited liability company owned by the stockholders of Pernix (in proportion to their respective ownership interests in Pernix). As of July 13, 2009, Macoven is no longer consolidated because it became owned 60% by the stockholders of Pernix (in proportion to their ownership of Pernix), 20% by Pernix’s Executive Vice President of Operations and 20% by an officer of Macoven.

On October 6, 2009, the Company entered into an Agreement and Plan of Merger with Golf Trust of America, Inc. (“GTA”). At the closing of the merger on March 9, 2010, a wholly owned subsidiary of GTA merged with Pernix and GTA issued 20,900,000 shares of its common stock to the Company’s stockholders, representing approximately 84% of the combined company’s outstanding common stock on a fully diluted basis.  As a result of the Merger, (i) Pernix became a wholly owned subsidiary of GTA, (ii) the President of Pernix was appointed President and Chief Executive Officer of the combined company and (iii) the combined company’s Board was reconstituted, with three Board members selected by Pernix and two directors of GTA retained.

For the year ended December 31, 2009, Pernix made distributions totaling approximately $9.5 million, representing Pernix’s stockholders income tax obligations related to Pernix’s 2009 income.  Effective January 1, 2010, Pernix elected to be taxed as a corporation.

Note 2.	Summary of Significant Accounting Policies

Principles of Consolidation and Combination

The combined and consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of Gaine, a controlled entity and its wholly-owned subsidiary as of December 31, 2008, Macoven. Transactions between and among the Company and its consolidated subsidiary and combined affiliate company are eliminated. In accordance with GAAP, management determined that Macoven should not be consolidated subsequent to July 13, 2009 following Pernix’s distribution of its remaining interest in Macoven to its stockholders.

Under the consolidation method, an affiliated company’s results of operations are reflected within the combined and consolidated statement of operations. Earnings or losses attributable to other stockholders of a consolidated company are recognized as non-controlling interest in the Company’s combined and consolidated statement of operations.

Management’s Estimates and Assumptions

The preparation of combined and consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined and consolidated financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. The Company reviews all significant estimates affecting the combined and consolidated financial statements on a recurring basis and records the effect of any necessary adjustments prior to their issuance. Significant estimates of the Company include: allowance for doubtful accounts receivable, returns on product sales, depreciation, amortization, the accrual for sales commissions and the accrual for Medicaid rebates.

Financial Instruments, Credit Risk Concentrations and Economic Dependency

The financial instruments that potentially subject the Company to concentrations of credit risk are cash, cash equivalents and accounts receivable and notes receivable. The Company’s cash and cash equivalents are maintained with banks with federally insured deposits, and balances may at times exceed federally insured limits.

The Company relies on certain materials used in its development and manufacturing processes, some of which are procured from a single source. Pernix partners with third parties to manufacture all of its products and product candidates. Most of Pernix’s manufacturing agreements are not subject to long-term agreements and generally may be terminated by either party without penalty at any time. Changes in the price of raw materials and manufacturing costs could adversely affect Pernix’s gross margins on the sale of its products. Changes in Pernix’s mix of products sold could also affect its costs of product sales.

Trade accounts receivable are unsecured and are due primarily from wholesalers and distributors that sell to individual pharmacies. The Company continually evaluates the collectibility of accounts receivable and maintains allowances for potential losses when necessary. The Company primarily sells to three major customers. See Note 11.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. The Company maintains cash deposits with banks with federally insured deposits, and balances may at times exceed federally insured limits. As of December 31, 2009 and 2008, the Company had balances of approximately $4,328,000 and $4,624,000, respectively, in excess of federally insured limits.

Property, Equipment and Depreciation

Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the assets using the straight-line method. Generally, the Company assigns the following estimated useful lives to these categories:

Service Life
Buildings	39 years
Machinery and equipment	5-7 years
Furniture and fixtures	5-7 years
Vehicles	5 years
Computer software	3 years

Maintenance and repairs are charged against earnings when incurred. Additions and improvements that extend the economic useful life of the asset are capitalized. The cost and accumulated depreciation of assets sold or retired are removed from the respective accounts, and any resulting gain or loss is reflected in current earnings.

The Company reviews long-lived assets, such as property and equipment, and purchased intangible assets subject to amortization, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. This analysis is highly subjective.  If property and equipment are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair market value.

Assets Held for Sale

In 2008, the Company reclassified its office and warehouse facility in Magnolia, Texas and the related land to “Assets held for sale.” The assets held for sale are being carried at the lower of their carrying amount or fair value less the cost to sell. In 2009, the Company distributed these assets as well as another office and warehouse building to its stockholders. As of December 31, 2009, the Company leases certain of  these assets from an affiliate of the stockholders which, pursuant to GAAP, is not a consolidated entity.

Intangible Assets

Intangible assets, such as patents, product licenses and product rights that are considered to have a definite useful life, are amortized on a straight-line basis over the shorter of their economic or legal useful life which ranges from three to fifteen years.

Accounts Receivable

Accounts receivable result primarily from sales of pharmaceutical products. Credit is extended based on the customer’s financial condition, and generally collateral is not required. The Company ages its accounts receivable using the corresponding sale date of the transaction and considers accounts past due based on terms agreed upon in the transaction, which is generally 30 days. Current earnings are charged with an allowance for doubtful accounts based on experience and evaluation of the individual accounts. Write-offs of doubtful accounts are charged against this allowance once the amount is determined to be uncollectible by management. Recoveries of trade receivables previously written off are recorded when recovered. At December 31, 2009 and 2008, management evaluated the need for an allowance and determined no allowance was necessary.

Product Returns

Consistent with industry practice, the Company offers contractual return rights that allow customers to return products. On average, product returns are approximately eighteen months following purchase. The Company adjusts its estimate of product returns if it becomes aware of other factors that it believes could significantly impact its expected returns. These factors include the shelf life of the product shipped, actual and historical return rates for expired lots, the remaining time to expiration of the product and the forecast of future sales of the product, as well as competitive issues such as new product entrants and other known changes in sales trends. The Company evaluates this reserve on a quarterly basis, assessing each of the factors described above, and adjusts the reserve accordingly. See Note 13.

Revenue Recognition

The Company records revenue from product sales when the goods are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed and determinable. At the time of sale, estimates for a variety of sales deductions, such as sales rebates, discounts and incentives, Medicaid rebates and product returns are recorded. Costs associated with sales revenues are recognized when the related revenues are recognized. Gross product sales are subject to a variety of deductions that are generally estimated and recorded in the same period that the revenues are recognized. The Company records provisions for Medicaid and contract rebates based upon its actual experience ratio of rebates paid and actual prescriptions during prior periods.

	2009	2008
Gross product sales	$38,210,595	$26,310,204
Collaboration revenue	291,569	—
Sales discounts	(2,937,791)	(1,878,787)
Sales returns allowance	(2,809,897)	(1,985,000)
Medicaid rebates	(4,824,124)	(1,790,610)
Net sales	$27,930,352	$20,655,807

Inventories

Inventory is valued at the lower of cost or market, with cost determined by using the specific identification method. An allowance for slow-moving, obsolete, or declines in the value of inventory is determined based on management’s assessments.

Economic Dependency

The Company purchases all of its merchandise inventory from outside manufacturers. For the year ended December 31, 2008, approximately 89%  of the inventory received was from one supplier.  In 2009, the Company expanded its available suppliers.  For the year ended December 31, 2009, approximately 85% of the inventory received was from three primary suppliers, allocated 29%, 22% and 34% among these three suppliers.

Freight
The Company includes freight costs for outgoing shipments in selling expenses.  Outgoing freight costs were approximately $129,000 and $88,000 for the years ended December 31, 2009 and 2008, respectively.

Research and Development Costs

Research and development costs are expensed as incurred in connection with the Company’s internal programs for the development of products. Pernix either expenses research and development costs as incurred or will pay manufacturers a prepaid research and development fee which is amortized. These costs are related to the testing of current products’ durability and packaging. Costs incurred in connection with these programs for the years ended December 31, 2009 and 2008 were approximately $712,000 and $167,000, respectively.

Segment Reporting

The Company is engaged solely in the business of marketing and selling pharmaceutical products. Accordingly, the Company’s business is classified in a single reportable segment, the sale and marketing of prescription products. Prescription products include a variety of branded pharmaceuticals primarily in pediatrics.

Income Taxes

Pernix elected to be taxed as an S Corporation effective January 1, 2002. As such, taxable earnings and losses after that date were included in the personal income tax returns of the Company’s stockholders. Accordingly, Pernix was subject to certain “built-in” gains tax for the difference between the fair value and tax reporting bases of assets at the date of conversion to an S Corporation, if the assets were sold (and a gain was recognized) within ten years following the date of conversion. Pernix’s exposure to built-in gains was limited. Effective January 1, 2010, Pernix made an election to be taxed as a corporation.  As a result of this election, income taxes are accounted for using the asset and liability method pursuant to Accounting Standards Codification (“ASC”) Topic 740-Income Taxes. Deferred taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to the difference between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the enactment date. Pernix will recognize future tax benefits to the extent that realization of such benefits is more likely than not.

Macoven is a limited liability company wholly owned by Pernix as of December 31, 2008. For the fiscal year ended December 31, 2008, Macoven was disregarded for federal tax purposes and its activities are reported as part of Pernix’s income tax returns. Following the distribution by Pernix of its remaining ownership interest in Macoven to its stockholders on July 13, 2009, Macoven was no longer consolidated in the Company’s financial statements.

Gaine is taxed as a corporation for income tax purposes. Accordingly, income taxes for this subsidiary are accounted for using the asset and liability method pursuant to ASC Topic 740, “Accounting for Income Taxes”. Deferred taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to the difference between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes future tax benefits to the extent that realization of such benefits is more likely than not. Deferred income taxes were not material as of December 31, 2009 and 2008.

Treasury Stock

Treasury stock is accounted for using the cost method. When treasury stock is reissued, the value is computed and recorded using a weighted-average basis. All treasury stock was retired in 2008.

Reclassifications

Certain reclassifications have been made to prior year amounts to conform with the current year presentation.

Recent Accounting Pronouncements

Disclosures about Fair Value Measurements

In January 2010, the Financial Accounting Standards Board (FASB) issued ASU No. 2010-06, Improving Disclosures About Fair Value Measurements  (“ASU 2010-06”), which requires new disclosures about recurring or nonrecurring fair value measurements including significant transfers into and out of Level 1 and Level 2 fair value measurements and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair value measurements. ASU 2010-06 is effective for annual reporting periods beginning after December 15, 2009, except for Level 3 reconciliation disclosures which are effective for annual periods beginning after December 15, 2010. We do not expect the adoption of ASU 2010-06 to have a material impact on the Company’s consolidated financial statements.  See Note 3 for more details.

Fair Value Measurements

In August 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-05,  Measuring Liabilities at Fair Value  (“ASU 2009-05”), which amends the guidance for measuring the fair value of liabilities included in FASB ASC Topic 820,  Fair Value Measurements and Disclosure  (“ASC 820”). The update reinforces that fair value of a liability is the price that would be paid to transfer the liability in an orderly transaction between market participants at the measurement date. Additionally, the update clarifies how the price of an identical or similar debt security that is traded or the price of the liability when it is traded as an asset should be considered in estimating the fair value of the issuer’s liability and that the reporting entity must consider its own credit risk in measuring the liability’s fair value. Effective September 30, 2009, the Company adopted the provisions of ASU 2009-05 for all liabilities measured at fair value, which are being applied prospectively. This ASU did not change the Company’s valuation techniques or impact the amounts or classifications recorded in the Company’s combined and consolidated financial statements.

In September 2006, the FASB issued a statement which establishes the authoritative definition of fair value, sets out a framework for measuring fair value, and expands the required disclosures about fair value measurement. The provisions of the statement related to financial assets and liabilities as well as non-financial assets and liabilities carried at fair value on a recurring basis were adopted prospectively on January 1, 2008 and did not have a material impact on the Company’s consolidated financial statements. Effective January 1, 2009, the Company adopted the provisions of this statement for non-financial assets and liabilities measured at fair value on a non-recurring basis, which are being applied prospectively. The adoption of this statement did not have a material impact on the Company’s combined and consolidated financial statements. The relevant disclosures required by ASC 820 are included in Note 3.

The Hierarchy of Generally Accepted Accounting Principles

In June 2009, the FASB issued a statement that establishes the FASB ASC as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. The statement modified the GAAP hierarchy to include only two levels of GAAP: authoritative and nonauthoritative. All guidance contained in the ASC carries an equal level of authority. The provisions of this statement allow for rules and interpretive releases of the SEC under authority of federal securities laws to also serve as sources of authoritative GAAP for SEC registrants. The provisions became effective for Pernix on September 30, 2009. The only impact to the Company’s combined and consolidated financial statements was to revise references to accounting pronouncements from those of the precodification standards to the references used in the codified hierarchy of GAAP.

Consolidation of Variable Interest Entities

In June 2009, the FASB issued a statement which amends certain requirements for interests in a VIE. Among other matters, the statement requires a qualitative rather than a quantitative analysis to determine the primary beneficiary of a VIE; amends the consideration of related party relationships in the determination of the primary beneficiary of a VIE; amends certain guidance for determining whether an entity is a VIE, which may change an entity’s assessment of which entities with which it is involved are VIEs; requires continuous assessments of whether an entity is the primary beneficiary of a VIE; and requires enhanced disclosures about an entity’s involvement with a VIE. The provisions of this statement became effective for Pernix on January 1, 2010, and are being applied retrospectively to all periods presented. The adoption of this statement did not have a material impact on the Company’s combined and consolidated financial statements.

Subsequent Events

In May 2009, the FASB issued a statement which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The provisions of this statement, located within FASB ASC Topic 855,  Subsequent Events  (“ASC 855”), require disclosure of the date through which an entity has evaluated subsequent events, which for Pernix is the date the financial statements were issued. Effective June 30, 2009, the Company adopted the provisions of this new statement, which are being applied prospectively. The adoption of this statement did not have a material impact on the Company’s combined and consolidated financial statements. The relevant disclosures required by this new statement are included in Note 18.

Note 3.	Fair Value Measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy prescribed by the accounting literature contains three levels as follows:

Level 1—	Quoted prices in active markets for identical assets or liabilities.

Level 2—
Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—
Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

In addition, ASC 820 requires the Company to disclose the fair value for financial assets on both a recurring and non-recurring basis.

The carrying value of cash and cash equivalents, accounts receivable, other assets and trade accounts payable approximate fair value due to the short-term nature of these instruments. As of  December 31, 2009 and 2008, the Company had approximately $4,236,000 and  $1,673,000, respectively, invested in an overnight repurchase account which is classified as Level 2.

Note 4.	Asset Acquisition

On June 1, 2009, the Company completed an asset acquisition of all rights to the BROVEX product lines including related trademarks and inventory for $450,000 in cash paid at closing.

The following summarizes the estimated fair values of the acquired assets at the date of acquisition:

Inventories	$211,000
Intangible assets – trade name	239,000
Total	$450,000

Note 5.	Collaborations

The Company often enters into collaborative arrangements to develop and commercialize drug candidates. Collaborative activities might include research and development, marketing and selling (including promotional activities and physician detailing), manufacturing, and distribution. These collaborations often require milestone and royalty or profit share payments, contingent upon the occurrence of certain future events linked to the success of the asset in development, as well as expense reimbursements or payments to the third party. Revenues related to products sold by the Company pursuant to these arrangements are included in net product sales, while other sources of revenue (e.g., royalties and profit share payments) are included in collaboration and other revenue. Operating expenses for costs incurred pursuant to these arrangements are reported in their respective expense line item, net of any payments made to or reimbursements received from our collaboration partners. Each collaboration is unique in nature, and our more significant arrangements are discussed below the following table:

	December 31,
	2009	2008
Net product sales	$27,638,783	$20,655,807
Collaboration and other revenue	291,569	—
Net Sales	$27,930,352	$20,655,807

Macoven Pharmaceuticals, LLC

On July 27, 2009, the Company and Macoven entered into an agreement whereby the Company granted Macoven a non-exclusive license to develop, market and sell generic products based on the Company’s branded products. The initial term of the agreement is 18 months, and is automatically renewable for successive twelve month terms unless terminated by either party. Pursuant to the terms of the agreement, the Company paid Macoven a one-time development fee of $1,500,000. This fee is being amortized over the 18-month term of the agreement. The unamortized balance of the fee of $1,083,333 is included as $1,000,000 in current assets and $83,333 in long-term assets. The Company has the exclusive rights to 100% of the net proceeds from sales of generic equivalents of the Company’s branded products. Additionally, Pernix is entitled to 10% of Macoven’s proceeds from sales of generics that are not based on Pernix products to the extent Macoven retains Pernix to distribute and/or market any such products. In the third quarter of 2009, Macoven launched its first Pernix-based generic product, Pyril DM, an authorized generic based on Pernix’s ALDEX DM product and will pay Pernix approximately $260,000, representing 100% of the net proceeds from sales of this product plus administrative fees for the period July 27, 2009 to December 31, 2009.  This revenue is recorded as collaboration revenue included in net sales.

Co-promotion agreements

The Company seeks to enter into co-promotion agreements to enhance its promotional efforts and sales of its products. The Company may enter into co-promotion agreements whereby it obtains rights to market other parties’ products in return for certain commissions or percentages of revenue on the sales Pernix generates. Alternatively, Pernix may enter into co-promotion agreements with respect to its products that are not aligned with its product focus or when Pernix lacks sufficient sales force representation in a particular geographic area. As of December 31, 2009,  Pernix had entered into three co-promotion agreements to market other parties’ products. To date, these agreements have not contributed to a material part of Pernix’s net sales but may in the future.  The revenue from these agreements is recorded as collaboration revenue included in net sales.

Note 6.	Accounts Receivable

Accounts receivable consist of the following:

	December 31,
	2009	2008
Trade accounts receivable	$3,963,852	$2,496,167
Less allowance for discounts	(127,573)	(95,144)
	$3,836,279	$2,401,023

The Company typically requires customers to remit payments within 30 days. The Company offers wholesale distributors a prompt payment discount as an incentive to remit payment within the first 30 days after the invoice date. This discount is generally between 2% and 7%. Because the Company’s wholesale distributors typically take the prompt payment discount, the Company accrues 100% of the prompt payment discounts, based on the gross amount of each invoice, at the time of the sale, and the Company applies earned discounts at the time of payment. The Company adjusts the accrual periodically to reflect actual experience. Accounts receivable is stated net of estimated discounts. The Company’s management evaluates accounts receivable to determine if a provision for an allowance for doubtful accounts is appropriate. As of December 31, 2009 and 2008, no receivables were outstanding for longer than 90 days. As of December 31, 2009 and 2008, the net amount of accounts receivable was considered collectible and no allowance for doubtful accounts has been recorded.   The Company estimates an allowance for returns on outstanding customer invoices that considers product that was ordered but subsequently returned, primarily due to shipping damage, prior to payment of the invoice.

Note 7.	Inventory

Inventories consist of the following:

	December 31,
	2009	2008
Purchased finished goods	$1,081,970	$1,520,928
Purchased samples	591,880	285,437
	1,673,850	1,806,365
Less allowance for samples inventory	(591,880)	(285,437)
	$1,081,970	$1,520,928

Note 8.	Property, Plant & Equipment

Property and equipment consists of the following:

	December 31,
	2009	2008
Land	$—	$71,078
Buildings	—	179,363
Equipment	182,185	158,503
Furniture and fixtures	24,596	24,596
Computer software and website	88,500	—
	295,281	433,540
Less accumulated depreciation	(155,825)	(160,217)
	$139,456	$273,323

Depreciation expense amounted to approximately $32,000 and $43,000 for the years ended December 31, 2009 and 2008, respectively.

The Company no longer owns any real property. In July 2009, Pernix distributed all of its real property, consisting of a 5,000 square-foot office facility and a 7,200 square-foot warehouse facility in Magnolia, TX and a 1,000 square-foot office facility and a 2,500 square-foot warehouse facility in Gonzales, LA to its stockholders. At the time of the distribution the aggregate estimated value of the two properties was approximately $1,310,000. Each stockholder of Pernix contributed his or her interests in these two properties to a limited liability company wholly-owned by the stockholders of Pernix (in proportion to their respective ownership interests in Pernix) that, in turn, leased both properties back to Pernix. The term of each lease is month to month and may be terminated by either party without penalty.  As of December 31, 2009, Pernix pays rent of $2,500 and $1,500 per month for the Texas and Louisiana facilities, respectively. The Company believes these amounts reflect market rates that are as favorable to Pernix as could be obtained with unrelated third parties, and expects that its current facilities are sufficient to meet its needs into the foreseeable future.

Note 9.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

	December 31,
	2008	2008
Prepaid expenses	$119,123	$16,847
Deposits on inventory	506,596	440,369
Deferred taxes	61,000	—
Due from collaboration arrangements (see Note 5)	297,078	—
Current unamortized research and development fees related to Macoven contract (see Note 5)	1,000,000	—
Total	$1,983,797	$457,216

Note 10.	Employee Compensation and Benefits

The Company participates in a 401(k) plan (the “Plan”), which covers substantially all full-time employees. The Plan provides for the payment of the employee’s vested portion of his/her Plan balance upon termination, retirement, disability, or death. The Plan is funded by employee contributions and discretionary matching contributions determined by management. At the Company’s discretion, it may match up to 100 percent of each employee’s contribution, but not greater than the first 6 percent of the employee’s individual salary. There is a six-month waiting period from date of hire to participate in the Plan. Employees are 100 percent vested in employee and employer contributions. Contribution expense for the years ended December 31, 2009 and 2008 was approximately $226,000 and $167,000, respectively.

Employment Agreements

The Company entered into a three-year employment agreement with its President on June 1, 2008 pursuant to which its President receives an annual base salary of $264,000 (which was subsequently increased to $295,000), and is eligible to receive bonus payments in such amounts as the board of directors may determine. In the event the President terminates this agreement prior to May 31, 2011, or the Company terminates the agreement for cause, the President is required to pay the Company a termination fee equal to 10% of his annual base salary, plus 10% of the aggregate amount of bonus payments received by him under the terms of the agreement. The agreement also provides that the President is entitled to an amount equal to the unpaid portion of his annual base salary, less all required deductions, if his employment is terminated without cause and that he is subject to a non-compete clause for two years following termination of employment.

In December 2008, Pernix entered into an employment agreement with the Vice President of Operations (the “VP”) that continued through December 31, 2009, and automatically renews for one year terms thereafter unless otherwise terminated by either party pursuant to the terms of the agreement. Under the agreement, the VP receives an annual base salary of $200,000 (which was subsequently increased to $208,000 effective January 1, 2010). The agreement also requires the Company to pay the VP a bonus ranging from 50% to 100% of his annual base salary for the 2009 fiscal year. In December 2009, the Company awarded the VP a bonus equal to 100% of his then-annual base salary, of $200,000. The VP is entitled to one year’s base salary, as well as health insurance for one year, if his employment is terminated without cause.

Stock Compensation Expense

The stock compensation of $681,000 is related to a stock transaction in January 2009 at a discount to fair value between one outside stockholder and certain officers of Pernix.

Note 11.	Major Customers

The Company’s customers consist of drug wholesalers, retail drug stores, mass merchandiser and grocery store pharmacies in the United States. The Company primarily sells products directly to drug wholesalers, which in turn, distribute the products to retail drug stores, mass merchandisers and grocery store pharmacies. The following tables list all of the Company’s customers that individually comprise greater than 10% of total gross product sales and their aggregate percentage of the Company’s total gross product sales for the years ended December 31, 2009 and 2008, and all customers that comprise more than 10% of total accounts receivable and such customers’ aggregate percentage of the Company’s total accounts receivable as of the years ended December 31, 2009 and 2008:

Gross Product Sales	For the years ended December 31,
	2009	2008
Cardinal Health, Inc.	37%	36%
McKesson Corporation	32%	33%
Morris & Dickson	13%	14%
Total	82%	83%

Accounts Receivable	As of December 31,
	2009	2008
Cardinal Health, Inc.	17%	36%
McKesson Corporation	62%	33%
Morris & Dickson	10%	14%
Total	89%	83%

Note 12.	Intangible Assets

Intangible assets consist of the following:

		December 31,
	Life	2009	2008
Patent	12 years	$500,000	$500,000
Product licenses and rights – Kiel technology	15 years	700,000	600,000
Product license - Ubiquinone	3 years	—	260,000
Non-compete - Ubiquinone	2 years	250,000	260,000
Trademark rights - Brovex	Infinite	238,758	—
		1,688,758	1,360,000

Accumulated amortization		(279,421)	(180,621)
		$1,409,337	$1,179,379

Patents

Gaine entered into a patent assignment with the original owners of a U.S. patent for an active pharmaceutical ingredient that the Company expects to use in four of its product candidates. Gaine paid $500,000 for the ownership of this patent.

Product Licenses

The Company acquired rights to certain products incorporating a patented drug delivery technology owned by Kiel pursuant to a development agreement dated November 2006. Pursuant to the 2006 development agreement, Kiel agreed to develop certain products using the Kiel technology, including ALDEX AN and PEDIATEX TD, and granted Gaine an exclusive, worldwide license to manufacture and market these products at its expense. Gaine, in turn, licensed these products to Pernix.

The term of this license is 15 years. As consideration for the license and development of these products, Gaine paid Kiel an aggregate fee of $800,000.  During 2008, the Company deemed one of the products covered under the development agreement with Kiel to be unmarketable and accordingly, at December 31, 2008, the Company recognized an impairment loss of approximately $172,000.

In September 2008, the Company acquired a license to market and sell Ubiquinone 58b 90 mg quick dissolve/chewable medical food tablets (“Ubiquinone”), which Pernix has branded as QUINZYME. As consideration for the license, the Company paid a licensing fee of $260,000, $25,000 of which was payable upon execution of the agreement, $25,000 of which was payable on the date the Company’s Ubiquinone products were first shipped from the manufacturer, and thereafter $10,000 per month for 21 months. Additionally, certain minimum royalty payments were required based on the volume of sales by the Company. The initial term of the license was three years. On October 27, 2009, the Company executed a cancellation and settlement agreement related to a license agreement for the Company’s QUINZYME line. Pursuant to the agreement, the Company paid a one-time settlement fee of $250,000. In consideration for this amount, the licensor agreed not to sell, develop or cause to be developed any ubiquinone products (the active ingredient in Pernix’s QUINZYME line) for a period of two years. No further payments will be due under the former agreement.

See Note 4 for discussion regarding the acquisition of the Brovex trademark.

Amortization expense amounts to approximately $179,000 and $112,000 for the years ending December 31, 2009 and 2008, respectively.

Estimated amortization expense related to intangible assets for each of the five succeeding years and thereafter is as follows:

Year ending December 31,	Amount
2010	$219,000
2011	198,000
2012	94,000
2013	94,000
2014	94,000
Thereafter	472,000
$1,171,000

Note 13.	Accrued Allowances

The Company’s customers may return products due to product expiration and product replacement. On average, products are returned approximately 18 months following purchase. Returns allowance is estimated based on historical experience.

Certain vendors have negotiated contracted discounts that are based on sales volumes. These discounts are paid quarterly.

Accrued allowances consist of the following:

	December 31,
	2009	2008
Accrued returns allowance	$3,975,000	$2,385,333
Accrued contracted vendor discounts	519,542	613,914
Accrued Medicaid rebates	2,301,000	737,579
Total	$6,795,542	$3,736,826

Note 14.	Commitments and Contingencies

Licenses and Patents

On January 30, 2009, Pernix and Kiel memorialized their then existing oral licensing arrangement pursuant to which Kiel granted the Company an exclusive license without geographic limitation to use Kiel’s patented drug delivery technology and related intellectual property, or “Kiel technology,” to manufacture and market the ALDEX CT, ALDEX D, ALDEX DM and Z-COF-8DM products in exchange for royalty fees. The agreement may be terminated by either party at any time after January 30, 2011 without cause upon 30 days written notice to the other party.

The patents covering the Kiel technology expire in 2026 and 2027.

For a description of the Company’s other patent and license agreements, see Note 12.

Service Agreements

•
The Company receives data packages on a monthly basis from a third party provider. The Company is obligated to pay for these services in advance on a quarterly basis. Pernix is contracted to pay approximately $16,000 quarterly for these services until the contract expires on February 28, 2011.

•
The Company utilizes a third-party warehousing and order processing service provider that handles receipt and shipping of goods, return processing, product recalls, as well as additional services. In addition to the payment of  weekly fees based on services rendered, Pernix paid the third party a one-time implementation fee of approximately $11,000, which is to be amortized over two years. Additionally, the third-party will be used to service various reporting requirements which has an agreed upon fee of $5,000.

Purchase Commitments

As of December 31, 2009, the Company has open purchase orders, net of deposits, of approximately $1,267,000.

See Note 8 regarding certain leases of the Company.

Uninsured Liabilities

The Company is exposed to various risks of losses related to torts: theft of, damage to, and destruction of assets; errors and omissions; injuries to employees; and natural disasters for which the Company maintains a general liability insurance with limits and deductibles that management believes prudent in light of the exposure of the Company to loss and the cost of the insurance.

Other

The Company is subject to various claims and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such matters will not have a material effect on the financial position or results of operations of the Company.

Note 15.	Income Taxes

The components of income tax expense, relating primarily to the operations of Gaine and state income taxes relating to Pernix, consist of the following:

	Year ending December 31,
	2009	2008
Current:
Federal	$(37,900)	$95,931
State	95,500	16,662
	57,600	112,593
Deferred Provision:
Federal	(16,600)	—
State	(2,000)	—
	(18,600)	—
	$39,000	$112,593

The effective income tax expense differs from that which would be determined by applying statutory income tax rates to the earnings before taxes of Gaine due to the impact of state income taxes and non-deductible expenses.

Deferred tax assets of $18,100 consist of differences in the carrying value of intangible assets for book and tax.

Note 16.	Stockholders’ Equity

On January 1, 2008, Pernix repurchased 140 shares of its common stock for $875,000 under a stock repurchase plan previously authorized by the Board of Directors.

On January 1, 2008, Pernix also amended its Articles of Incorporation to reduce the number of authorized shares of its common stock from 1,000 to 300, and reduced the par value of its common stock from $1.00 to no par value. On April 1, 2008, Pernix issued 9 shares of treasury stock for $99,000 to three employees.

In 2008, the Board declared and paid the following distributions:

•	$1,225 per share declared on February 29, 2008 and paid on May 1, 2008 representing a total distribution of $233,975;

•	$3,650 per share declared and paid on April 3, 2008 representing a total distribution of $1,208,150; and,

•	$7,000 per share declared and paid on December 1, 2008 representing a total distribution of $1,400,000.

In 2008, Pernix retired 409 shares of treasury stock and the cost of the treasury stock amounting to $3,526,000 was allocated to capital stock, additional paid in capital and retained earnings.

In 2009, the Board declared and paid the following distributions:

•	$15,538 per share declared and paid on March 3, 2009 representing a total distribution of $3,107,600;

•	$5,000 per share declared and paid on April 17, 2009 representing a total distribution of $1,000,000; and,

•	$10,000 per share declared and paid on June 22, 2009 representing a total distribution of $2,000,000.

•	$16,740 per share declared on December 2, 2009 and paid on December 7, 2009, representing a total distribution of $3,348,000.

Note 17.	Restatement

Subsequent to the originally issued financial statements, audited by our former auditors, we identified and made the following adjustments and reclassifications in our combined and consolidated financial statements:

•	The combined and consolidated financial statements have been restated to include Gaine. See Note 1.

•	In addition to the inclusion of Gaine, the most significant adjustments and reclassifications are as follows:

•	Correction of an error for improperly recording sales returns and allowances which had a net income impact for the year ended December 31, 2008 of approximately $452,000.

•	Correction of an error to properly record Medicaid rebate payable which had a net income impact for the year ended December 31, 2008 of approximately $34,000.

•	Correction of an error in recording license purchase agreement to intangible assets and accrued expenses of approximately $260,000 for the year ended December 31, 2008.

•	Correction of an error to reclass shareholder advances of approximately $2,842,000 to dividends for the year ended December 31, 2008.

•	Correction of error for certain prepaid expenses that were incorrectly expensed which had a net income impact of approximately $373,000 for the year ended December 31, 2008.

•	Reclassification of Medicaid rebate expense to net sales from operating expenses of approximately $1,791,000 for the year ended December 31, 2008.

•	Reclassification of vendor rebates and discounts to accrued expenses from accounts receivable of approximately $614,000 for the year ended December 31, 2008.

•	Reclassification of sales discounts to sales from cost of sales of approximately $709,000 for the year ended December 31, 2008.

•	Certain other adjustments, reclassifications and eliminating entries which were immaterial individually and in the aggregate.

Combined and Consolidated Balance Sheets

The following table sets forth the combined and consolidated balance sheet for the Company as of the date indicated, showing previously issued amounts and restatement amounts giving effect to the restatement adjustments described above and other immaterial adjustments, reclassifications and eliminations.

	As of December 31, 2008
	Previously Issued	Adjustments	As restated

Balance sheets:

Cash and cash equivalents	$4,874,296	$—	$4,874,296
Accounts receivable, net	1,768,394	632,629	2,401,023
Inventory, net	1,520,928	—	1,520,928
Prepaid expenses and other current assets	232,887	224,330	457,217
Advances to stockholders	2,842,125	(2,842,125)	—
Property and equipment, net	273,323	—	273,323
Intangible assets, net	978,333	201,045	1,179,378
Note receivable	—	—	—
Assets held for sale	778,679	—	778,679

Total assets	$13,268,965	$(1,784,121)	$11,484,844

Accounts payable and accrued expenses	$1,799,921	$3,243,221	$5,043,142
Current and long-term debt	—	—	—
Stockholders equity	11,281,936	(4,950,726)	6,331,210
Noncontrolling interests	187,108	(76,616)	110,492

Total liabilities and stockholders’ equity	$13,268,965	$(1,784,121)	$11,484,844

Combined and Consolidated Statements of Operations

The following table shows the combined and consolidated statement of operations for the fiscal year indicated, showing previously issued amounts and restated amounts giving effect to the restatement adjustments described above and other immaterial adjustments, reclassifications and eliminations.

	Year Ended December 31, 2008
	Previously Issued	Adjustments	As restated
Statements of operations:

Net sales	$22,859,248	$(2,965,280)	$19,893,968
Cost of sales	4,695,060	(675,282)	4,019,778
Operating expenses	10,976,690	(2,409,882)	8,566,808
Other income (expense), net	316,738	(14,055)	302,683
Provision for income taxes	(112,593)	—	(112,593)
Net income attributable to noncontrolling interests	102,780	(56,946)	45,834
Net income attributable to controlling interests	$7,288,863	$162,775	$7,451,638

Note 18.	Subsequent Events

Asset Purchase Agreement Sciele Pharma, Inc.

On January 8, 2010, Pernix entered into an asset purchase agreement with Sciele Pharma, Inc. to acquire substantially all of Sciele Pharma’s assets and rights relating to CEDAX, a prescription antibiotic used to treat mild to moderate infections of the throat, ear and respiratory tract, for an aggregate purchase price of $6.1 million. The closing is subject to a number of customary closing conditions and contingencies, including obtaining all necessary third party consents to Sciele Pharma’s assignment of its rights under certain manufacturing agreements and intellectual property licenses to Pernix. Pernix expects to fund its acquisition of the CEDAX assets using existing cash and cash equivalents and cash flows provided by existing operations. The acquisition is expected to close during the first quarter of 2010.  The Company retained VelocityHealth Securities, Inc. to provide financial advisory and investment bank services to them in connection with the acquisition of CEDAX for a fee of $100,000 of which $50,000 was paid on February 12, 2010.

Merger with Golf Trust of America

Effective March 9, 2010, pursuant to an Agreement and Plan of Merger dated October 6, 2009 (the “Merger Agreement”), by and among Golf Trust of America, Inc. (currently known as Pernix Therapeutics Holdings, Inc.), a Maryland corporation (“Registrant”), GTA Acquisition, LLC, a Louisiana limited liability company (“Transitory Subsidiary”) and Pernix, Pernix merged with and into Transitory Subsidiary, with Transitory Subsidiary surviving the merger, and became a wholly-owned subsidiary of the Registrant (the “Merger”).  The acquisition was treated as a reverse acquisition for accounting purposes, and the business of Pernix became the business of the Registrant as a result thereof.

On March 8, 2010, the Registrant announced that its board of directors unanimously approved a reverse split of its common stock at a ratio of one share for each two shares outstanding immediately prior to the reverse split.  At the closing of the Merger and after giving effect to the reverse split, each outstanding share of Pernix common stock was converted into 104,500 shares of the Registrant’s common stock.  Upon consummation of the Merger, the stockholders of Pernix received an aggregate of 20,900,000 shares of the Registrant’s common stock, representing approximately 84% of the aggregate common stock of the Registrant outstanding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PERNIX THERAPEUTICS HOLDINGS, INC.

Dated: March 15, 2010	By:	/s/ Cooper Collins
Cooper Collins
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1
Agreement and Plan of Merger By and Among Golf Trust of America, Inc., GTA Acquisition, LLC and Pernix Therapeutics, Inc. dated as of October 6, 2009 (previously filed as Exhibit 10.1 to our Current Report on Form 8-K filed on October 7, 2009, and incorporated herein by reference)

3.1	Articles of Incorporation, as currently in effect

3.2	Bylaws, as currently in effect

10.1	2009 Stock Incentive Plan

10.2	Pharmaceuticals Agreement dated as of July 27, 2009, by and between Pernix Therapeutics, Inc. and Macoven Pharmaceuticals, L.L.C.

10.3	Employment and Non-Compete Agreement, dated December 31, 2008, by and between Pernix Therapeutics, Inc. and Michael Venters

10.4	Employment Non-Compete Agreement, dated June 1, 2008, by and between Pernix Therapeutics, Inc. and Cooper Collins

10.5	Form of Merger Partner Stockholder Agreement (previously filed as Exhibit A to Exhibit 10.1 to our Current Report on Form 8-K filed on October 7, 2009, and incorporated herein by reference)

16.1	Letter from BDO Seidman to the SEC, dated March 12, 2010

21.1	Subsidiaries of the Company

23.1	Consent of Cherry, Bekaert & Holland, L.L.P.

99.1	Cowen and Company Healthcare Conference Presentation Slides dated March 10, 2010